As filed with the U.S. Securities and Exchange Commission on February 10, 2023.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________________________________

Atlis Motor Vehicles Inc.

(Exact name of registrant as specified in its charter)

Delaware	3711	81-4380534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	1828 N Higley Rd., Suite 116 Mesa, Arizona 85205 (408) 674-9027
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

	Mark Hanchett Chief Executive Officer 1828 N Higley Rd., Suite 116 Mesa, Arizona 85205 (408) 674-9027
(Name, address, including zip code, and telephone number, including area code, of agent for service)

	Copies to:
Michael J. Blankenship James R. Brown Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, Texas 77002-2925 (713) 651-2600	Jordan Christensen WCAZ Law, PLLC 3825 N. Desert Oasis Cir Mesa, Arizona 85207 (815)751-0367	Barry I. Grossman Sarah E. Williams Matthew Bernstein Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Company may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 10, 2023
PRELIMINARY PROSPECTUS

Atlis Motor Vehicles Inc.

Up to 6,451,613 Units

(each Unit consists of One Share of Class A Common Stock or

One Pre-Funded Warrant to Purchase One Share of Class A Common Stock,

0.65 Series A Warrants to Purchase 0.65 Shares of Class A Common Stock and

0.75 Series B Warrants to Purchase 0.75 Shares of Class A Common Stock)

_____________________________

We are offering on a best-efforts basis up to 6,451,613 units (the “Units”), each unit consisting of (i) one share of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), (ii) 0.65 Series A warrants to purchase 0.65 shares of our Class A common stock (the “Series A Warrants”) and (iii) and 0.75 Series B warrants to purchase 0.75 shares of our Class A common stock (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”).

Each whole Warrant is exercisable at an exercise price of $3.10 per share (100% of the offering price per Unit). The Series A Warrants will be immediately exercisable and will expire five (5) years after the date of issuance. The Series B Warrants will not be exercisable until after the date we effect the Corporate Reorganization (as defined herein) or until after the date Stockholder Approval (as defined herein) is obtained, and will then expire five (5) years after the date of the Corporate Reorganization or Stockholder Approval, as applicable. We are offering each Unit at an assumed public offering price of $3.10 per Unit, which represents the closing price of our Class A common stock on Nasdaq on February 6, 2023. The actual public offering price per Unit will be determined at the time of pricing between us, the Placement Agent (as defined below) and the investors in this offering, and may be at a discount to the current market price of our Class A common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering to each investor of Units that would otherwise result in the investor’s beneficial ownership exceeding 4.99% of our outstanding Class A common stock immediately following the consummation of this offering the opportunity to invest in Units consisting of one pre-funded warrant to purchase one share of Class A common stock (“Pre-Funded Warrant”) (in lieu of one share of Class A common stock), 0.65 Series A Warrants and 0.75 Series B Warrants. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the Class A common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of Class A common stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one share of common stock, minus $0.0001, and the exercise price of each Pre-Funded Warrant will equal $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant purchased (without regard to any limitation on exercise set forth therein), the number of Units including a share of Class A common stock we are offering will be decreased on a one-for-one basis.

The Units will be offered at a fixed price and are expected to be issued in a single closing. There is no minimum number of Units to be sold or minimum aggregate offering proceeds for this offering to close. We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon our receipt of investor funds. Accordingly, neither we nor the Placement Agent has made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of securities offered hereunder.

We are also registering the Class A common stock issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants included in the Units offered hereby. See “Description of Securities” in this prospectus for more information.

Our Class A common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “AMV.” On February 9, 2023, the last reported sales price of our Class A common stock as reported on Nasdaq was $2.82 per share.

The Units have no stand-alone rights and will not be issued or certificated. The shares of Class A common stock and the Warrants can only be purchased together in this offering but the securities contained in the Units will be issued separately. There is no established public trading market for the Units, Pre-Funded Warrants or Warrants and we do not expect markets to develop. Without an active trading market, the liquidity of these securities will be limited.

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Our Company has a dual class structure. Our Class A common stock, which is the stock we are offering by means of this prospectus, has one vote per share and our Class D common stock, $0.0001 par value per share (the “Class D common stock”), has no economic rights and has 10 votes per share. See “Risk Factors – The dual class structure of our common stock has the effect of concentrating voting power with members of our management team, which will limit your ability to influence the outcome of important transactions, including a change in control” and “Risk Factors – We cannot predict the impact our dual class structure may have on our stock price” for more information. For more information on our capital stock, see the section titled “Description of Securities.”

Our Class D common stock is owned solely by our Chief Executive Officer, Mark Hanchett, and our President, Annie Pratt, who own 24,103,676 and 8,821,696 shares of our Class D common stock, respectively, representing approximately 71% and 26% of the voting power of our outstanding capital stock, respectively, for an aggregate of 96% of the voting power of our outstanding capital stock. Upon the closing of this offering, assuming the sale of the maximum number of Units offered hereby, our Chief Executive Officer and President will collectively hold approximately 94% of the voting power of our outstanding capital stock.

As a result of our Chief Executive Officer’s ownership of our Class D common stock, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management – Controlled Company” and “Risk Factors – We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements” for more information.

Our principal executive offices are located at 1828 N Higley Rd., Suite 116, Mesa, Arizona 85205, and our telephone number at that address is (408) 674-9027.

________________________

You should carefully read this prospectus and any prospectus supplement or amendment before you invest. See the section entitled “Risk Factors” beginning on page 14. You also should read the information included throughout this prospectus for information on our business and our financial statements, including information related to our predecessor.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit (including Class A common stock)	Per Unit (including Pre- Funded Warrants)	Total
Public offering price(1)	$	$	$
Placement Agent fees(1)(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

_____________________

(1)	The Placement Agent fees shall equal 7.0% of the gross proceeds of the securities sold by us in this offering.
(2)	The Placement Agent will receive compensation in addition to the Placement Agent fees described above, including warrants to purchase shares of our Class A common stock and reimbursement for out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the Placement Agent, up to $100,000. See “Plan of Distribution” for a description of the compensation payable to the Placement Agent.
(3)	The amount of offering proceeds to us presented in this table assumes no Pre-Funded Warrants are issued in lieu of shares of Class A common stock and does not give effect to any exercise of the Warrants.

We have engaged Maxim Group LLC as our exclusive placement agent (the “Placement Agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the Placement Agent fees set forth in the table above and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” for more information regarding these arrangements.

We anticipate that delivery of the securities against payment therefor will be made on or about            , 2023.

Maxim Group LLC

Prospectus dated , 2023.

________________________

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus or to which we have referred you. We and the Placement Agent have not authorized any person to provide you with additional information or different information. We and the Placement Agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus may only be used where it is legal to offer and sell the securities described herein and only during the effectiveness of the registration statement of which this prospectus forms a part. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC for this offering by us of Class A common stock.

Neither we nor the Placement Agent has authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Placement Agent is making an offer to sell Class A common stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

For investors outside the United States: Neither we nor the Placement Agent has taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Class A common stock and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “AMV,” the “Company,” “Atlis Motor Vehicles,” “Atlis,” “we,” “our” or “us” refer to Atlis Motor Vehicles Inc., a Delaware corporation.

ii

MARKET AND INDUSTRY DATA

Market and industry data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We are responsible for all of the disclosure in this prospectus, and although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

iii

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iv

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

●	“A&R Bylaws” are to the amended and restated bylaws of Atlis Motor Vehicles Inc.;

●	“Board” are to the board of directors of Atlis Motor Vehicles Inc.;

●	“the Company,” “Atlis Motor Vehicles,” “Atlis,” “we,” “our” or “us” are to Atlis Motor Vehicles Inc., a Delaware corporation, either individually or together with its consolidated subsidiaries, as the context requires;

●	“Class A common stock” are to shares of the Company’s Class A common stock, $0.0001 par value per share;

●	“Class D common stock” are to shares of the Company’s Class D common stock, $0.0001 par value per share;

●	“common stock” are to the Company’s Class A common stock and Class D common stock;

●	“DGCL” are to the General Corporation Law of the State of Delaware.

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder;

●	“GAAP” means United States Generally Accepted Accounting Principles;

●	“Nasdaq” are to the Nasdaq Stock Market LLC;

●	“SEC” are to the U.S. Securities and Exchange Commission; and

●	“Securities Act” are to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

v

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. You should read the entire prospectus carefully, including the information under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

Overview

Atlis Motor Vehicles is a vertically integrated, electric vehicle technology company committed to electrifying vehicles and equipment for Work. We define “Work” as industries that contribute to the building, digging, growing, maintaining, moving, hauling, and towing of the goods and services that keep our communities moving forward. We believe that a majority of the electric vehicle solutions have overlooked the Work industry due to limitations of existing electric vehicle battery capabilities. Atlis is purposefully developing products to meet the demands and needs of the Work segment. We also intend to develop an ecosystem of services and adjacent products to support electrification for our intended customer segments.

We believe Atlis technology will be used to power last mile delivery vehicles, pick-up trucks, garbage trucks, cement trucks, vans, RVs, box trucks, light to heavy-duty equipment and more. In addition, our batteries could be used for commercial and residential energy storage devices. At the core of our hardware ecosystem and platform, proprietary battery technology makes the charging of a full-size pickup truck possible in 15-minutes or less. We intend for our modular system platform architecture to be scalable to meet the specific vehicle or equipment application needs of those in construction, mining, and agribusiness field, as well as those with other use cases.

Atlis Motor Vehicles is an early-stage company, primarily engaged in research and development and has not yet scaled production of its products or delivered any products to customers. Of all the products we intend to bring to market, our proprietary battery technology is the furthest along in development and closest to mass production. We are working to deliver battery cells and packs to customers first, while we continue development on the XP Platform, XT Truck, and service offerings. Scaling to reach high-volume production will require significant effort and capital. Additionally, as of the date of this prospectus, we have no actionable plan of operation to commence sales of our products. As such, Atlis will need to build out detailed go-to-market plans as we get closer to customer deliveries and sales.

Production Development Phases

In producing its various products and services, Atlis Motor Vehicles follows a phased development approach comprised of the stages noted below.

Stage 1: “CVT” – Concept Verification and Test. This is the concept verification and test phase of development. Product ideas are evaluated to assess viability and whether or not there is potential to further develop and invest.

Stage 2: “EVT” – Engineering Verification and Test. This is the engineering verification and test phase of development. Validation of the technology within a product is completed.

Stage 3: “DVT” – Design Verification and Test. This is the design verification phase of development. The product has reached a final design phase and engineering and production teams are validating feasibility of the final product.

Stage 4: “PVT” – Production Verification and Test. This is the production validation phase of development. The product design has been finalized, and the production process is developing and undergoing verification before being sold to customers.

Principal Products and Services

The Work industry is composed of use cases like agriculture, mining, construction and utilities. These industries are seeking to transition from internal combustion engine (“ICE”) vehicles to electric vehicles, and they need capable vehicles at a competitive cost. When making the switch to electric vehicles, we believe that individuals and businesses will consider numerous factors, including vehicle capability, charging solutions, service and maintenance costs, insurance, and total cost. In the case of vehicles, our target customers are seeking pickup trucks with a range of up to 500 miles, the ability to haul 20,000 to 35,000 pounds and the ability to charge their electric vehicle in less than 15 minutes. The broader needs of our target customers are presented below. The Company plans to address these needs by developing products across three verticals: our proprietary AMV battery cell and pack technology; a modular and scalable electric powered platform; and an electric pickup truck. We believe that the Atlis vertically integrated electric vehicle technology ecosystem will address many of these concerns with its array of products, services, and unique business model.

1

Our Products

•	AMV Energy 30 pack – We are developing a battery pack technology product. We refer to this battery technology as “AMV Energy.” AMV Energy starts with our “30 pack,” a 30KWh commodity battery pack configuration focused on mobility, equipment, and energy storage and infrastructure applications. The 30 pack will utilize our proprietary battery cell, pack, electronics, and software systems, each of which is currently in development internally. Additionally, the 30 pack will be a highly capable energy storage solution with a wide range of applications. Not only do we expect to utilize the 30 pack in our own products, but we also intend to manufacture and sell the 30 pack as a separate product line to address the growing demand for battery packs from other companies developing electric vehicles. The 30 pack is in the final stages of the DVT phase of development and transitioning to the PVT phase of development. Completion of the 30 pack engineering design and production line is not subject to any currently unknown advances in technology. Competitive manufacturers of vehicle battery packs typically utilize lithium-ion battery cells in either cylindrical or pouch form factor. Our AMV Energy 30 pack’s competitive advantage is our direct cell integration and approach and integration. ATLIS is developing a battery pack system with a completely integrated power management, thermal management, and battery management system. Our AMV Energy Cell is being developed as a purpose-built solution to directly integrate into our AMV Energy 30 pack product. Our efforts are focused on target customers that are looking to deploy packs in 2023. Our ability to deliver these battery packs to customers is entirely dependent on our ability to raise capital.

•	AMV Energy Cell – We are developing battery cells to be used in our battery packs, which we believe will be capable of charging in 15 minutes or less. This is the same amount of time it normally takes to fill an ICE vehicle with fuel. The AMV Energy Cell will utilize an in-house developed NMC-811 chemistry solution, combined with a proprietary mechanical construction in development, to significantly improve thermal management and reduce electrical resistance. The AMV Energy Cell, when implemented utilizing our AMV proprietary battery pack technology and AMV advanced charging station (the “AMV AAC”) solutions, which are currently under development, will be capable of delivering consistent power from 0% to 100% battery pack usable capacity, while charging from 0% to 100% usable capacity in 15 minutes. We have completed proof of concept testing and demonstrated this capability in publicly available videos published through social media channels. The AMV Energy Cell is currently in the PVT phase of development. This is the last stage of development before customer deliveries begin. The AMV Energy Cell is currently being produced in low volumes at our facility in Mesa, AZ and is not dependent on any currently unknown advances in technology. As of November 2022, Atlis is producing the AMV Energy Cell in a mass production pilot program with a daily production target of 30 cells per day. AMV Energy Cells will be used in the 30 pack as well as for testing and validation by potential 30 pack and AMV Energy Cell customers. Production of the AMV Energy Cell will scale as 30 pack, AMV XP, and AMV XT enter production. To ensure we are capable of scaling production output, ATLIS will need to continue to make investments in capital expenses, additional facilities, and team growth for the coming years. Atlis is currently finalizing negotiations in an RFP with Scannell Properties for a 190,000 square foot facility located in Mesa, Arizona. We anticipate that this facility will be available in the first quarter of 2023, which will provide Atlis with an opportunity to complete any tenant improvement activity in order to stand up manufacturing operations by the third quarter of 2023. Additionally, Atlis has earmarked capital investment to ramp cell production over the course of 2023 and fund battery pack assembly equipment. As part of this effort, ATLIS may make significant investments in equipment through 2023, 2024, 2025, and for the foreseeable future. ATLIS plans to continue securing MOUs and LOIs for additional battery pack demand and will work to expand production output in order to deliver on that demand as quickly as the facilities allow. Industry standard battery cells utilize lithium-ion battery cells in either cylindrical or pouch form factor. Our AMV Energy Cell is being developed to specifically address concerns with energy density by volume and weight when packaged into a battery pack through the physical cube design. The AMV Energy Cell utilizes a minimalistic approach in cell structure by eliminating excess volume and space. The AMV Cell is being developed to maximize thermal heat transfer, or energy transfer, into and out of the cell through a proprietary mechanical construction. The battery cells they use cannot meet the same fast-charging capabilities or cycle life as we expect to see in the AMV Energy Cell.

•	AMV AAC – We are developing our proprietary AMV Advanced charging station. The AMV AAC is intended to be capable of delivering up to 1.5MW of continuous power, deployable in standalone form as a drop-in direct-grid connection solution. The AMV AAC is a proprietary charging solution, utilizing strategic partnerships, to provide charging capabilities to AMV XT, AMV XP, and non-Atlis branded electric vehicle utilizing CCS 2.0 (Combined Charging System 2.0). We are also developing larger AAC 1.5MW charging locations for pull-thru large vehicle applications. Current readily available electric vehicle charging stations from other companies range from 50kW to 250kW. We expect charging costs to be covered as part of our “vehicle-as-a-service” business model described below. The AMV AAC is still in the research and development phase and is not yet in production. Atlis has completed the concept and EVT phase of development. Atlis is currently working through the DVT phase of development for the AMV AAC charging system. The AMV AAC is expected to complete the PVT phase as early as 2023. Our ability to execute this plan is dependent on our ability to raise the necessary capital. Engineering design of the AMV AAC is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology. The AMV AAC is intended to be the world’s first, greater than 1 Megawatt, direct current charging solution with single phase, and 3 phase AC options through a single inlet and charging handle. This is a unique technology solution that current has not been shown in the market and creates the opportunity for a singular charging solution, eliminating fragmentation with multiple standards for vehicles, equipment, and commercial systems today.

2

•	AMV XP – The AMV XP aims to provide a scalable technology solution with a connected cloud, mobile, service, and charging ecosystem that will provide positive workflows and customer experiences moving forward. The AMV XP is a proprietary modular vehicle system, or electric skateboard, providing all technology, software, and mobility technology required to develop a vehicle. The AMV XP utilizes our proprietary battery, electronics hardware, mechanical, and software technologies to create a modular vehicle platform that may be utilized by vehicle coach builders and vehicle OEMS to develop new vehicle solutions for niche- and mass-market opportunities while leveraging the network of capabilities and services that we will provide. The AMV XP is the only work-focused electric vehicle skateboard platform currently in development. We expect that the production start of AMV XP will follow AMV Cell, 30 pack, and AMV AAC production start. The engineering design of AMV XP is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology. The AMV XP has completed the CVT phase of development and Atlis has produced a functioning concept demonstrated during 2021 on our social media channels and is currently beginning the EVT phase of development. The AMV XP is expected to complete the DVT phase of development as early as 2024. Our ability to execute is dependent on our ability to raise the necessary capital. The AMV XP is intended to be a universal, connected, complete vehicle hardware and mechanical architecture system, created so niche and low volume vehicle and OEM manufacturers can develop an electric vehicle solution for their specific target market, while leveraging the ATLIS ecosystem of charging, maintenance, connectivity, cloud services, and service solutions.

•        AMV XT pickup truck – The AMV XT pickup truck is intended to be our flagship vehicle and a 100% electric full-sized work truck. The development effort is focused on delivering a full-sized light to medium duty truck capable of meeting the demand of work centric customer applications. The AMV XT pickup truck will be our market entry solution into the world of Work and is intended to be just the beginning of a long line of vehicle solutions constructed using our AMV XP platform. We intend to provide up to 500 miles of range utilizing our battery cell and pack technology, up to 35,000 pounds of towing capacity utilizing our AMV XP Platform, and a simplistic operational approach with fleet connectivity that utilizes our software and cloud service solutions. The AMV XT has completed the CVT phase of development and pending available funding is expected to begin the EVT phase of development as early as 2023. AMV XT is still in the research and development phase and is not yet in production. We expect that the start of AMV XT production will follow commencement of AMV Cell, 30 pack, AMV AAC, and AMV XP production. The final engineering design of AMV XT is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology.

Beyond our products and solutions in development, we believe the largest competitive advantage ATLIS has is our culture. Our company culture embodies the idea that a transition to electrification and a sustainable future does not require compromise. We are unwilling to bend in our belief and when a technology does not exist, we find creative and innovative ways of developing solutions to solve these great challenges. Our team is built of a diverse group of individuals with a singular focus, to power the future of work through an ecosystem of technologies and products that bring daily value to those who build, dig, grow, and maintain.

The execution of our vision is highly dependent on two factors: our ability to raise the necessary capital required to bring all products and services to market and, more specifically, our ability to successfully deliver the AMV Energy Cell and AMV Energy 30 pack. The AMV Energy Cell and AMV Energy 30 pack are instrumental in many ways to the success of the Company and its vision. Our successful implementation of the AMV Energy Cell and AMV Energy 30 pack would allow us to tackle a key challenge that we face in the industry, the lack of available and accessible battery technology. Thus, we have focused our attention on developing our own battery technology through the AMV Energy Cell and AMV Energy 30 pack in order to mitigate the external risk created from a lack of suitable and available battery technology in the market.

Additionally, our ability to scale high volume vehicle mobility and energy storage solutions is highly dependent on our success with the AMV Energy Cell and AMV Energy 30 pack. As there is a limited supply of these materials, any disruption from competitors or any disruption to material and cell availability can impact the Company’s ability to succeed in these programs.

While we remain optimistic in our ability to bring the AMV Energy Cell and AMV Energy 30 pack to market, these two programs carry high technical challenges due to the fact that the intellectual property required for the programs to successfully run must be developed, as it cannot be purchased nor is it readily available in the market. Atlis appreciates the importance of overcoming this challenge and is accordingly focusing the majority of its efforts on completing its AMV Energy Cell and AMV Energy 30 pack.

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Our Services

•	Atlis Cloud Services – Atlis Cloud Services is intended to tie the entire customer experience together across vehicles, charging, and energy systems. We are developing Atlis Cloud Services to bring a seamless customer experience for Atlis customers across all of our business verticals. We intend for this to include the customer facing portal that provides purchasing, customer service, repair and maintenance services, and charging across desktop, mobile, and vehicle interfaces. Development of Atlis Cloud Services requires extensive front-end and back-end software development, and the software engineering team at Atlis is in the process of developing the foundational architecture. Atlis Cloud Services is still in the research and development phase and is currently in the EVT phase of development. We intend to launch parts of the Atlis Cloud Services to support initial AMV AAC deployments and AMV Energy Solutions as early as 2023, while additional features and improvements will be made continuously as part of Atlis’ software development efforts following the initial launch.

•	Atlis Subscription – Atlis subscription is a subscription-based financing approach to marketing and selling product solutions to end customers. We believe the future of the Work industry is a flexible subscription model that allows our customers to focus on business execution while we ensure the infrastructure and products that power work provide a seamless operational experience. The Atlis subscription service is intended to provide a selectable set of services the customer can include or add to existing services. Expected solutions include fleet management, energy storage, charging, and future vehicle applications. The AMV XT subscription is still in the research and development phase and is expected to include charging, maintenance, charging, vehicle purchase, and insurance.

Our Market Opportunity

We have a tiered approach that encompasses the following foundational markets. Each phased business vertical, starting with the energy vertical, will employ both single use point of sale models as well as a longer-term strategic subscription ownership schedule.

•	AMV Ecosystem – This opportunity represents the combined ecosystem opportunity and yearly recurring revenue opportunity for Atlis. We believe this recurring revenue opportunity for Energy, Mobility, Equipment, and Services represents the full-circle solution for commercial and individual consumer or individual commercial customers. This opportunity represents, across the targeted Energy and XP/XT mobility markets, a significant and growing yearly recurring revenue opportunity for the foreseeable future.

•	AMV Vehicle Batteries – According to Fairfield Market Research, the global vehicle battery market includes a total opportunity of over 2 TWH of battery capacity needed in the year 2030 for light to heavy duty vehicles. This segment has historically been dominated by the commercial vehicle segments, which typically carry significantly more stored energy than consumer vehicles. The global vehicle battery market is expected to exhibit steady growth and reach revenue of more than $43.4 billion by 2030.

•	AMV Energy –AMV energy storage is being developed on our proprietary battery technology. We will market our AMB energy storage solutions with the energy market, which encompasses an approximate $360B market opportunity in energy storage, infrastructure, and charging solutions according to Wood Mackenzie. The Atlis energy vertical represents a foundational pillar in the mobility, equipment, and energy production or storage sectors.

•	AMV XP and AMV XT - The second and tier of our market leverages energy and vehicle technology solutions for mass- and niche-mobility markets focused on coach build construction methods. This market opportunity includes commercial, vocational, and recreational vehicles in the Class 2 to Class 6 markets, and represents an approximately 1,400,000 vehicles to be sold by 2030. The light duty electric truck market for Class 2 and 3 vehicle segments is currently dominated by the Ford F250 to F450, the GMC 2500 to 4500, and the Ram 2500 to 4500 vehicles with internal combustion and diesel engines. The current automakers are foregoing electric vehicle offerings in this segment until 2030, but with an internally estimated 400,000 yearly vehicle demand by 2030, we believe this segment represents an untouched opportunity to leverage our AMV energy cell cell and 30 pack technology to make electrification of these vehicle segments possible.

Competitive Strengths

Our competitive strengths include:

•	Vertical Integration. By taking a vertically integrated approach to development, Atlis is engineering solutions from the ground up. Atlis is starting at the battery cell and building up to battery packs, XP Platform, and ultimately the XT Truck. By developing from cell to vehicle, Atlis’ product offering, development costs, pricing, and success is not dependent on Tier 1 suppliers.
•	Fast-Charging Atlis Battery Tech with Superior Cycle Life. Atlis battery technology is being designed to charge in 15 minutes or less and sustain performance for as long as 1 million miles of vehicle life. This provides customers with a battery option that has faster charging times and longer utility in comparison to our competitors’ batteries which on average charge in over 45 minutes and last half as long. Atlis has developed a battery technology that is industry competitive in terms of energy density through chemistry development of proprietary coating mixtures. However, the main differentiation in the Atlis battery technology is the terminal sizing of the battery cells themselves, which can enable a much higher current intake at a cell level which would enable faster charging times. This has been applied to both the pouch cell product in the early production phase as well as a proposed prismatic style cell with a target of development finalization in early 2023.

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•	Robust Intellectual Property Portfolio. As of January 5, 2023, Atlis has one issued and 32 pending U.S. patents. Our issued patent is effective until April 9, 2039. For all other patents, the rights and duration are pending grant of the patent by the U.S. Patent and Trademark Office.
•	Subscription-based Business Model. Atlis subscription is a subscription-based financing approach to marketing and selling product solutions to end customers. We believe the future of the Work industry is a flexible subscription model that allows our customers to focus on business execution while we ensure the infrastructure and products that power work provide a seamless operational experience. This is designed to provide predictable monthly costs for customers.
•	A Team with Deep Experience in Disruption. Atlis’ leadership team is made up of individuals with experience in developing products or working in companies that have disrupted traditional industries. Instead of building a team with traditional automotive experience, Atlis has prioritized innovation as a requirement when recruiting talent.
•	Magnetic Brand with an Engaged Community. Atlis has built a social media following of over 120,000 combined followers across Facebook, Instagram, LinkedIn, and YouTube. This community is highly engaged in Atlis’ progress and updates, and many of them have even participated in one of our previous equity crowdfunding offerings. This community base is a resource for Atlis to test new ideas, validate product-market fit, and solicit feedback from a community that we believe is representative of our future customer base.
•	First Principles Approach to Solving Problems. Atlis has built a culture within its team of solving problems by starting first with engineering principles. Atlis does not accept traditional solutions as the only way, and this mindset is what has resulted in the innovative solutions Atlis is developing today.
•	Company Core Values & Culture. Atlis has three Core Values: “Transparency”, “Team First”, and “Make it Happen”. These three foundational beliefs make Atlis a very unique company. Atlis has been dedicated to Transparency from its inception, as can be seen in the YouTube videos and social media updates that the company publishes on a regular basis. This level of transparency and authenticity sets Atlis apart from other companies in the electric vehicle and battery industries. “Team First” is a commitment to always do what is best for the team over any one individual, holding Atlis to a high standard of performance management internally. Finally, “Make It Happen” instills in the team a relentlessness and perseverance that has resulted in Atlis delivering results with far less resources than our competitors.
•	Made in the USA. Atlis plans to build its products in-house in its facility in Mesa, AZ. As Atlis scales production output, we may need to expand into additional or alternative facilities. Atlis intends to keep manufacturing in the United States, which will likely make Atlis one of the only American companies building electric vehicle batteries on US soil.

Financial Performance and Indebtedness

For the years ended December 31, 2021 and 2020, we incurred net losses of approximately $133.7 million and approximately $12.0 million, respectively, as we invested in product development, continued our research and development efforts and prepared for the initial launch of our battery manufacturing capabilities in late 2022. For the nine months ended September 30, 2022, we incurred losses of approximately $53.1 million and as of September 30, 2022, Atlis did not have debt on its balance sheet. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including acquiring capital through public markets.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2022, as amended;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

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•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Controlled Company Exemption

Our Chief Executive Officer, Mark Hanchett, beneficially owns and controls a majority of the combined voting power of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Mark Hanchett also serves as the Chairman of the Board of AMV.

Corporate Information

We were incorporated under the laws of the State of Delaware on November 9, 2016. Our principal executive offices are located at 1828 North Higley Road, Mesa, AZ 85205. Our website address is www.atlismotorvehicles.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part, or the documents incorporated by reference herein) is not part of the registration statement, of which this prospectus forms a part, and is not incorporated by reference as part of the registration statement, of which this prospectus forms a part.

Recent Developments

Our Initial Public Offering

On September 27, 2022, we completed our initial public offering (the “IPO”) under Regulation A of the Securities Act and became listed on the Nasdaq Stock Market.  In our IPO, we sold 1,015,802 shares of our Class A common stock at a weighted-average price of $14.28 per share.  We used the proceeds from the IPO to fund our production and marketing activities.

Following our IPO, trading our Class A common stock has been volatile and subject to wide fluctuations from a high price of $243.99 on September 28, 2022 to a low price of $2.68 on January 10, 2023.  These swings in our trading prices are unrelated and disproportionate to our operating performance.  As a startup company, we expect this volatility in our stock price to continue for the foreseeable future.  As a result, we determine, and advise potential investors to determine, the value of our Class A common stock based on the information contained in our public disclosures and other industry information rather than by reference to its current trading price. See “Risk Factors – The market price of our Class A common stock has fluctuated, and may continue to fluctuate, significantly, and our stockholders may lose all or part of their investment.”

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The below chart depicts our capital structure following our IPO:

_________________________

(1)	Consists of Mark Hanchett, our Chief Executive Officer and a member of our Board of Directors; and Annie Pratt, our President and a member of our Board of Directors. Mr. Hanchett owns 30 shares of Class A common stock, 24,103,676 options to purchase shares of Class A common stock and 24,103,676 shares of Class D common stock, representing approximately 71% of the combined voting power of our common stock. Ms. Pratt owns 8,821,696 options to purchase shares of Class A common stock and 8,821,696 shares of Class D common stock, representing approximately 26% of the combined voting power of our common stock.

Private Placement

On November 3, 2022, we entered into the Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (collectively, the “Investors”), pursuant to which we agreed to issue to the Investors, for gross proceeds of up to $27,000,000, Senior Secured Original Issue 10% Discount Convertible Promissory Notes (the “convertible notes”) in the aggregate principal amount of up to $30,000,000 and warrants to purchase a number of shares of our Class A common stock equal to 30% of the face value of the convertible notes divided by the volume weighted average price, in three tranches.

Under the first tranche of funding, which closed upon signing of the Purchase Agreement, for gross proceeds of $9,000,000, we issued convertible notes to the Investors in the aggregate principal amount of $10,000,000 (the “First Tranche Notes”) and warrants to purchase up to an aggregate of 231,312 shares of our Class A common stock (the “First Tranche Warrants”).

On January 5, 2023, we entered into an amendment (the “Amendment”) to the Purchase Agreement with each Investor, pursuant to which we and each Investor agreed, among other things, to amend the terms and conditions of the second tranche of funding and terminate the third tranche of funding contemplated under the Purchase Agreement.

The Amendment provides that, with respect to the second tranche of funding, at any time prior to the earlier to occur of (x) April 30, 2024 and (y) the twentieth (20th) trading day following the effectiveness of the resale registration statement covering the resale of all of the shares of the Company’s Class A common stock issuable under the first tranche of funding, each Investor shall have the right, severally and not jointly, to purchase a base allocation of $5.0 million in convertible notes and warrants to purchase a number of shares of the Company’s Class A common stock equal to 30% of the face value of the convertible notes divided by the volume weighted average price at one or more closings (with a total base allocation of $10.0 million, in the aggregate, for all Investors) and, solely with respect to the initial closing, up to an additional $5.0 million in additional convertible notes and related warrants pursuant to oversubscription rights, to the extent then available. In connection with the Amendment, we also issued top-ups warrant to the Investors to purchase up to an aggregate of 537,960 shares of our Class A common stock (the “Top-Up Warrants”).

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On January 27, 2023, the Investors elected to purchase convertible notes and warrants pursuant to the second tranche of funding. Under the second tranche of funding, which closed on January 31, 2023, for gross proceeds of $9,000,000, we issued convertible notes to the Investors in the aggregate principal amount of $10,000,000 (the “Second Tranche Notes”) and warrants to purchase up to an aggregate of 942,034 shares of our Class A common stock (the “Second Tranche Warrants”).

A registration statement registering the resale of the shares of Class A common stock issuable upon the conversion of the First Tranche Notes and exercise of the First Tranche Warrants went effective on January 20, 2023. A registration statement registering the resale of the shares of Class A common stock issuable upon the conversion of the Second Tranche Notes and exercise of the Second Tranche Warrants and the Top-Up Warrants went effective on February 9, 2023.  As of February 9, 2023, there was an aggregate of $21,250,000 of convertible notes outstanding and 2,111,932 warrants outstanding.

The Offering

Issuer	Atlis Motor Vehicles Inc., a Delaware corporation.

Securities Offered

Up to 6,451,613 Units on a best-efforts basis, at an assumed public offering price of $3.10 per Unit, which represents the closing price of our Class A common stock on Nasdaq on February 6, 2023. Each Unit consists of (i) one share of Class A common stock, (ii) 0.65 Series A Warrants and (iii) 0.75 Series B Warrants. Each whole Warrant is exercisable for one share of Class A common stock.

We are also offering to each investor of Units that would otherwise result in the investor’s beneficial ownership exceeding 4.99% of our outstanding Class A common stock immediately following the consummation of this offering the opportunity to invest in Units consisting of one Pre-Funded Warrant (in lieu of one share of Class A common stock), 0.65 Series A Warrants and 0.75 Series B Warrants. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the Class A common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of Class A common stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one share of common stock, minus $0.0001, and the exercise price of each Pre-Funded Warrant will equal $0. 0001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant purchased (without regard to any limitation on exercise set forth therein), the number of Units including a share of Class A common stock we are offering will be decreased on a one-for-one basis. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of Class A common stock (or Pre-Funded Warrants) and the Warrants comprising the Units are immediately separable and will be issued separately in this offering.

Warrants	Each Unit includes 0.65 Series A Warrants to purchase 0.65 shares of our Class A common stock and 0.75 Series B Warrants to purchase 0.75 shares of our Class A common stock. Each whole Warrant is exercisable at a price of $3.10 per share (100% of the offering price per Unit). The Series A Warrants will be immediately exercisable and will expire five (5) years after the date of issuance. The Series B Warrants will not be exercisable until after the date we effect the Corporate Reorganization or until after the date Stockholder Approval is obtained, and will then expire five (5) years after the date of the Corporate Reorganization or Stockholder Approval, as applicable. Subject to certain conditions, the Series A Warrants may also be exercised on a cashless basis for a number of shares equal to the product of (x) the number of shares that would be received if the warrant was exercised for cash and (y) 1.00. This offering also relates to the shares of Class A common stock issuable upon exercise of any Warrants sold in this offering. See “Description of Securities – Warrants”.

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Class A Common Stock Outstanding Prior to this Offering	12,790,205 shares.

Class A Common Stock Outstanding After this Offering	19,241,818 shares, assuming the maximum number of Units are sold in this offering at an assumed public offering price of $3.10 per Unit, which represents the closing price of our Class A common stock on Nasdaq on February 6, 2023, and assuming no issuance of Pre-Funded Warrants and no exercise of Warrants issued in connection with this offering.

Use of Proceeds	We intend to use the net proceeds of this offering primarily for general corporate purposes, which may include, but is not limited to, research and development and operations, capital equipment and raw materials. These uses may include building AMV battery manufacturing capabilities, working capital to support the continued manufacturing of our battery cell and the continued development of the AMV charging infrastructure, the XP platform and XT pickup truck. The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of progress of our research and development, market conditions, and our ability to secure supply of goods and services for both equipment and raw material. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information and see “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Dividend Policy	We have never declared or paid any cash dividends on our shares, and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

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Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Market Symbol and Trading	Our shares of Class A common stock are listed on Nasdaq under the symbol “AMV.” There is no established trading market for the Units, Warrants or Pre-Funded Warrants, and we do not expect a trading market for those securities to develop. We do not intend to list the Units, Warrants or Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of those securities will be extremely limited

The above discussion is based on 12,790,205 shares of our Class A common stock outstanding as of February 6, 2023 and excludes, as of that date, the following: (a) 35,975,728 shares of Class A common stock issuable upon the exercise of options outstanding prior to this offering at a weighted average exercise price equal to $7.00; (b) up to an aggregate of 22,500,000 shares of Class A common stock issuable upon the conversion of our outstanding convertible notes (assuming conversion at a conversion price equal to $1.00); and (c) up to an aggregate of 2,111,932 shares of Class A common stock issuable upon the exercise of our outstanding warrants.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of present or historical fact included in this prospectus, regarding Atlis Motor Vehicles’, strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Atlis Motor Vehicles disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. Atlis Motor Vehicles cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Atlis Motor Vehicles, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

In addition, Atlis Motor Vehicles cautions you that the forward-looking statements regarding Atlis Motor Vehicles, which are contained in this prospectus, are subject to the following factors:

•	the length, scope and severity of the ongoing coronavirus pandemic (“COVID-19”), including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations and storage capacity;

•	U.S. and global economic conditions and political and economic developments;

•	economic and competitive conditions;

•	the availability of capital resources;

•	capital expenditures and other contractual obligations;

•	inflation rates;

•	the availability of goods and services;

•	legislative, regulatory or policy changes;

•	cyber-attacks; and

•	the securities or capital markets and related risks such as general credit, liquidity, market and interest-rate risks.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” herein and in Atlis Motor Vehicles’ periodic filings with the SEC. Atlis Motor Vehicles’ SEC filings are available publicly on the SEC’s website at www.sec.gov.

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SUMMARY RISK FACTORS

We are providing the following summary of the risk factors contained in this prospectus to enhance the readability and accessibility of our risk factor disclosures. We encourage our stockholders to carefully review the full risk factors contained under the section entitled “Risk Factors” in this prospectus in their entirety for additional information regarding the risks and uncertainties that could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to Our Business

•	Atlis is a fledgling company without having developed any products in the past.

•	Uncertainty exists as to whether Atlis will be able to raise sufficient funds to continue developing the XP platform and XT pickup truck.

•	Future capital raises may dilute current stockholders’ ownership interests.

•	Atlis will experience losses for the foreseeable future.

•	Our intense capital requirements could be costly.

•	Development timelines are at risk of delays outside of Atlis’s control.

•	Competition will be stiff.

•	Supply chain bottlenecks may be out of our control.

•	Natural resources and battery raw materials may experience periods of scarcity.

•	Raw material prices can fluctuate based on volatility within the market.

•	We may experience a significant interruption of our information technology systems or the loss of confidential or other sensitive data.

•	Increases in costs, disruption of supply, or shortage of materials, could harm our business.

•	Rising interest rates may adversely impact our business.

•	Inflation has resulted in increased costs of operations.

•	Scaling up manufacturing will be a challenge and fraught with potential pitfalls.

•	Product recall could cripple growth.

•	Product liability could result in costly litigation.

•	We may face regulatory challenges.

•	We may not be able to successfully manage growth.

•	Our growth rate may not meet our expectations.

•	Our management team does not have experience running a public company.

•	We may not be successful in developing an effective direct sales force.

•	Raising capital may be costly.

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•	The loss of personnel may have a material adverse effect on our business and operations.

Risks Related to this Offering and Ownership of Our Securities

•	You will incur immediate and substantial dilution.

•	This is a best-efforts offering and there can be no assurance that it will be consummated or result in any proceeds.

•	There is no public market for the Units, the Warrants or the Pre-Funded Warrants.

•	The Warrants and the Pre-Funded Warrants are speculative in nature.

•	Holders of the Warrants and, if applicable, Pre-Funded Warrants have no rights as stockholders until they acquire our Class A common stock.

•	Lack of diversification could cause you to lose all or some of your investment if initial products fail.

•	Our executive officers and executive staff will retain most of Atlis’s voting rights.

•	The market price and trading volume of our Class A common stock has fluctuated, and may continue to fluctuate, significantly.

•	Management will have broad discretion in the application of the net proceeds from this offering.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISKS RELATED TO OUR BUSINESS

Atlis is an early-stage company that has never turned a profit and there are no assurances that the Company will ever be profitable.

Atlis is a relatively new company that was incorporated on November 9, 2016. If you are investing in this company, it’s because you think Atlis’s business model is a good idea, and Atlis will be able to successfully grow their 3 business units and become profitable. We have yet to fully develop or sell any electric vehicles. We are launching our Energy business and have yet to start mass manufacturing of battery cells and pack solutions. As of right now, we are aiming to develop an electric truck that currently has no commercial contemporaries. In the meantime, other companies could develop successful alternatives. We have never turned a profit and there is no assurance that we will ever be profitable.

We also have no history in the automotive industry. Although Atlis has taken significant steps in developing brand awareness, Atlis is a new company and currently has no experience developing or selling motor vehicles. As such, it is possible that Atlis’s lack of history in the industry may impact our brand, business, financial goals, operation performance, and products.

We should be considered a “Development Stage Company,” and our operations will be subject to all the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of our business plans. Further, because there is no history of operations there is also no operating history from which to evaluate our executive management’s ability to manage our business and operations and achieve our goals or the likely performance of the Company. Prospective investors should also consider the fact that our management team has not previously developed or managed similar companies. No assurances can be given that we will be able to achieve or sustain profitability.

Our limited operating history makes it difficult for us to evaluate our future business prospects.

We are a company with an extremely limited operating history and have not generated material revenue from sales of our vehicles or other products and services to date. As we continue to transition from research and development activities to production and sales, it is difficult, if not impossible, to forecast our future results, and we have limited insight into trends that may emerge and affect our business. The estimated costs and timelines that we have developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. There can be no assurance that our estimates related to the costs and timing necessary to complete the design and engineering of our products, will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. In addition, we have engaged in limited marketing activities to date, so even if we are able to bring our other commercial products to market, on time and on budget, there can be no assurance that customers will embrace our products in significant numbers at the prices we establish. Market and geopolitical conditions, many of which are outside of our control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, the conflict in the Ukraine, fuel and energy prices, regulatory requirements and incentives, competition, and the pace and extent of vehicle electrification generally, will impact demand for our products, and ultimately our success.

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Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, as described in the notes to the financial statements. We plan to continue considering all avenues available to us in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives, including, but not limited to, debt financing, private placements and equity lines of credit. Our success is dependent upon achieving our strategic and financial objectives, including acquiring capital through public markets. At this time, we cannot assure investors that we will be able to obtain financing. If we fail to raise sufficient capital when needed, we will not be able to complete our business plan. As a result, we may have to liquidate the business and you may lose your investment.

Uncertainty exists as to whether our business will have sufficient funds over the next 12 months, thereby making an investment in Atlis speculative.

We require additional financing to complete development and marketing of our AMV battery technology, XP Platform, and XT pickup truck until the products are in production and sufficient revenue can be generated for us to be self-sustaining. Our management projects that in order to effectively bring the products to market, that it will require significant funding over the next 12 months to cover costs involved in completing the prototype, getting the battery assembly line up and running, and beginning to develop a supply chain. In the event that we are unable to generate sufficient revenues, and before all of the funds now held by us and obtained by us through this Offering are expended, an investment made in Atlis may become worthless.

If we cannot continue to raise further rounds of funding, we cannot succeed. Atlis will require additional rounds of funding to complete development and begin shipments of the AMV XT pickup truck. If Atlis is unable to secure funding, we will be unable to succeed in our goal of developing the world’s best electric pickup truck. If we are unable to raise adequate financing, we will be unable to sustain operations for a prolonged period of time.

We expect to significantly increase our spending to advance the development of our products and services and launch and commercialize the products for commercial sale. We will require additional capital for the further development and commercialization of our products, as well as to fund our other operating expenses and capital expenditures. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products and services. We may also seek collaborators for the products at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. Any of these events could significantly harm our business, financial condition and prospects.

The expected proceeds from this offering may never be realized. If only a small number of the shares of our Class A common stock offered hereby are sold, or if certain assumptions contained in the business plans prove to be incorrect, we may have inadequate funds to fully develop our business. Although we believe that the proceeds from this offering will help sustain our development process and business operations, there is no guarantee that the proceeds from this offering will adequately fund our business plan.

We have losses which we expect to continue into the future. There is no assurance our future operations will result in a profit. If we cannot generate sufficient revenues to operate profitably or we are unable to raise enough additional funds for operations, the stockholders will experience a decrease in value and we may have to cease operations.

We are a development-stage technology company that began operating and commenced research and development activities in 2016. As a recently formed “Development-Stage Company,” we are subject to all of the risks and uncertainties of a new business, including the risk that we may never develop, complete development or market any of our products or services and we may never generate product or services related revenues. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. We only have one product currently under development, which will require further development, significant marketing efforts and substantial investment before it and any successors could provide us with any revenue. As a result, if we do not successfully develop, market and commercialize our XT pickup truck on the XP platform, we will be unable to generate any revenue for many years, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations. Furthermore, our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that we will operate profitably.

We expect to incur operating losses in future periods due to the high cost associated with developing an electric vehicle from the ground up. We cannot be sure that we will be successful in generating revenues in the near future and in the event we are unable to generate sufficient revenues or raise additional funds we will analyze all avenues of business opportunities. Management may consider a merger, acquisition, joint venture, strategic alliance, a roll-up, or other business combination to increase business and potentially increase the liquidity of the Company. Such a business combination may ultimately fail, decreasing the liquidity of the Company and stockholder value or cause us to cease operations, and investors would be at risk to lose all or part of their investment in us.

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Our ability to develop and manufacture vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven.

Our business depends in large part on our ability to develop, manufacture, market, and sell our vehicles. Our production ramp may take longer than originally expected due to a number of reasons. The cascading impacts of the COVID-19 pandemic, and more recently the conflict in the Ukraine, have impacted our business and operations from facility construction to equipment installation to vehicle component supply.

We have not launched a production-intent consumer vehicle and do not anticipate making our first deliveries for the next few years. In conjunction with the launch of future products we may need to manufacture our vehicles in increasingly higher volumes than our present production capabilities. We have no experience as an organization in high volume manufacturing of electric vehicles ("EV"). The continued development of and the ability to manufacture our vehicles at scale and fleet vehicles and other commercial products are and will be subject to risks, including with respect to:

•	our ability to secure necessary funding;
•	our ability to negotiate and execute definitive agreements, and maintain arrangements on reasonable terms, with our various suppliers for hardware, software, or services necessary to engineer or manufacture parts or components of our vehicles;
•	securing necessary components, services, or licenses on acceptable terms and in a timely manner;
•	delays by us in delivering final component designs to our suppliers;
•	our ability to accurately manufacture vehicles within specified design tolerances;
•	quality controls, including within our manufacturing operations, that prove to be ineffective or inefficient;
•	defects in design and/or manufacture that cause our vehicles not to perform as expected or that require repair, field actions, including product recalls, and design changes;
•	delays, disruptions or increased costs in our supply chain, including raw material supplies;
•	other delays, backlog in manufacturing and research and development of new models, and cost overruns;
•	obtaining required regulatory approvals and certifications;
•	compliance with environmental, safety, and similar regulations; and
•	our ability to attract, recruit, hire, retain, and train skilled employees.

Our ability to develop, manufacture, and obtain required regulatory approvals for vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven. Our vehicles may not meet customer expectations and may not be commercially viable.

Historically, automobile customers have expected car manufacturers to periodically introduce new and improved vehicle models. In order to meet these expectations, we may be required to introduce new vehicle models and enhanced versions of existing models. To date, we have limited experience, as a company, designing, testing, manufacturing, marketing, and selling our vehicles and therefore cannot assure you that we will be able to meet customer expectations.

Any of the foregoing could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

We rely on proprietary technology currently in development by Atlis to meet product performance requirements.

Atlis is developing proprietary technologies which are needed to meet targeted product performance requirements. The development of this technology may be impacted by unforeseen supplier, material, and technical risks which may delay product launches or change product performance expectations.

Even if we raise the maximum amount of proceeds in this offering, we need to raise additional capital to meet our future business requirements and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interest.

We have relied upon cash from financing activities and in the future, we expect to rely on the proceeds from this offering, future debt and/or equity financings, and we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Class A common stock will likely include financial and other covenants that will restrict our flexibility.

Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. If we do not obtain additional financing, our prototype will never be completed, in which case you would likely lose the entirety of your investment in us.

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At this time, we have not secured or identified any additional financing. We do not have any firm commitments or other identified sources of additional capital from third parties or from our officer and director or from other stockholders. There can be no assurance that additional capital will be available to us, or that, if available, it will be on terms satisfactory to us. Any additional financing will involve dilution to our existing stockholders. If we do not obtain additional capital on terms satisfactory to us, or at all, it may cause us to delay, curtail, scale back or forgo some or all of our product development and/or business operations, which could have a material adverse effect on our business and financial results. In such a scenario, investors would be at risk of losing all or a part of any investment in our Company.

Competition may crowd the market.

We face significant barriers in the development of a competitive electric vehicle in a crowded market space. Atlis faces significant technical, resource, and financial barriers in development of a battery electric vehicle intended to compete in a crowded pickup truck space. Incumbents, also known as legacy manufacturers, have substantially deeper pockets, larger pools of resources, and more significant manufacturing experience. Atlis will need to contract with development partners who may have existing relationships with incumbent manufacturers, these relationships may pose a significant risk in our ability to successfully develop this program. The Atlis product is differentiated from all currently announced electric trucks in that it will be a full-size, heavy-duty truck with capabilities that match or exceed internal combustion trucks of the same size. However, we have a lot of work to do before we reach production. There is a chance that other competitors may release similar full-sized electric trucks before we exit the research and development phase. If several competitors release full-sized electric trucks before Atlis, it will be exceedingly difficult to penetrate the market.

There are several potential competitors who are better positioned than we are to take the market at an earlier time than Atlis. We will compete with larger, established automotive manufacturers who currently have products on the markets and/or various respective product development programs. They have much better financial means and marketing/sales and human resources than us. They may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. There can be no assurance that competitors will not render our technology or products obsolete or that the plug-in electric pickup truck developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that that competition will intensify. Atlis’s success depends on our ability to continuously raise funding, keep cost under control, and properly execute in our delivery of the AMV XT pickup truck, AMV XP truck platform, and Advanced Charging Station.

In order to be competitive, we must have the ability to respond promptly and efficiently to the ever-changing marketplace. We must establish our name as a reliable and constant source for professional conversion and transmission services. Any significant increase in competitors or competitors with better, more efficient services could make it more difficult for us to gain market share or establish and generate revenues. We may not be able to compete effectively on these or other factors.

We are dependent on our existing suppliers, a significant number of which are single or limited source suppliers, and are also dependent on our ability to source suppliers, for our critical components, and to complete the development of our supply chain, while effectively managing the risks due to such relationships.

Our success will be dependent upon our ability to enter into supplier agreements and maintain our relationships with existing suppliers who are critical and necessary to the output and production of our vehicles. The supply agreements we have, and may enter into with suppliers in the future, may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. In the ordinary course of our business, we currently have, and may in the future have, legal disputes with our suppliers, including litigation to enforce such supply agreements, which would adversely affect our ability to source components from such suppliers. If our suppliers become unable or unwilling to provide, or experience delays in providing, components, or if the supply agreements we have in place are terminated, or if any such litigation to enforce our supply agreements is not resolved in our favor, it may be difficult to find replacement components. Additionally, our products contain thousands of parts that we purchase from hundreds of mostly single- or limited-source suppliers, for which no immediate or readily available alternative supplier exists. Due to scarce natural resources or other component availability constraints, we may not receive the full allocation of parts we have requested from a particular supplier due to supplier allocation decisions which are outside our control. While we believe that we would be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are acceptable to us. Further, any such alternative suppliers may be located a long distance from our manufacturing facilities, which may lead to increased costs or delays. In addition, as we evaluate opportunities and take steps to insource certain components and parts, supply arrangements with current or future suppliers (with respect to other components and parts offered by such suppliers) may be available on less favorable terms or not at all. Changes in business or macroeconomic conditions, governmental regulations, and other factors beyond our control or that we do not presently anticipate could affect our ability to receive components from our suppliers. The unavailability of any component or supplier has resulted, and could in the future result in production delays, idle manufacturing facilities, product design changes, and loss of access to important technology and tools for producing and supporting our products and services.

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In addition, if our suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we would be required to take measures to ensure components and materials remain available. Any disruption could affect our ability to deliver vehicles and could increase our costs and negatively affect our liquidity and financial performance.

Also, if a supplied vehicle component becomes the subject of a field action, including a product recall, we would be required to find an alternative component, which could increase our costs and cause vehicle production delays. Additionally, we may become subject to costly litigation surrounding the component.

If we do not enter into long-term supply agreements with guaranteed pricing for our parts or components, or if those long-term supply agreements are not honored by our suppliers, we may be exposed to fluctuations in prices of components, materials, and equipment. Agreements for the purchase of battery cells contain or are likely to contain pricing provisions that are subject to adjustments based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials, and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Increasing the announced or expected prices of our vehicles in response to increased costs has previously been viewed negatively by our potential customers, and any future attempts to increase prices could have similar results, which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

The automotive market is highly competitive, and we may not be successful in competing in this industry.

Both the automobile industry generally, and the electric vehicle segment in particular, are highly competitive, and we will be competing for sales with both electric vehicle manufacturers and traditional automotive companies, including those who have announced consumer and commercial vehicles that may be directly competitive to ours. Many of our current and potential competitors may have significantly greater financial, technical, manufacturing, marketing, or other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, and support of their products than we may devote to our products. We expect competition for electric vehicles to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization, and consolidation in the worldwide automotive industry, as well as the recent significant increase in oil and gasoline prices. In addition, as fleet operators begin transitioning to electric vehicles on a mass scale, we expect that more competitors will enter the commercial fleet electric vehicle market. Further, as a result of new entrants in the commercial fleet electric vehicle market, we may experience increased competition for components and other parts of our vehicles, which may have limited or single-source supply.

Factors affecting competition include product performance and quality, technological innovation, customer experience, brand differentiation, product design, pricing and total cost of ownership, and manufacturing scale and efficiency. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.

We rely heavily on complex machinery for our operations and our production involves a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Our manufacturing plant consists of large-scale machinery combining many components, including complex software to operate such machinery and to coordinate operating activities across the manufacturing plant. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time, especially as we ramp up production on new products, and will depend on repairs, spare parts, and IT solutions to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect operational efficiency.

Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems including the software used to control or operate them, industrial accidents, pandemics, fire, seismic activity, and natural disasters.

Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, products, supplies, tools and materials, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows. Although we generally carry insurance to cover such operational risks, we cannot be certain that our insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

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We are subject to substantial regulations and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

Our batteries, and the sale of electric vehicles and motor vehicles in general, are subject to regulation under international, federal, state, and local laws, including export and import control laws. We expect to incur significant costs in complying with these regulations. Regulations related to the battery and electric vehicle industry are currently evolving and we face risks associated with these changing regulations.

To the extent that a law changes, our products may not comply with applicable international, federal, state, and local laws, which would have an adverse effect on our business. Compliance with changing regulations could be time consuming, burdensome, and expensive. To the extent compliance with new and existing regulations is cost prohibitive, our business prospects, financial condition, and operating results would be adversely affected.

Internationally, there may be laws and jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. These laws may be complex, difficult to interpret and may change over time. Continued regulatory limitations and obstacles that may interfere with our ability to commercialize our products could have a negative and material impact on our business, prospects, financial condition, and results of our operation.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases to the cost of production.

Our manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or products, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our company brand, finances, or ability to operate.

We are in the development stages of many of our products, which face technical, significant cost, and regulatory challenges we may not be able to overcome.

Many of our products are in the development stages and have not yet reached commercialization status. These products may face technical, significant costs, and regulatory challenges we may be unable to overcome. Failure to meet these standards may interfere with our ability to commercialize our products and have a negative and material impact on our business, prospects, financial condition, and results of our operation.

Our vehicles rely on software and hardware that is highly technical, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our vehicles rely on software and hardware that is highly technical and complex and will require modification and updates over the life of the vehicles. In addition, our vehicles depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware may contain errors, bugs, vulnerabilities or design defects, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs, vulnerabilities, or design defects inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although we will attempt to remedy any issues we observe in our vehicles effectively and rapidly, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers.

Additionally, if we deploy updates to the software (whether to address issues, deliver new features or make desired modifications) and our over-the-air update procedures fail to properly update the software or otherwise have unintended consequences to the software, the software within our customers’ vehicles will be subject to vulnerabilities or unintended consequences resulting from such failure of the over-the-air update until properly addressed.

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If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, or fail to deploy updates to our software properly, we would suffer damage to our reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

There are complex software and technology systems that need to be developed by us and in coordination with vendors and suppliers to reach mass production for our vehicles, and there can be no assurance such systems will be successfully developed or integrated.

Our vehicles and operations will use a substantial amount of complex third-party and in-house software and hardware. The development and integration of such advanced technologies are inherently complex, and we will need to coordinate with our vendors and suppliers to reach mass production for our vehicles. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. Thus, our potential inability to develop and integrate the necessary software and technology systems may harm our competitive position.

We rely on third-party suppliers to develop a number of emerging technologies for use in our products. Certain of these technologies are not today, and may not ever be, commercially viable. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing, and volume requirements to support our business plan. Furthermore, if we experience delays by our third-party suppliers, we could experience delays in delivering on our timelines. In addition, the technology may not comply with the cost, performance useful life, and warranty characteristics we anticipate in our business plan. As a result, our business plan could be significantly impacted and we may incur significant liabilities under warranty claims which could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Global microprocessor shortage.

As a vehicle manufacturer, we will be subject to the same vagaries as the rest of the automotive industry. Since 2020, the industry has experienced a global microprocessor shortage. This has caused production bottlenecks for almost every automobile manufacturer. We are not immune to such market forces. Given our weaker relative bargaining power, there is a real risk that we will experience significant difficulties in obtaining supplies of microchips. If this occurs, we may experience significant production delays and will not meet our production goals. Lack of production will have a direct impact on sales and would likely cause us to miss our quarterly and annual earnings estimates.

Scaling up manufacturing will be a challenge.

Electric vehicle technology is changing rapidly. There is significant development and investment into electric vehicle technology being made today. Such rapidly changing technology conditions may adversely affect Atlis’s ability to become a market leader, provide superior product performance, and an outstanding customer experience. If we are unable to control the cost of development, cost of manufacturing, and cost of operations, Atlis may be substantially affected. If we are unable to maintain substantially lower cost of manufacturing, developing, design, distributing, and maintaining our vehicles, we may incur significant cost increases which can be material substantial to the operation of our business. We have made and will continue to make substantial investments into the development of Atlis, such investments may have unforeseen costs that we have been unable to accurately predict, which may significantly impact our ability to execute our business as planned. Atlis will face significant costs in development and purchasing of materials required to build the XT pickup truck, XP truck platform, and Advanced Charging Station through external partnerships. These purchases are subject to conditions outside the control of Atlis and as such, these conditions may substantially affect our business, product, brand, operational, and financial goals.

Atlis will continuously and diligently work towards obtaining multiple sources of materials and components to mitigate risk in our supply chain. However, it is possible that specific components or solutions required to manufacture an electric vehicle may be subject to intellectual property, material availability, or expertise owned solely by a single supplier. A condition such as a single source supplier may hinder our ability to secure the cost, schedule, and long term viability of AMV XT pickup truck, XP truck platform, or Advanced Charging Station. We may be inherently subjected to conditions which permit only a single source supplier for specific components necessary to develop and manufacture the AMV XT pickup truck, XP truck platform, and Advanced Charging Station, magnifying this risk.

Unforeseen factors may adjust timelines.

Any valuation of Atlis at this stage is pure speculation. Atlis’s business success, timeline, and milestones are estimations. Atlis’s production projections, sales volume, and cost models are only estimates. Atlis produced these valuations based on existing business models of successful and unsuccessful efforts of other companies within the technology and automotive industries. All such projections and timeline estimations may change as Atlis continues in the development of a plug-in electric vehicle, charging station and manufacturing facilities.

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We are currently in the development phase of our products and have not yet started manufacturing and sales. Cost overruns, scheduling delays, and failure to meet product performance goals may be caused by, but not limited to, unidentified technical hurdles, delays in material shipments, and regulatory hurdles. We may experience delays in the design and manufacturing of our products. We may experience significant delays in bringing our products to market due to design considerations, technical challenges, material availability, manufacturing complications, and regulatory considerations. Such delays could materially damage our brand, business, financial goals, operation results, and product.

Natural resource scarcity may cause delays.

The development of our products on the timeframe we anticipate is based on an ability to secure requisite levels of natural resources to produce the number of battery cells and battery packs necessary to meet our production goals. Two of the main natural resources in battery chemistry are lithium and cobalt. Given that these are scarce resources, there is a chance that we are unable to secure enough to meet our battery production goals. If this happens, we will not meet our overall production or profitability estimates. To mitigate this risk, we will explore opportunities to purchase futures to hedge against natural resource cost inflation and/or scarcity.

Additionally, global political and economic tensions could contribute to natural resource scarcity. For example, Russia is a major exporter of natural resources. With the imposition of economic sanctions and import restrictions, there will be a loss of supply in global markets. Restricted supply is likely to result in upward price pressures. The automotive industry is subject to similar natural resource unpredictability in other countries. As such, our pricing and profitability models may need to be adjusted in reaction to these outside pressures.

Company growth depends on avoiding battery production bottlenecks.

Our Company’s success is highly dependent upon our ability to produce battery cells and packs at high levels of volume and low cost. If the Company is unable to produce enough battery cells and packs, for any reason, it would result in the Company missing its overall production and profitability estimates. To avoid the risk of catastrophic battery bottlenecks, the Company intends to explore options for outsourcing some of the battery production to diversify its battery sourcing.

If there is inadequate access to charging stations, our business will be materially and adversely affected.

Demand for our vehicles will depend in part upon the availability of a charging infrastructure. We market our ability to provide our customers with comprehensive charging solutions, including our networks of charging stations, as well as the installation of home chargers for users where practicable, and provide other solutions including charging through publicly accessible charging infrastructure. We have very limited experience in the actual provision of our charging solutions to customers and providing these services is subject to challenges. While the prevalence of charging stations generally has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase our vehicles because of the lack of a more widespread charging infrastructure. Further, to provide our customers with access to sufficient charging infrastructure, we will rely on the availability of, and successful integration of our vehicles with, third-party charging networks. Any failure of third-party charging networks to meet customer expectations or needs, including quality of experience, could impact the demand for electric vehicles, including ours. For example, where charging bays exist, the number of vehicles could oversaturate the available charging bays, leading to increased wait times and dissatisfaction for customers. In addition, given our limited experience in providing charging solutions, there could be unanticipated challenges, which may hinder our ability to provide our solutions or make the provision of our solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing our charging solutions, our reputation and business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

Our vehicles will make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles will make use of lithium-ion cells. If not properly managed or subject to environmental stresses, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of battery packs in our vehicles could occur, which could result in bodily injury or death and could subject us to lawsuits, field actions (including product recalls), or redesign efforts, all of which would be time consuming and expensive and could harm our brand image. We have already experienced minor thermal events in connection with battery cell testing failures. As the scale and intensity of testing increase, the likelihood of additional thermal events will also increase. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could materially and adversely affect our reputation and business, prospects, financial condition, results of operations, and cash flows.

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We have minimal experience servicing and repairing our vehicles. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

We have minimal experience servicing and repairing our vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although we are planning to internalize most aspects of vehicle service over time, initially we plan to partner with third parties to enable nationwide coverage for roadside and off-road assistance and collision repair needs. There can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party providers. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing our vehicles. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience, or inventory to meet these service requirements in a timely manner as the volume of electric vehicles we deliver increases.

In addition, a number of states currently impose limitations on the ability of manufacturers to directly service vehicles. The application of these state laws to our operations would hinder or impede our ability to provide services for our vehicles from a location in every state. As a result, if we are unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our reputation and thus our business, prospects, financial condition, results of operations, and cash flows.

As we continue to grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Customer behavior and usage may result in higher than expected maintenance and repair costs, which may negatively affect our business, prospects, financial condition, results of operations, and cash flows. We also could be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our results of operations. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

The automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for our vehicles or increase our operating costs.

We may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, hydrogen, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the ICE or the cost of gasoline, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to our vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue, and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles with the latest technology. However, we are a relatively late entrant to the electric vehicle space. Our vehicles may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our vehicles. Additionally, the introduction and integration of new technologies into our vehicles may increase our costs and capital expenditures required for the production and manufacture of our vehicles and, if we are unable to cost efficiently implement such technologies or adjust our manufacturing operations, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

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A significant interruption of our information technology systems or the loss of confidential or other sensitive data, including cybersecurity risks, could have a material adverse impact on our operations and financial results.

Given our reliance on information technology (our own and our third-party providers’), a significant interruption in the availability of information technology, regardless of the cause, or the loss of confidential, personal, or proprietary information (whether our own, our employees’, our suppliers’, or our customers’), regardless of the cause, could negatively impact our operations. While we have invested in the protection of our data and information technology to reduce these risks and routinely test the security of our information systems network, we cannot be assured that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business. Management is not aware of a cybersecurity incident that has had a material adverse impact on our financial condition or results of operations; however, we could suffer material financial or other losses in the future and we are not able to predict the severity of these attacks. The occurrence of a cyber-attack, breach, unauthorized access, misuse, computer virus or other malicious code or other cybersecurity event could jeopardize or result in the unauthorized disclosure, gathering, monitoring, misuse, corruption, loss or destruction of confidential and other information that belongs to us, our customers, our counterparties, or third-party suppliers and providers that is processed and stored in, and transmitted through, our computer systems and networks. The occurrence of such an event could also result in damage to our software, computers or systems, or otherwise cause interruptions or malfunctions in our, our customers’, our counterparties’ or third parties’ operations. This could result in loss of customers and business opportunities, reputational damage, litigation, regulatory fines, penalties or intervention, reimbursement or other compensatory costs, or otherwise adversely affect our business, financial condition or results of operations. As part of our regular review of potential risks, we analyze emerging cybersecurity threats to us and our third-party suppliers and providers as well as our plans and strategies to address them. The Board of Directors, which has oversight responsibility for cybersecurity risks, is regularly briefed by management on such analyses.

Increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials necessary for the production of our products. Any such increase in cost, including due to inflation, supply interruption, materials shortage, or increase in freight and logistics costs, could adversely impact our business, prospects, financial condition, and operating results. Our suppliers use various materials, including aluminum, carbon fiber, lithium, cobalt, nickel, copper, and etc. that are sourced globally. The prices and supply of these materials may fluctuate, depending on market conditions, geopolitical risks, such as the war in Ukraine, fluctuations in currency exchange rates, and global supply and demand for these materials. If we are not able to raise sufficient capital or our prices to our end customers, inflationary pressures and other material cost increases could, in turn, negatively impact our operating results

Rising interest rates may adversely impact our business.

Due to recent increases in inflation, the U.S. Federal Reserve has significantly raised, and may continue to raise, its benchmark interest rates. An increase in the federal benchmark rate has resulted in an increase in market interest rates, which may increase our interest expense under any future borrowings. Consequently, rising interest rates may increase our cost of capital. We have incurred certain debt obligations in the ordinary course of our business and may incur additional indebtedness in the future. Due to interest rate increases resulting from the current global economic environment, our ability to issue new debt may be adversely impacted. As a result, we cannot be certain that additional funding will be available if needed and, to the extent required, on acceptable terms, which could have an adverse effect on us. Increased borrowing costs may also limit our customers’ ability to purchase our products in the future, which could have an adverse impact on our financial condition and results of operations.

Inflation has resulted in increased costs of operations, which could have a material adverse effect on our results of operations and the market price of our common stock.

Inflation has accelerated in the U.S. and globally due in part to global supply chain issues, the Ukraine-Russia war, a rise in energy prices, and strong consumer demand as economies continue to reopen from restrictions related to the COVID-19 pandemic. The inflationary environment has increased our cost of labor, as well as our other operating costs, which may have a material adverse impact on our financial results. In addition, economic conditions could impact and reduce the number of customers who purchase our products as credit becomes more expensive or unavailable. Although interest rates have increased and are expected to increase further, inflation may continue. Further, increased interest rates could have a negative effect on the securities markets generally which may, in turn, have a material adverse effect on the market price of our common stock.

A product recall could cripple growth.

If the Atlis’s XT pickup truck, XP truck platform, or Advanced Charging Station are unable to meet performance and quality criteria, we may be required to perform product recalls to address said concerns. A product recall can have substantial cost related to performing such corrective actions. Although Atlis will perform significant internal testing and qualifications, as well as external qualifications through approved third party vendors against industry standards and regulatory requirements, there will be unperceived conditions which may negatively impact the customer or Company expected performance and safety of our vehicles. As such, Atlis may perform a corrective action such as a recall of products, mandatory repairs of defective components, or litigation settlements which can materially affect our financial goals, operation results, brand, business, and products. If we are unable to provide significant charging stations, our business success may be substantially affected.

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A significant portion of our success is our ability to deploy the appropriate number of charging stations, in strategic locations relative to our customers and customer behaviors. If Atlis is unable to deploy charging stations to specified locations, this may negatively affect our brand, business, financial goals, operational results, and product success in the market. As such, to meet said availability requirements, Atlis will require significant capital investments to rapidly deploy said Advanced Charging Stations, as well as development of relationships with third party members who can assist in deployment of said charging stations. If we are unable to address service requirements, we may negatively affect our customer experience. As such, Atlis will require service capabilities to be established in locations within close proximity to our XT pickup truck and XP truck platform owners. Atlis’s ability to engage with third party operating service stations, as well as our ability to establish company operated locations, will be critical to the success of developing a positive customer experience.

We may be subject to product liability claims.

While Atlis will work diligently to meet all company and regulatory safety requirements, there is a chance that a component catastrophically fails. It is possible that through unknown circumstances or conditions out of our control, some person is injured by our product. The risk of product liability claims, and adverse publicity can always occur when manufacturing, developing, marketing, and selling a brand-new product that was developed from scratch. If a customer or other party were to be injured by an Atlis product, the ensuing litigation costs and reputational damage could be irreparable.

We may face regulatory challenges.

We are substantially at risk of unfavorable governmental regulations. Motor vehicles are subject to substantial regulation under international, federal, state, local and foreign laws regarding safety, performance, and import regulations. The AMV Cell, AMV Battery, XP Platform and XT Pickup truck will need to comply with many governmental standards and regulations relating to vehicle safety, fuel economy, emissions control, noise control, and vehicle recycling, among others. Compliance with all of these requirements may delay our production launch, thereby adversely affecting our business and financial condition.

Additionally, there is a chance that some economically advantageous governmental incentives or subsidies will be removed or repealed before our product reaches production. Such changes to the governmental regulatory structure could have an adverse effect on profitability.

We have no proven history of achieving the necessary regulatory requirements.

We have not yet received regulatory approval for our AMV Cell, AMV Battery, XP Platform or XT pickup truck. We may face significant technical challenges in achieving regulatory approval that may impact our ability to continue operations.

Many of the required regulatory approvals may require significant cost and time. Atlis may need to raise additional capital to achieve regulatory approvals for our products. Failure to raise the needed capital required may have an impact to our ability to continue operations.

If we cannot continue to innovate, our revenue growth rate and profits may be reduced.

To successfully develop and grow our business, we must develop, distribute and commercialize our products, secure strategic partnerships with various businesses, and bring our products to market on schedule and in a profitable manner, as well as spend time and resources on the development of future products, services and business strategies that are complementary to our initial electric vehicle and business plan. Delays or failures in the launch of our products could hurt our ability to meet our growth objectives, which may affect our financial projections and may impact our stock price. Moreover, if we are unable to continually develop and evolve our business strategy and launch additional products and services in the future, our business will be entirely dependent on the success of the XT pickup truck, which could hurt our ability to meet our objectives. We cannot guarantee that the XT pickup truck will be able to achieve our expansion goals alone. Our ability to expand successfully will depend on a number of factors, many of which are beyond our control.

The success of our business depends on attracting and retaining a large number of customers. If we are unable to do so, we will not be able to achieve profitability.

Our success depends on attracting a large number of potential customers to purchase our vehicles and the associated services we will provide to our customers. If our customers do not perceive our vehicles and services to be of sufficiently high value and quality, cost competitive and appealing in aesthetics or performance, we may not be able to retain our current preorder customers or attract new customers, and our business, prospects, financial condition, results of operations, and cash flows would suffer as a result. In addition, we may incur significantly higher and more sustained advertising and promotional expenditures than we have previously incurred to attract customers. Further, our future success will also depend in part on securing additional commercial agreements with businesses and/or fleet operators for our commercial vehicles. Many states have enacted legislation to prohibit direct-to-consumer sales, reducing the pool of prospective customers. We may not be successful in attracting and retaining a large number of consumer and commercial customers. If, for any of these reasons, we are not able to attract and maintain consumer and commercial customers, our business, prospects, financial condition, results of operations, and cash flows would be materially harmed.

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We may have difficulty protecting our intellectual property.

Our pending patents and other intellectual property could be unenforceable or ineffective once patent reviews are completed. We anticipate patent review completion and patents issued in calendar years 2021, 2022, and 2023 based on the typical two-year process between filing and issuing. We have continued to file patent applications throughout 2022 and plan to continue filing new patents over time. We have filed these patents privately and the scope of what they cover remains confidential until they are issued. For any company creating brand new products, it is imperative to protect the proprietary intellectual property to maintain a competitive advantage. There is no doubt that a significant portion of Atlis’s current value depends on the strength and imperviousness of these pending patents. We intend to continue to file additional patent applications and build our intellectual property portfolio as we discover new technologies related to the development of plug-in electric vehicles.

We believe that intellectual property will be critical to our success, and that we will rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements to protect our proprietary rights. If we are not successful in protecting our intellectual property, it could have a material adverse effect on our business, results of operations and financial condition. While we believe that we will be issued trademarks, patents and pending patent applications help to protect our business, there can be no assurance that our operations do not, or will not, infringe valid, enforceable third-party patents of third parties or that competitors will not devise new methods of competing with us that are not covered by our anticipated patent applications. There can also be no assurance that our patent applications will be approved, that any patents issued will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found to be invalid or unenforceable or that our patents will be effective in preventing third parties from utilizing a copycat business model to offer the same service in one or more categories. Moreover, it is intended that we will rely on intellectual property and technology developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our intended services will be provided. The laws of certain countries do not protect proprietary rights to the same extent as the laws of the U.S. and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology adequately against unauthorized third party copying or use, which could adversely affect our competitive position. We expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation, even if we have agreements prohibiting such activity. Also, to the extent third parties are obligated to indemnify us for breaches of our intellectual property rights, these third parties may be unable to meet these obligations. Any of these events could have a material adverse effect on our business, results of operations or financial condition.

The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case, which could have a material adverse effect on our business, results of operations and financial condition.

Intellectual property protection is costly.

Filing, prosecuting and defending patents related to our products and software throughout the world is prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to technology, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

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Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information.

We anticipate that a substantial amount of our processes and technologies will be protected by trade secret laws. To protect these technologies and processes, we intend to rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. To the extent that our employees, contractors or other third parties with which we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products and related future products and services by copying functionality, among other things. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

Failure to comply with federal and state privacy laws could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. Several internet companies have recently incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could adversely affect our business. Federal and state governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

The loss of the services of our CEO, CFO, or President, Mr. Mark Hanchett, Mr. Apoorv Dwivedi, or Mrs. Annie Pratt respectively, could have a material adverse effect on us. We do not maintain any key man life insurance on our executives. The loss of any of our executives’ services could cause investors to lose all or a part of their investment. Our future success will also depend on our ability to attract, retain and motivate other highly skilled employees. Competition for personnel in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

Our management team does not have any experience in operating a publicly traded company.

While our management team has a wide breadth of business experience, none of our executive officers have held an executive position at a publicly traded company. Given the onerous compliance requirements to which public companies are subject, there is a chance our executive officers will fail to perform at a level expected of public company officers. In such an event, the Company’s share price could be adversely effected. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. We are in the process of upgrading our systems to an enterprise, and a delay could impact our ability or prevent it from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We are significantly influenced by our officers and directors.

The Company’s Chief Executive Officer and majority stockholder, Mark Hanchett, controls approximately 71% of the voting power of our outstanding common stock prior to this offering. Additionally, the Company’s President, Annie Pratt, controls approximately 26% of the voting power of our outstanding common stock prior to this offering. These stockholders, if acting together, are able to significantly influence all matters requiring approval by stockholders, including the election of directors and the approval of mergers or other business combinations transactions. Please see “Security Ownership of Certain Beneficial Owners and Management” below for more information.

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Our future performance is dependent on the ability to retain key personnel. The Company’s performance is substantially dependent on the performance of senior management. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company’s business, results of operations and financial condition.

The dual class structure of our common stock has the effect of concentrating voting power with members of our management team, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our Class D common stock has 10 votes per share, and our Class A common stock, which is the stock we are offering by means of this prospectus, has one vote per share. Members of our management team together hold all of the issued and outstanding shares of our Class D common stock. Accordingly, upon the closing of this offering, assuming the sale of the maximum number of shares of our Class A common stock offered hereby, Mark Hanchett, our Chief Executive Officer and a member of our Board of Directors will hold approximately 69% of the voting power of our outstanding capital stock; and Annie Pratt, our President and a member of our Board of Directors, will hold approximately 25% of the voting power of our outstanding capital stock. Therefore, our management team, individually or together, will be able to significantly influence matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. These members of our management team, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our Company and might ultimately affect the market price of our Class A common stock. In addition, future issuances of our Class D common stock to Mark Hanchett, Annie Pratt or other members of our management team may be dilutive to holders of our Class A common stock.

We cannot predict the impact our dual class structure may have on our stock price.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, because of our dual class structure, we will likely be excluded from certain indexes, and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements.

The Company’s Chief Executive Officer beneficially owns and controls a majority of the combined voting power of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including, but not limited to, the requirement that:

•	a majority of the Board of Directors consist of directors who qualify as “independent” as defined under the Nasdaq listing rules;

•	its Board of Directors have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and

•	its Board of Directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	its Board of Directors conduct an annual performance evaluation of its compensation committee and the nominating and corporate governance committee.

We intend to rely on some or all of these exemptions so long as we remain a “controlled company.” As a result, we do not have (i) a majority of independent directors, (ii) a nominating and governance committee composed entirely of independent directors, and (iii) a compensation committee composed entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies subject to all of the corporate governance requirements of Nasdaq.

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Our Chief Executive Officer and majority stockholder may significantly influence matters to be voted on and their interest may differ from, or be adverse to, the interest of our other stockholders.

The Company’s Chief Executive Officer and majority stockholder, Mark Hanchett, controls approximately 71% of the voting power of our outstanding common stock prior to this offering. Additionally, the Company’s President, Annie Pratt, controls approximately 26% of the voting power of our outstanding common stock prior to this offering.

Accordingly, Mr. Hanchett possesses significant influence over the Company on matters submitted to the stockholders for approval, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. This amount of control gives him substantial ability to determine the future of our Company, and as such, he may elect to close the business, change the business plan or make any number of other major business decisions without the approval of the remaining stockholders. The interest of Mr. Hanchett may differ from the interests of our other stockholders and could therefore result in corporate decisions that are adverse to other stockholders.

Our business could be adversely affected by a downturn in the economy and/or manufacturing.

We are dependent upon the continued demand for electric vehicles, making our business susceptible to a downturn in the economy or in manufacturing. For example, a decrease in the number of individuals investing their money in the equity markets could result in a decrease in the number of companies deciding to become or remain public. This downturn could have a material adverse effect on our business, our ability to raise funds, our production, and ultimately our overall financial condition.

Our business would be adversely affected if we are not able to create and develop an effective direct sales force.

Because a significant component of our growth strategy relates to increasing our revenues through sales to companies and individuals subject to the SEC disclosure and reporting requirements, our business would be adversely affected if we were unable to develop and maintain an effective sales force to market our products directly to consumers. Further complicating this matter, many states have prohibited direct to consumer vehicle sales. Atlis will need to be effective at converting online interest into hard sales. We currently do not employ any sales staff to sell our products, which could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully manage our growth.

We could experience growth over a short period of time, which could put a significant strain on our managerial, operational and financial resources. We must implement and constantly improve our certification processes and hire, train and manage qualified personnel to manage such growth. We have limited resources and may be unable to manage our growth. Our business strategy is based on the assumption that our customer base, geographic coverage and service offerings will increase. If this occurs it will place a significant strain on our managerial, operational, and financial resources. If we are unable to manage our growth effectively, our business will be adversely affected. As part of this growth, we may have to implement new operational, manufacturing, and financial systems and procedures and controls to expand, train and manage our employees, especially in the areas of manufacturing and sales. If we fail to develop and maintain our people and processes as we experience our anticipated growth, demand for our products and our revenues could decrease.

We may not be able to keep up with rapid technological changes.

To remain competitive, we must continue to enhance our products and software. The evolving nature of the electric vehicle industry, which is characterized by rapid technological change, frequent new product and service introductions and the emergence of new industry standards and practices, could render our existing systems, software, and services obsolete. Our success will depend, in part, on our ability to develop, innovate, license or acquire leading technologies useful in our business, enhance our existing solutions, develop new solutions and technology that address the increasingly sophisticated and varied needs of our current and prospective customers, and respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not successfully use new technologies effectively or adapt our proprietary technology and hardware to emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

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If we do not successfully establish and maintain our Company as a highly trusted and respected name for electric vehicles, we could sustain loss of revenues, which could significantly affect our business, financial condition and results of operations.

In order to attract and retain a client base and increase business, we must establish, maintain and strengthen our name and the services we provide. In order to be successful in establishing our reputation, clients must perceive us as a trusted source for quality services. If we are unable to attract and retain clients with our current marketing plans, we may not be able to successfully establish our name and reputation, which could significantly affect our business, financial condition and results of operations.

Other manufacturers may beat us to market.

As of February 2023, several competing electric pickup trucks have entered production, or will enter production by the end of 2024. These include, but are not limited to, the Ford F-150 Lightning; Chevrolet electric Silverado; GMC Sierra EV; Rivian R1T; Tesla Cybertruck; Hummer EV pickup; Lordstown Endurance; and Ram Revolution.  Although we believe we are developing a superior product in terms of both design and performance, many other auto makers have significantly more bargaining power and deeper pockets that enable them to quickly create economies of scale. There is a chance that consumers adopt competitor electric trucks before Atlis can bring its XT pickup truck to market. While other manufacturers focus on mid-size and class 1 pickup trucks, Atlis will focus on Class 2 and 3 markets, while offering a vehicle option for Class 1 customers.

Small public companies are inherently risky and we may be exposed to market factors beyond our control. If such events were to occur it may result in a loss of your investment.

Managing a small public company involves a high degree of risk. Few small public companies ever reach market stability and we will be subject to oversight from governing bodies and regulations that will be costly to meet. Our present officer has limited experience in managing a fully reporting public company, so we may be forced to obtain outside consultants to assist us with meeting these requirements. These outside consultants are expensive and can have a direct impact on our ability to be profitable. This will make an investment in our Company a highly speculative and risky investment.

Limitations of director liability and director and officer indemnification.

Our Amended and Restated Charter (as defined below) limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	Transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our A&R Bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our A&R Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these Bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our A&R Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Risks of borrowing could arise if we incur indebtedness in the future.

As of the date of this prospectus, we have incurred certain debt obligations in the ordinary course of our business. Should we obtain secure bank debt in the future, possible risks could arise. If we incur additional indebtedness, a portion of our future revenues will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to our rights. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, ability to generate revenue, operating results or financial condition.

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We may encounter unanticipated obstacles as our business plan evolves.

Our business plan may change significantly. Many of our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Our Board of Directors believes that the chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Our Board of Directors reserve the right to make significant modifications to our stated strategies depending on future events.

Our future operating results are uncertain and there are no assurances that we can generate significant revenue or achieve profitability.

Our future operating results may be volatile, difficult to predict and may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the nature of our target market, we may be unable to accurately forecast our future revenues and operating results. Furthermore, our failure to generate revenues would prevent us from achieving and maintaining profitability. There are no assurances that we can generate significant revenue or achieve profitability. We anticipate having a sizeable amount of fixed expenses, and we expect to incur losses due to the execution of our business strategy, continued development efforts and related expenses. As a result, we will need to generate significant revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that we will ever achieve sufficient revenue levels to achieve profitability.

We will incur increased costs and be subject to heightened disclosure requirements as a result of becoming a public company.

We recently became a publicly traded company in the U.S. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Additionally, with the heightened disclosure requirements comes heightened regulatory and stockholder scrutiny. With public reporting, the risk of intervention by regulatory bodies and/or stockholders increases.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, if we can obtain such insurance at all. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar liability coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We rely on human resources, the loss of services of any of such personnel may have a material adverse effect on our business and operations.

We rely on our management team, our advisors, third-party consultants, third-party developers, service providers, technology partners, outside attorneys, advisors, accountants, auditors, and other administrators. The loss of services of any of such personnel may have a material adverse effect on our business and operations.

We may be unable to attract and retain the required talent.

The nature of our product development efforts requires us to hire talent to complete highly technical and specialized work. Recruiting for these specialized roles may be challenging, and we may be competing with top companies to attract and retain employees for these roles. If we cannot secure the right talent, our product development and production schedules may be affected.

We must indemnify our officers, directors, employees and other agents and their affiliates.

Our Amended and Restated Charter, as amended from time to time, provide that officers, directors, employees and other agents and their affiliates shall only be liable to the Company and its stockholders for losses, judgments, liabilities and expenses that result from the fraud or other breach of fiduciary obligations. Additionally, we have entered into corporate indemnification agreements with each of our officers and directors consistent with industry practice. Thus, certain alleged errors or omissions might not be actionable by the Company. Our governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify its officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Company, including liabilities under applicable securities laws.

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Forces beyond our control may cause unforeseen delays or failures.

Our business is uniquely susceptible to unforeseen delays or failures that are caused by forces of nature and related circumstances. These factors are outside and beyond our control. The delay or failure to complete the development and testing of our XP Platform or XT pickup truck and the commercial release of related services may be due to any act of God, fire, war, terrorism, flood, strike, labor dispute, disaster, transportation or laboratory difficulties or any similar or dissimilar event beyond our control. We will not be held liable to any stockholder in the event of any such failure. However, a court of competent jurisdiction may determine that we are still liable to stockholders for catastrophic failures proximately caused by forces of nature outside of our control. If such a court so decides, Atlis may have significant stockholder liability exposure.

The COVID-19 pandemic could cause unforeseen delays in development.

Similar to force majeure, our company is susceptible to the effects of the COVID-19 pandemic. As a result of the pandemic, our workforce may have to work remotely for an extended period of time. Being forced to work remotely may cause unforeseen delays in development.

Additionally, an extended pandemic may wreak havoc on international automotive supply chains. If the pandemic makes it difficult for us to source components from suppliers, we may be forced to develop and manufacture certain components ourselves, which would likely result in further delays and cost overruns. We will not be held liable to any stockholder in the event of any delays or catastrophic failures proximately caused by the COVID-19 pandemic. However, a court of competent jurisdiction may determine that we are still liable to stockholders for catastrophic failures proximately caused by the COVID-19 pandemic. If such a court so decides, Atlis may have significant stockholder liability exposure.

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RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR SECURITIES

You will incur substantial and immediate dilution of the price you pay for your Class A common stock included in the Units and may experience additional dilution of your investment in the future.

The effective price of our Class A common stock included in the Units is substantially higher than the net tangible book value per share of the outstanding Class A common stock issued after this offering. Assuming the sale of all 6,451,413 Units in this offering at an assumed public offering price of $3.10 per Unit, which represents the closing price of our Class A common stock on Nasdaq on February 6, 2023, you will suffer immediate and substantial dilution. The conversion of outstanding convertible notes and the exercise of outstanding stock options and warrants, including the Warrants issued in connection with this offering, may result in further dilution of your investment. In addition, the Series A Warrants include a cashless exercise provision that could allow the holders thereof to exercise such Series A Warrants without paying any additional consideration. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Units in this offering. Further, because we may need to raise additional capital to fund our anticipated level of operations, we may in the future sell substantial amounts of Class A common stock or securities convertible into or exchangeable for Class A common stock. These future issuances of equity or equity-linked securities, together with the conversion of outstanding convertible notes and the exercise of outstanding stock options and warrants, will likely result in further dilution to investors.

Our outstanding convertible notes and our outstanding warrants are convertible and exercisable into shares of our Class A common stock and when converted or exercised, the issuance of additional shares of Class A common stock may result in downward pressure on the trading price of our Class A common stock.

As of February 9, 2023, there was an aggregate of $21,250,000 of convertible notes outstanding, which are convertible into up to an aggregate of 21,250,000 shares of Class A common stock (assuming conversion at a conversion price equal to the floor price of $1.00). We believe that as holders convert their convertible notes into Class A common stock, they will immediately sell their shares of Class A common stock. The sale of such shares of Class A common stock may result in downward pressure on the trading price of our Class A common stock resulting in a lower stock price. Additionally, as of February 9, 2023, we have 2,111,932 outstanding warrants to purchase 2,111,932 shares of Class A common stock. Many of these warrants have a cashless exercise provision that if exercised may also result in downward pressure on the trading price of our common stock and cause such price to decline.

The best efforts structure of this offering may have an adverse effect on our business plan.

The Placement Agent is offering the shares in this offering on a best efforts basis. The Placement Agent is not required to purchase any securities, but will use its best efforts to sell the securities offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us. The success of this offering will impact our ability to use the proceeds to execute our business plan. We may have insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

There is no public market for the Units, Warrants or Pre-Funded Warrants.

There is no established public trading market for the Units, Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Units, Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of those securities will be limited.

The Warrants and the Pre-Funded Warrants are speculative in nature.

The Warrants and the Pre-Funded Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Class A common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the Class A common stock and pay an assumed exercise price of $3.10 per share (100% of the assumed public offering price of a Unit), prior to five (5) years from the date of issuance, after which date any unexercised warrants will expire and have no further value. In the case of Pre-Funded Warrants, holders may exercise their right to acquire the Class A common stock and pay an exercise price of $0.0001 per share. The Pre-Funded Warrants do not expire.

Holders of the Warrants and the Pre-Funded Warrants will not have rights of holders of our shares of Class A common stock until such Warrants and Pre-Funded Warrants are exercised.

The Warrants and the Pre-Funded Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our Class A common stock at a fixed price. Until holders of the Warrants and the Pre-Funded Warrants acquire shares of our Class A common stock upon exercise of the Warrants and the Pre-Funded Warrants, respectively, such holders will have no rights with respect to our shares of Class A common stock underlying such Warrants and Pre-Funded Warrants.

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You may be unable to exercise the Series B Warrants and they may have no value if we are unable to effect the Corporate Reorganization to enable us to issue more shares of Class A common stock.

The Series B Warrants will not be exercisable until after the date we effect a reorganization of the Company that results in us becoming a wholly owned subsidiary of a newly formed holding company (the “Corporate Reorganization”). If by , 2023 the Company has not effected the Corporate Reorganization with a sufficient number of shares of Common Stock authorized to permit the exercise in full of the Series B Warrants, the Company shall take all corporate action necessary to call a meeting of its stockholders (which may be its annual meeting) (the “Stockholder Approval”), for the purpose of seeking approval of the Company’s stockholders to either increase the number of shares of Class A common stock the Company is authorized to issue or effect a reverse stock split of the Company’s issued and outstanding shares of Class A common stock, in either case in an amount sufficient to permit the exercise in full of the Series B Warrants. The Series B Warrants will then expire five (5) years after the date of the Corporate Reorganization or the Stockholder Approval, as applicable. If we are unable to effect the Corporate Reorganization or obtain Stockholder Approval, the Series B Warrants may have no value and may expire worthless. In no event may the Warrants be net cash settled, until they initially become exercisable.

Management has ultimate discretion over the actual use of proceeds derived from this offering.

The net proceeds from this offering will be used for the purposes described under “Use of Proceeds.” However, we reserve the right to use the funds obtained from this offering for other similar purposes not presently contemplated which we deem to be in the best interests of the Company and our stockholders in order to address changed circumstances or opportunities. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of the Board of Directors with respect to application and allocation of the net proceeds of this offering. Investors who purchase Units will be entrusting their funds to our Board of Directors, upon whose judgment and discretion the investors must depend. The failure of our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not anticipate dividends to be paid on our Class A common stock and investors may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our Class A common stock and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their Class A common stock. We cannot assure stockholders of a positive return on their investment when they sell their Class A common stock nor can we assure that stockholders will not lose the entire amount of their investment. Any payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such a time as the Board of Directors may consider it relevant. If we do not pay dividends, our Class A common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues from our primary products.

Our business consists of developing and manufacturing electric vehicles and charging infrastructure. We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace. This lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues since we do not expect to have any other lines of business or alternative revenue sources.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

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Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

We will incur significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

We expect to incur increased costs associated with corporate governance requirements that are now applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Exchange Act, as well as the rules of Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time consuming, including due to increased training of our current employees, additional hiring of new employees, and increased assistance from consultants. We expect such expenses to further increase after we are no longer an “emerging growth company.” We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Furthermore, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, our management team will need to devote substantial attention to transitioning to interacting with public company analysts and investors and complying with the increasingly complex laws pertaining to public companies, which may divert attention away from the day-to-day management of our business, including operational, research and development and sales and marketing activities. Increases in costs incurred or diversion of management’s attention as a result of becoming a publicly traded company may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Failure to maintain internal controls over financial reporting would have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required by Atlis Motor Vehicles as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence. Failure to establish those controls, or any failure of those controls once established, could also adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Class A common stock.

We may use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights will result in the dilution of the ownership interests of our existing stockholders.

We may use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights will result in the dilution of the ownership interests of our existing stockholders.

General securities investment risks.

All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The value of our Class A common stock can be adversely affected by a variety of factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments and trends, and general business and economic conditions.

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We may be unable to meet our capital requirements.

Our capital requirements depend on numerous factors, including but not limited to the rate and success of our research and development efforts, marketing efforts, market acceptance of our products, our ability to establish and maintain our agreements with suppliers, our ability to ramp up production, product demand and other factors. The capital requirements relating to development of our technology and the implementation of our business plan will be significant. We cannot accurately predict the timing and amount of such capital requirements. However, we are dependent on the proceeds of this offering as well as additional financing that will be required in order to develop our products and fully implement our proposed business plans.

However, in the event that our plans change, our assumptions change or prove to be inaccurate, or if the proceeds of this offering prove to be insufficient to implement our business plan, we would be required to seek additional financing sooner than currently anticipated. There can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Furthermore, any additional equity financing may dilute the equity interests of our existing stockholders (including those purchasing shares pursuant to this offering), and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as and when needed, we may be required to reduce the scope of our operations or our anticipated business plans, which could have a material adverse effect on our business, future operating results and financial condition.

If we pursue strategic investments, they may result in losses.

We may elect periodically to make strategic investments in various public and private companies with businesses or technologies that may complement our business. The market values of these strategic investments may fluctuate due to market conditions and other conditions over which we have no control. Other-than-temporary declines in the market price and valuations of the securities that we hold in other companies would require us to record losses related to our investment. This could result in future charges to our earnings. It is uncertain whether or not we will realize any long-term benefits associated with these strategic investments.

The market price and trading volume of our Class A common stock has fluctuated, and may continue to fluctuate, significantly, and our stockholders may lose all or part of their investment.

The market prices and trading volume for securities of startup companies have historically been highly volatile, and the market has from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price and trading volume of our Class A common stock has fluctuated, and may continue to fluctuate, significantly in response to numerous factors, some of which are beyond our control, such as:

•	actual or anticipated adverse results or delays in our research and development efforts;
•	our failure to commercialize our XP Platform and XT pickup truck;
•	unanticipated serious safety concerns related to the use of our products;
•	adverse regulatory decisions;
•	legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our intellectual property, government investigations and the results of any proceedings or lawsuits, including patent or stockholder litigation;
•	changes in laws or regulations applicable to the electric vehicle industry;
•	our dependence on third party suppliers;
•	announcements of the introduction of new products by our competitors;
•	market conditions in the electric vehicle industry;
•	announcements concerning product development results or intellectual property rights of others;
•	future issuances of our common stock or other securities;
•	the addition or departure of key personnel;
•	actual or anticipated variations in quarterly operating results;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	our failure to meet or exceed the estimates and projections of the investment community;
•	issuances of debt or equity securities;
•	trading volume of our common stock;
•	sales of our Class A common stock by us or our stockholders in the future;
•	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;
•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;
•	ineffectiveness of our internal controls;

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•	general political and economic conditions;
•	effects of natural or man-made catastrophic events;
•	scarcity of raw materials necessary for battery production;
•	other events or factors, many of which are beyond our control.

In addition, over the last few years, the stock market has experienced price and volume fluctuations, including due to factors relating to the ongoing outbreak of COVID-19 and the war in Ukraine, and this volatility has sometimes been unrelated to the operating performance of particular companies. As a result, there is a potential for rapid and substantial decreases in the price of our common stock, including decreases unrelated to our operating performance or prospects. This market and share price volatility relating to the effects of COVID-19 or the war in Ukraine, as well as general economic, market or political conditions, has and could further reduce the market price of our common stock in spite of our operating performance and could also increase our cost of capital, which could prevent us from accessing debt and equity capital on terms acceptable to us or at all.

Further, price and volume fluctuations may result in volatility in the price of our Class A common stock, which could cause a decline in the value of our common stock. Price volatility of our Class A common stock might worsen if the trading volume of our shares is low. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Class A common stock.

A sale, or the perception of future sales, of a substantial number of shares of the Class A common stock may cause the share prices to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our Class A common stock in the public market, including shares issued in connection with the exercise of outstanding options, the market price of our shares could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business. The stock markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for the common stock of automotive companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of a company’s securities. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Our quarterly operating results may fluctuate.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our development programs;
•	any intellectual property infringement lawsuit in which we may become involved;
•	regulatory developments affecting our products and related services; and
•	our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our Class A common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our Class A common stock to fluctuate substantially.

Our ability to utilize loss carry forwards may be limited

Generally, a change of more than fifty percent (50%) in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit our ability to use our net operating loss carryforwards attributable to the period prior to the change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations.

We may be required to expend funds to indemnify officers and directors.

Our Charter, as may be further amended, A&R Bylaws and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such a person’s promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. Our Director and Officer liability insurance coverage may be insufficient to cover our exposure. This indemnification policy could result in substantial expenditures by us, which we will be unable to recover. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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The preparation of our financial statements requires estimates, judgments and assumptions that are inherently uncertain.

Financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

Unfavorable securities industry reports could have a negative effect on our share price.

Any trading market for our Class A common stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Class A common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Class A common stock could be negatively affected.

Our A&R Bylaws include forum selection provisions, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our A&R Bylaws require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our business, (ii) any action asserting a claim of breach of a duty owed by any director, officer, employee, agent or stockholder of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our A&R Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

These forum selection provisions in our A&R Bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us, which may discourage such lawsuits against us. We cannot be certain as to whether a court would enforce these provisions, and if a court were to find the forum selection provisions contained in A&R Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $17.9 million (assuming the sale of all Units offered hereby at the assumed public offering price of $3.10 per Unit, which represents the closing sale price of our Class A common stock on Nasdaq on February 6, 2023, and assuming no issuance of Pre-Funded Warrants and no exercise of the Warrants issued in connection with this offering), after deducting the estimated Placement Agent fees and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds of this offering primarily for general corporate purposes, which may include, but is not limited to, research and development and operations, capital equipment and raw materials. These uses may include building AMV battery manufacturing capabilities, working capital to support the continued manufacturing of our battery cell and the continued development of the AMV charging infrastructure, the XP platform and XT pickup truck. The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of progress of our research and development, market conditions, and our ability to secure supply of goods and services for both equipment and raw material.

The table below depicts how we plan to utilize the proceeds in the event that 100%, 50% and 25% of the Units in this offering are sold, before deducting the estimated Placement Agent fees and estimated offering expenses payable by us:

	100% of Units Sold	% of Total	50% of Units Sold	% of Total	25% of Units Sold	% of Total
Gross Proceeds from Offering	$20,000,000		$10,000,000		$5,000,000

Use of Proceeds
Research & development and operations	$12,800,000	64.0%	$6,400,000	64.0%	$3,200,000	64.0%
Capital equipment	$5,600,000	28.0%	$2,800,000	28.0%	$1,400,000	28.0%
Raw materials	$1,600,000	8.0%	$800,000	8.0%	$400,000	8.0%
Total Use of Proceeds	$20,000,000	100.0%	$10,000,000	100.0%	$5,000,000	100.0%

We cannot specify with certainty the amount or particular uses of the net proceeds that we will receive from this offering. However, our business is particularly capital intensive, both with respect to our core business activities and potential acquisition opportunities. We may find it necessary or advisable to use the net proceeds for other purposes, and accordingly, we will have broad discretion in using these proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering. Pending the use of proceeds from this offering as described above, we may invest the net proceeds that we receive in this offering in short-term, investment grade, interest-bearing instruments.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2022 on:

•	an actual basis; and

•	as adjusted to give effect to this offering (assuming the sale of all Units offered hereby at the assumed public offering price of $3.10 per Unit, which represents the closing sale price of our Class A common stock on Nasdaq on February 6, 2023, and assuming no issuance of Pre-Funded Warrants and no exercise of the Warrants issued in connection with this offering) for net proceeds of approximately $17.9 million, after deducting estimated Placement Agent fees and estimated offering expenses payable by us.

	September 30, 2022
($ in thousands)	Actual	As Adjusted
CASH & CASH EQUIVALENTS:	$1,414	$19,318

EQUITY:
Class A Common Stock, par value $0.0001; 54,307,968 shares authorized, 9,538,691 shares issued and outstanding (actual) and 15,990,304 shares issued and outstanding (as adjusted)	1	2

Class B Common Stock, par value $0.0001; 1 share authorized, 0 shares issued and outstanding (actual and as adjusted)	¯	¯

Class C Common Stock, par value $0.0001; 15,000 shares authorized, 0 shares issued and outstanding (actual and as adjusted)	¯	¯

Class D Common Stock, par value $0.0001; 41,925,572 shares authorized, 29,775,370 shares issued and outstanding (actual and as adjusted)	3	3

Additional Paid-in Capital	$202,002	$219,906
Accumulated Deficit	$(201,061)	$(201,061)

TOTAL EQUITY	945	18,850

TOTAL CAPITALIZATION	$945	$18,850

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DIVIDEND POLICY

We have never declared or paid any cash dividend and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

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SECURITIES MARKET INFORMATION

Market Information

Atlis Motor Vehicles’ Class A common stock is listed for trading on Nasdaq under the symbol “AMV.” As of February 9, 2023, the closing price of our Class A common stock as reported on Nasdaq was $2.82. We do not intend to apply for the listing of the Pre-Funded Warrants or the Warrants that are part of this offering on any national securities exchange.

Holders

As of February 9, 2023, there were 17,573 holders of record of our Class A common stock.

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DILUTION

If you invest in this offering, your interest will be diluted to the extent of the difference between the public offering price per Unit and the net tangible book value per share of Class A common stock after the offering. Dilution results from the fact that the per Unit offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares of Class A common stock.

Our historical net tangible book value attributable to shareholders on September 30, 2022 was $0.94 million or approximately $0.10 per share of Class A common stock. Net tangible book value per outstanding share represents the total assets less intangible assets and total liabilities, divided by the number of shares of Class A common stock outstanding.

The following table sets forth the difference between the offering price of the Units being offered by us, the net tangible book value per share before this offering, and the net tangible book value per share after giving effect to this offering, assuming that 100%, 50% and 25% of the offered Units are sold at the assumed public offering price of $3.10 per Unit (which represents the closing sale price of our Class A common stock on Nasdaq on February 6, 2023, and assuming no issuance of Pre-Funded Warrants and no exercise of the Warrants issued in connection with this offering), after deducting estimated Placement Agent fees and estimated offering expenses payable by us.

	100% of Units are sold	50% of Units are sold	25% of Units are sold
Assumed offering price per Unit	$3.10	$3.10	$3.10
Net tangible book value per share of Class A common stock before this offering	$0.07	$0.07	$0.07
Increase per share of Class A common stock attributable to payment by investors in this offering	$0.91	$0.53	$0.27
Pro forma net tangible book value per share of Class A common stock after this offering	$0.98	$0.60	$0.34
Dilution per share of Class A common stock to investors in this offering	$1.04	$0.62	$0.35

A $1.00 increase in the assumed public offering price per Unit would increase our pro forma net tangible book value after giving effect to this offering by $23.8 million, the pro forma net tangible book value per share of Class A common stock by $1.22 per share and the dilution in pro forma net tangible book value per share of Class A common stock to new investors in this offering by $1.04 per share, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus, and after deducting the estimated Placement Agent fees and estimated offering expenses payable by us.

The above discussion is based on 12,790,205 shares of our Class A common stock outstanding as of February 6, 2023 and excludes, as of that date, the following: (a) 35,975,728 shares of Class A common stock issuable upon the exercise of options outstanding prior to this offering at a weighted average exercise price equal to $7.00; (b) up to an aggregate of 22,500,000 shares of Class A common stock issuable upon the conversion of our outstanding convertible notes (assuming conversion at a conversion price equal to $1.00); and (c) up to an aggregate of 2,111,932 shares of Class A common stock issuable upon the exercise of our outstanding warrants.

To the extent that our outstanding options, convertible notes or warrants are exercised or converted, as applicable, you could experience further dilution. To the extent that we raise additional capital through the sale of additional equity, the issuance of any of our shares of Class A common stock could result in further dilution to our stockholders.

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BUSINESS

The following discussion of our business should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Unless the context otherwise requires, with respect to descriptions of the financials and operations of the Company’s assets, references herein to the “Company,” “we,” “us” or “our” relate to our business as Atlis Motor Vehicles Inc.

Overview

Atlis Motor Vehicles is a vertically integrated, electric vehicle technology company committed to electrifying vehicles and equipment for Work. We define “Work” as industries that contribute to the building, digging, growing, maintaining, moving, hauling, and towing of the goods and services that keep our communities moving forward. We believe that a majority of the electric vehicle solutions have overlooked the Work industry due to limitations of existing electric vehicle battery capabilities. Atlis is purposefully developing products to meet the demands and needs of the Work segment. We also intend to develop an ecosystem of services and adjacent products to support electrification for our intended customer segments.

We believe Atlis technology will be used to power last mile delivery vehicles, pick-up trucks, garbage trucks, cement trucks, vans, RVs, box trucks, light to heavy-duty equipment and more. In addition, our batteries could be used for commercial and residential energy storage devices. At the core of our hardware ecosystem and platform, proprietary battery technology makes the charging of a full-size pickup truck possible in 15-minutes or less. We intend for our modular system platform architecture to be scalable to meet the specific vehicle or equipment application needs of those in construction, mining, and agribusiness field, as well as those with other use cases.

Atlis Motor Vehicles is an early-stage company, primarily engaged in research and development and has not yet scaled production of its products or delivered any products to customers. Of all the products we intend to bring to market, our proprietary battery technology is the furthest along in development and closest to mass production. We are working to deliver battery cells and packs to customers first, while we continue development on the XP Platform, XT Truck, and service offerings. Scaling to reach high-volume production will require significant effort and capital. Additionally, as of the date of this prospectus, we have no actionable plan of operation to commence sales of our products. As such, Atlis will need to build out detailed go-to-market plans as we get closer to customer deliveries and sales.

Production Development Phases

In producing its various products and services, Atlis Motor Vehicles follows a phased development approach comprised of the stages noted below.

Stage 1: “CVT” – Concept Verification and Test. This is the concept verification and test phase of development. Product ideas are evaluated to assess viability and whether or not there is potential to further develop and invest.

Stage 2: “EVT” – Engineering Verification and Test. This is the engineering verification and test phase of development. Validation of the technology within a product is completed.

Stage 3: “DVT” – Design Verification and Test. This is the design verification phase of development. The product has reached a final design phase and engineering and production teams are validating feasibility of the final product.

Stage 4: “PVT” – Production Verification and Test. This is the production validation phase of development. The product design has been finalized, and the production process is developing and undergoing verification before being sold to customers.

Principal Products and Services

The Work industry is composed of use cases like agriculture, mining, construction, and utilities. These industries are seeking to transition from internal combustion engine (“ICE”) vehicles to electric vehicles, and they need capable vehicles at a competitive cost. When making the switch to electric vehicles, we believe that individuals and businesses will consider numerous factors, including vehicle capability, charging solutions, service and maintenance costs, insurance, and total cost. In the case of vehicles, our target customers are seeking pickup trucks with a range of up to 500 miles, the ability to haul 20,000 to 35,000 pounds and the ability to charge their electric vehicle in less than 15 minutes. The broader needs of our target customers are presented below. The Company plans to address these needs by developing products across three verticals: our proprietary AMV battery cell and pack technology; a modular and scalable electric powered platform; and an electric pickup truck. We believe that the Atlis vertically integrated electric vehicle technology ecosystem will address many of these concerns with its array of products, services, and unique business model.

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Our Products

•	AMV Energy 30 pack – We are developing a battery pack technology product. We refer to this battery technology as “AMV Energy.” AMV Energy starts with our “30 pack,” a 30KWh commodity battery pack configuration focused on mobility, equipment, and energy storage and infrastructure applications. The 30 pack will utilize our proprietary battery cell, pack, electronics, and software systems, each of which is currently in development internally. Additionally, the 30 pack will be a highly capable energy storage solution with a wide range of applications. Not only do we expect to utilize the 30 pack in our own products, but we also intend to manufacture and sell the 30 pack as a separate product line to address the growing demand for battery packs from other companies developing electric vehicles. The 30 pack is in the final stages of the DVT phase of development and transitioning to the PVT phase of development. Completion of the 30 pack engineering design and production line is not subject to any currently unknown advances in technology. Competitive manufacturers of vehicle battery packs typically utilize lithium-ion battery cells in either cylindrical or pouch form factor. Our AMV Energy 30 pack’s competitive advantage is our direct cell integration and approach and integration. ATLIS is developing a battery pack system with a completely integrated power management, thermal management, and battery management system. Our AMV Energy Cell is being developed as a purpose-built solution to directly integrate into our AMV Energy 30 pack product. Our efforts are focused on target customers that are looking to deploy packs in 2023. Our ability to deliver these battery packs to customers is entirely dependent on our ability to raise capital.

•	AMV Energy Cell – We are developing battery cells to be used in our battery packs, which we believe will be capable of charging in 15 minutes or less. This is the same amount of time it normally takes to fill an ICE vehicle with fuel. The AMV Energy Cell will utilize an in-house developed NMC-811 chemistry solution, combined with a proprietary mechanical construction in development, to significantly improve thermal management and reduce electrical resistance. The AMV Energy Cell, when implemented utilizing our AMV proprietary battery pack technology and AMV advanced charging station (the “AMV AAC”) solutions, which are currently under development, will be capable of delivering consistent power from 0% to 100% battery pack usable capacity, while charging from 0% to 100% usable capacity in 15 minutes. We have completed proof of concept testing and demonstrated this capability in publicly available videos published through social media channels. The AMV Energy Cell is currently in the PVT phase of development. This is the last stage of development before customer deliveries begin. The AMV Energy Cell is currently being produced in low volumes at our facility in Mesa, AZ and is not dependent on any currently unknown advances in technology. As of November 2022, Atlis is producing the AMV Energy Cell in a mass production pilot program with a daily production target of 30 cells per day. AMV Energy Cells will be used in the 30 pack as well as for testing and validation by potential 30 pack and AMV Energy Cell customers. Production of the AMV Energy Cell will scale as 30 pack, AMV XP, and AMV XT enter production. To ensure we are capable of scaling production output, ATLIS will need to continue to make investments in capital expenses, additional facilities, and team growth for the coming years. Atlis is currently finalizing negotiations in an RFP with Scannell Properties for a 190,000 square foot facility located in Mesa, Arizona. We anticipate that this facility will be available in the first quarter of 2023, which will provide Atlis with an opportunity to complete any tenant improvement activity in order to stand up manufacturing operations by the third quarter of 2023. Additionally, Atlis has earmarked capital investment to ramp cell production over the course of 2023 and fund battery pack assembly equipment. As part of this effort, ATLIS may make significant investments in equipment through 2023, 2024, 2025, and for the foreseeable future. ATLIS plans to continue securing MOUs and LOIs for additional battery pack demand and will work to expand production output in order to deliver on that demand as quickly as the facilities allow. Industry standard battery cells utilize lithium-ion battery cells in either cylindrical or pouch form factor. Our AMV Energy Cell is being developed to specifically address concerns with energy density by volume and weight when packaged into a battery pack through the physical cube design. The AMV Energy Cell utilizes a minimalistic approach in cell structure by eliminating excess volume and space. The AMV Cell is being developed to maximize thermal heat transfer, or energy transfer, into and out of the cell through a proprietary mechanical construction. The battery cells they use cannot meet the same fast-charging capabilities or cycle life as we expect to see in the AMV Energy Cell.

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•	AMV AAC – We are developing our proprietary AMV Advanced charging station. The AMV AAC is intended to be capable of delivering up to 1.5MW of continuous power, deployable in standalone form as a drop-in direct-grid connection solution. The AMV AAC is a proprietary charging solution, utilizing strategic partnerships, to provide charging capabilities to AMV XT, AMV XP, and non-Atlis branded electric vehicle utilizing CCS 2.0 (Combined Charging System 2.0). We are also developing larger AAC 1.5MW charging locations for pull-thru large vehicle applications. Current readily available electric vehicle charging stations from other companies range from 50kW to 250kW. We expect charging costs to be covered as part of our “vehicle-as-a-service” business model described below. The AMV AAC is still in the research and development phase and is not yet in production. Atlis has completed the concept and EVT phase of development. Atlis is currently working through the DVT phase of development for the AMV AAC charging system. The AMV AAC is expected to complete the PVT phase as early as 2023. Our ability to execute this plan is dependent on our ability to raise the necessary capital. Engineering design of the AMV AAC is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology. The AMV AAC is intended to be the world’s first, greater than 1 Megawatt, direct current charging solution with single phase, and 3 phase AC options through a single inlet and charging handle. This is a unique technology solution that current has not been shown in the market and creates the opportunity for a singular charging solution, eliminating fragmentation with multiple standards for vehicles, equipment, and commercial systems today.

•	AMV XP – The AMV XP aims to provide a scalable technology solution with a connected cloud, mobile, service, and charging ecosystem that will provide positive workflows and customer experiences moving forward. The AMV XP is a proprietary modular vehicle system, or electric skateboard, providing all technology, software, and mobility technology required to develop a vehicle. The AMV XP utilizes our proprietary battery, electronics hardware, mechanical, and software technologies to create a modular vehicle platform that may be utilized by vehicle coach builders and vehicle OEMS to develop new vehicle solutions for niche- and mass-market opportunities while leveraging the network of capabilities and services that we will provide. The AMV XP is the only work-focused electric vehicle skateboard platform currently in development. We expect that the production start of AMV XP will follow AMV Cell, 30 pack, and AMV AAC production start. The engineering design of AMV XP is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology. The AMV XP has completed the CVT phase of development and Atlis has produced a functioning concept demonstrated during 2021 on our social media channels and is currently beginning the EVT phase of development. The AMV XP is expected to complete the DVT phase of development as early as 2024. Our ability to execute is dependent on our ability to raise the necessary capital. The AMV XP is intended to be a universal, connected, complete vehicle hardware and mechanical architecture system, created so niche and low volume vehicle and OEM manufacturers can develop an electric vehicle solution for their specific target market, while leveraging the ATLIS ecosystem of charging, maintenance, connectivity, cloud services, and service solutions.

•	AMV XT pickup truck – The AMV XT pickup truck is intended to be our flagship vehicle and a 100% electric full-sized work truck. The development effort is focused on delivering a full-sized light to medium duty truck capable of meeting the demand of work centric customer applications. The AMV XT pickup truck will be our market entry solution into the world of Work and is intended to be just the beginning of a long line of vehicle solutions constructed using our AMV XP platform. We intend to provide up to 500 miles of range utilizing our battery cell and pack technology, up to 35,000 pounds of towing capacity utilizing our AMV XP Platform, and a simplistic operational approach with fleet connectivity that utilizes our software and cloud service solutions. The AMV XT has completed the CVT phase of development and pending available funding is expected to begin the EVT phase of development as early as 2023. AMV XT is still in the research and development phase and is not yet in production. We expect that the start of AMV XT production will follow commencement of AMV Cell, 30 pack, AMV AAC, and AMV XP production. The final engineering design of AMV XT is not yet complete, and we expect to encounter unforeseen engineering challenges or to be reliant on any unknown advances in technology.

Beyond our products and solutions in development, we believe the largest competitive advantage ATLIS has is our culture. Our company culture embodies the idea that a transition to electrification and a sustainable future does not require compromise. We are unwilling to bend in our belief and when a technology does not exist, we find creative and innovative ways of developing solutions to solve these great challenges. Our team is built of a diverse group of individuals with a singular focus, to power the future of work through an ecosystem of technologies and products that bring daily value to those who build, dig, grow, and maintain.

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The execution of our vision is highly dependent on two factors: our ability to raise the necessary capital required to bring all products and services to market and, more specifically, our ability to successfully deliver the AMV Energy Cell and AMV Energy 30 pack. The AMV Energy Cell and AMV Energy 30 pack are instrumental in many ways to the success of the Company and its vision. Our successful implementation of the AMV Energy Cell and AMV Energy 30 pack would allow us to tackle a key challenge that we face in the industry, the lack of available and accessible battery technology. Thus, we have focused our attention on developing our own battery technology through the AMV Energy Cell and AMV Energy 30 pack in order to mitigate the external risk created from a lack of suitable and available battery technology in the market.

Additionally, our ability to scale high volume vehicle mobility and energy storage solutions is highly dependent on our success with the AMV Energy Cell and AMV Energy 30 pack. As there is a limited supply of these materials, any disruption from competitors or any disruption to material and cell availability can impact the Company’s ability to succeed in these programs.

While we remain optimistic in our ability to bring the AMV Energy Cell and AMV Energy 30 pack to market, these two programs carry high technical challenges due to the fact that the intellectual property required for the programs to successfully run must be developed, as it cannot be purchased nor is it readily available in the market. Atlis appreciates the importance of overcoming this challenge and is accordingly focusing the majority of its efforts on completing its AMV Energy Cell and AMV Energy 30 pack

Our Services

•	Atlis Cloud Services – Atlis Cloud Services is intended to tie the entire customer experience together across vehicles, charging, and energy systems. We are developing Atlis Cloud Services to bring a seamless customer experience for Atlis customers across all of our business verticals. We intend for this to include the customer facing portal that provides purchasing, customer service, repair and maintenance services, and charging across desktop, mobile, and vehicle interfaces. Development of Atlis Cloud Services requires extensive front-end and back-end software development, and the software engineering team at Atlis is in the process of developing the foundational architecture. Atlis Cloud Services is still in the research and development phase and is currently in the EVT phase of development. We intend to launch parts of the Atlis Cloud Services to support initial AMV AAC deployments and AMV Energy Solutions as early as 2023, while additional features and improvements will be made continuously as part of Atlis’ software development efforts following the initial launch.

•	Atlis Subscription – Atlis subscription is a subscription-based financing approach to marketing and selling product solutions to end customers. We believe the future of the Work industry is a flexible subscription model that allows our customers to focus on business execution while we ensure the infrastructure and products that power work provide a seamless operational experience. The Atlis subscription service is intended to provide a selectable set of services the customer can include or add to existing services. Expected solutions include fleet management, energy storage, charging, and future vehicle applications. The AMV XT subscription is still in the research and development phase and is expected to include charging, maintenance, charging, vehicle purchase, and insurance.

Our Market Opportunity

We have a tiered approach that encompasses the following foundational markets. Each phased business vertical, starting with the energy vertical, will employ both single use point of sale models as well as a longer-term strategic subscription ownership schedule.

•	AMV Ecosystem – This opportunity represents the combined ecosystem opportunity and yearly recurring revenue opportunity for Atlis. We believe this recurring revenue opportunity for Energy, Mobility, Equipment, and Services represents the full-circle solution for commercial and individual consumer or individual commercial customers. This opportunity represents, across the targeted Energy and XP/XT mobility markets, a significant and growing yearly recurring revenue opportunity for the foreseeable future.

•	AMV Vehicle Batteries – According to Fairfield Market Research, the global vehicle battery market includes a total opportunity of over 2 TWH of battery capacity needed in the year 2030 for light to heavy duty vehicles. This segment has historically been dominated by the commercial vehicle segments, which typically carry significantly more stored energy than consumer vehicles. The global vehicle battery market is expected to exhibit steady growth and reach revenue of more than $43.4 billion by 2030.

•	AMV Energy –AMV energy storage is being developed on our proprietary battery technology. We will market our AMB energy storage solutions with the energy market, which encompasses an approximate $360B market opportunity in energy storage, infrastructure, and charging solutions according to Wood Mackenzie. The Atlis energy vertical represents a foundational pillar in the mobility, equipment, and energy production or storage sectors.

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•	AMV XP and AMV XT - The second and tier of our market leverages energy and vehicle technology solutions for mass- and niche-mobility markets focused on coach build construction methods. This market opportunity includes commercial, vocational, and recreational vehicles in the Class 2 to Class 6 markets, and represents an approximately 1,400,000 vehicles to be sold by 2030. The light duty electric truck market for Class 2 and 3 vehicle segments is currently dominated by the Ford F250 to F450, the GMC 2500 to 4500, and the Ram 2500 to 4500 vehicles with internal combustion and diesel engines. The current automakers are foregoing electric vehicle offerings in this segment until 2030, but with an internally estimated 400,000 yearly vehicle demand by 2030, we believe this segment represents an untouched opportunity to leverage our AMV energy cell cell and 30 pack technology to make electrification of these vehicle segments possible.

Competitive Strengths

Our competitive strengths include:

•	Vertical Integration. By taking a vertically integrated approach to development, Atlis is engineering solutions from the ground up. Atlis is starting at the battery cell and building up to battery packs, XP Platform, and ultimately the XT Truck. By developing from cell to vehicle, Atlis’ product offering, development costs, pricing, and success is not dependent on Tier 1 suppliers.
•	Fast-Charging Atlis Battery Tech with Superior Cycle Life. Atlis battery technology is being designed to charge in 15 minutes or less and sustain performance for as long as 1 million miles of vehicle life. This provides customers with a battery option that has faster charging times and longer utility in comparison to our competitors’ batteries which on average charge in over 45 minutes and last half as long. Atlis has developed a battery technology that is industry competitive in terms of energy density through chemistry development of proprietary coating mixtures. However, the main differentiation in the Atlis battery technology is the terminal sizing of the battery cells themselves, which can enable a much higher current intake at a cell level which would enable faster charging times. This has been applied to both the pouch cell product in the early production phase as well as a proposed prismatic style cell with a target of development finalization in early 2023.
•	Robust Intellectual Property Portfolio. As of January 5, 2023, Atlis has one issued and 32 pending U.S. patents. Our issued patent is effective until April 9, 2039. For all other patents, the rights and duration are pending grant of the patent by the U.S. Patent and Trademark Office.
•	Subscription-based Business Model. Atlis subscription is a subscription-based financing approach to marketing and selling product solutions to end customers. We believe the future of the Work industry is a flexible subscription model that allows our customers to focus on business execution while we ensure the infrastructure and products that power work provide a seamless operational experience. This is designed to provide predictable monthly costs for customers.
•	A Team with Deep Experience in Disruption. Atlis’ leadership team is made up of individuals with experience in developing products or working in companies that have disrupted traditional industries. Instead of building a team with traditional automotive experience, Atlis has prioritized innovation as a requirement when recruiting talent.
•	Magnetic Brand with an Engaged Community. Atlis has built a social media following of over 120,000 combined followers across Facebook, Instagram, LinkedIn, and YouTube. This community is highly engaged in Atlis’ progress and updates, and many of them have even participated in one of our previous equity crowdfunding offerings. This community base is a resource for Atlis to test new ideas, validate product-market fit, and solicit feedback from a community that we believe is representative of our future customer base.
•	First Principles Approach to Solving Problems. Atlis has built a culture within its team of solving problems by starting first with engineering principles. Atlis does not accept traditional solutions as the only way, and this mindset is what has resulted in the innovative solutions Atlis is developing today.
•	Company Core Values & Culture. Atlis has three Core Values: “Transparency”, “Team First”, and “Make it Happen”. These three foundational beliefs make Atlis a very unique company. Atlis has been dedicated to Transparency from its inception, as can be seen in the YouTube videos and social media updates that the company publishes on a regular basis. This level of transparency and authenticity sets Atlis apart from other companies in the electric vehicle and battery industries. “Team First” is a commitment to always do what is best for the team over any one individual, holding Atlis to a high standard of performance management internally. Finally, “Make It Happen” instills in the team a relentlessness and perseverance that has resulted in Atlis delivering results with far less resources than our competitors.
•	Made in the USA. Atlis plans to build its products in-house in its facility in Mesa, AZ. As Atlis scales production output, we may need to expand into additional or alternative facilities. Atlis intends to keep manufacturing in the United States, which will likely make Atlis one of the only American companies building electric vehicle batteries on US soil.

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Product Development

Since its incorporation in 2016, Atlis has been focused on research and development. The business strategy, battery intellectual property, and initial truck design were created by the founding team. In March 2018 Atlis launched its first Regulation CF campaign to fund further development of the battery technology and hire the concept team to develop the XP Platform and XT pickup truck designs. In October 2018 Atlis completed a proof-of-concept prototype battery pack that demonstrated a full charge in less than 15 minutes. In 2019 Atlis completed a proof-of-concept prototype build of the XP Platform. Progress slowed due to lapses in available funding until Atlis was able to launch a second Regulation CF campaign in December 2019 to fund an initial production facility and hiring additional engineering team members to finalize design of the AMV Battery cell, XT pickup truck, and XP Platform. In August 2020, Atlis launched a Regulation A+ campaign. Funds from the Regulation A+ campaign were put to use in facility expansion and continued growth of Atlis technical development teams. In September 2021, Atlis launched a Regulation CF campaign. Funds from the Regulation CF campaign were utilized to continue scaling AMV Cube Cell production and growth of engineering technical and development teams. Atlis is currently working to scale the pilot production capability for AMV Cube Cell. Atlis intends to continue growth investments in scaling AMV Cube Cell manufacturing capabilities. Atlis is currently in the process of finalizing engineering designs for the XP platform and XT pickup truck. Once design phase is complete the XP Platform and XT pickup truck prototypes will complete a thorough validation and testing phase before entering production. Product safety and validation testing will be very thorough and will likely require design changes in order to meet necessary requirements. These changes are an anticipated hurdle of the test phase.

Financial Performance and Indebtedness

For the years ended December 31, 2021 and 2020, we incurred net losses of approximately $133.7 million and approximately $12.0 million, respectively, as we invested in product development, continued our research and development efforts and prepared for the initial launch of our battery manufacturing capabilities in late 2022. For the nine months ended September 30, 2022, we incurred losses of approximately $53.1 million and as of September 30, 2022, Atlis did not have debt on its balance sheet. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including acquiring capital through public markets.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2022, as amended;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Controlled Company Exemption

Our Chief Executive Officer, Mark Hanchett, beneficially owns and controls a majority of the combined voting power of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Mark Hanchett also serves as the Chairman of the Board of AMV.

How We Will Generate Revenue

The Company plans to generate revenue through the sale of our products which include our AMV Battery Pack and Cube Cell, the XP platform and the XT pickup truck. Revenue is recognized when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable.

The approach Atlis has taken is to develop the baseline technological framework for all future product offerings. The development of the battery cell and its integration into a battery pack, both slated for ramp up of manufacturing in 2023, are the foundational pieces. During this phase, Atlis will be concurrently developing a unique rolling chassis/skateboard concept (XP platform) which utilizes the Atlis power systems technology as well as some other proprietary systems – battery active balancing, drive units, brake and steering by wire systems. The target build of a functional prototype for this product will occur as early as the fourth quarter of 2023. Once functional confirmation is achieved, the product can then be further built into low volume prototypes for advanced vehicle testing and homologation. From there, the XP platform will then be operationalized in a production environment with the intent of providing commercial revenue against forecasted demand as early as the year 2025. The addition of a ‘top hat’ (XT truck - exterior vehicle structure with proprietary user interface/experience (UI/UX)) will be a target product launch as early as the year 2025 with manufacturing and ramp up as early as the year 2026.

To date, Atlis has not yet generated any revenue from sales of the AMV Battery, XT pickup truck or XP platform. We plan to bring our battery technology to market first, followed by our XP platform and then the XT pickup truck. Atlis has built a pilot production line for the AMV Cube Cell and AMV Pouch Cell, and is working to scale production of battery cells and battery packs. Our production-level prototypes are going through internal testing and validation, with customer and third-party validation to follow soon after. We expect to build the first batteries for customers in the second half of calendar year 2022. We have received non-binding Letters of Intent (“LOI’s”) and Memoranda of Understanding (“MOUs”) from 7 customers for over 9500 battery packs at various sizes from 30kwh to 150kwh, and we continue to explore sales opportunities for additional battery pack customers. We intend to begin delivery of early customer orders as early as 2023.

The AMV XP Platform and XT Pickup truck products are in research and development stage. The Company has produced a working prototype of the XP Platform and the XT pickup truck. We expect to finalize development of the production model and begin producing trucks for delivery in the coming years.

Atlis signed an Amended Collaboration Agreement on July 28, 2022 with an Australian company called Australian Manufactured Vehicles (“AUSEV”) to jointly develop a right-hand drive version of the XT pickup truck. Under the terms of the AUSEV agreement, Atlis agrees to supply XT pickup trucks in limited volume of prototype and test vehicles in 2024, up to a total of 19,000 production intent XT pickup trucks beginning in 2026 through 2027, contingent upon production capacity, funding, and raw material availability. Atlis and AUSEV also agreed to explore the implementation of Atlis Charging Stations, energy storage, and product support in the AUSEV distribution territory. The AUSEV agreement requires the parties to enter into binding definitive supply agreements. The AUSEV agreement has an initial term of five (5) years from August 28, 2021. Upon expiration of the initial term, the AUSEV agreement will automatically renew for an additional two-year term unless either party notifies the other party in writing of its intent to terminate, at least 90 days prior to such expiration.

Atlis has received substantial interest in its product with over 40,000 non-binding reservations for the AMV XT submitted on the Company’s website. In addition, with each investment in Atlis, our investors have reserved the opportunity to purchase a vehicle as part of our reservation queue. Reservations from email addresses that bounce have been removed, and each reservation is counted as one vehicle unless an Atlis representative speaks to the reservation holder and validates the request for multiple vehicles. These reservations are non-binding, non-deposit, and require no down payment or reservation fee. While a subset of these reservations will convert to sales, we do not have a reasonable projection for the reservation to sales conversion rate at this time. This expressed interest should not be taken as a guarantee of sale.

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Industry

Energy and Battery

The electric vehicle battery industry is rapidly growing as original equipment manufacturers “OEMs” target transition to completely electric product offerings, some as soon as 2025. Electric vehicle batteries are in high demand, and smaller companies are not able to secure battery supply for their production targets from the larger battery manufacturers. According to Wood Mackenzie, by 2030 the 2.3 TWh global need for electric vehicle batteries is 77% higher than the forecasted supply of 1.3 GWh. Atlis intends to supply battery cells and packs to help fill this gap in supply.

Pickup Trucks

Pickup trucks have been the top three best-selling vehicles in the United States for the past five years. Altogether, including the new and used truck market, vehicle up-fitter market, and charging opportunity, the total market opportunity for manufacturers in the pickup truck space is north of $241 billion. Atlis intends to capture the largest market share of the electric work truck market. Our proprietary battery technology is being designed to allow us to deliver unprecedented range and charge times.

Target Market Demographics

Atlis is developing battery technology intended to power vehicle, heavy equipment, and energy storage markets. Our target customers are consumer and commercial customers seeking energy storage solutions, vehicle manufacturers selling 20,000 and below vehicles per year looking for battery pack systems between 1.5KWh to over 300KWh in capacity, and equipment manufacturers looking for battery storage solutions to electrify their equipment systems which traditionally run off of ICE vehicles.

We are developing technology that will power Work. Our target customers for the AMV XT pickup truck are work vehicle fleet owners and individual buyers, and our target customers for the AMV XP Platform are work vehicle and upfit vehicle manufacturers. We intend to add value for customers across multiple target industries, including construction, agriculture, and logistics.

The AMV XT pickup truck will be Atlis’s flagship product, designed for up to 500 miles of range, up to 35,000 lbs. fifth wheel towing capability, and 15-minute charge time from 0-100%. The AMV XT pickup truck will be the first application of our core product offering, the AMV XP Platform, our electric vehicle technology platform that is currently in development and is being designed for applications with work vehicles: RVs, box trucks, delivery vehicles, tractors, construction equipment, and beyond. Our modular design is intended to allow the AMV XP Platform to easily accommodate the sizes, shapes, and use cases of a variety of different work vehicles.

Geographic Sales Territory

Ultimately, Atlis is developing a technology platform that is intended to add value across the globe, and our long-term vision includes expansion to the rest of the world. Although our initial focus is to manufacture and sell our products in the United States, we believe a strong interest from international markets allows us quick expansion paths in the future. The Company has signed an agreement with an Australian company called Australian Manufactured Vehicles for XT pickup trucks. We have registered interest in battery packs for vehicles and energy storage solutions in France and New Zealand as well as interest in our XP platform and XT pickup trucks from South American distributors.

Distribution Channels

Our hardware and services will be facilitated online via our Company's website. Our intent is to allow fleet and consumer customers to purchase the AMV XP Platform, AMV XT pickup truck, and Atlis advanced charging solutions online. Our advanced charging infrastructure will allow users to be able to purchase electricity at our charging stations. This purchase will be conducted through the cloud-based mobile application and website we plan to build.

Supply Chain

As we begin our production ramp, we have been keeping close contact through our supply chain to ensure we can satisfy our production plans. We have shared our 3-year production forecast, based on our current non-binding reservation and LOI engagements, with our raw material suppliers to confirm their capability to support our build plan. Our ability to meet this demand is heavily dependent on our ability to raise the necessary capital. We have a dozen key suppliers for our raw materials, and most of them are large global companies geared toward supporting Li-Ion battery manufacturing with multi-site and international presence. Our suppliers have their ability to support our requested demand. As electric vehicle production increases globally, our suppliers continue to invest in growing their own production capacity over the next few years. In addition, some suppliers view our demand as a small percentage of their total output and confirm that even with their existing available capacity, they can satisfy our needs.

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We are actively exploring opportunities to enter into master supply agreements (“MSA”) with some of our key suppliers. This strategy will strengthen our supply base and allow us to leverage our expected volume growth to achieve more favorable pricing for our raw materials. Most of our suppliers have agreed to establishing an MSA.

Finally, we are paying close attention to the global geopolitical situation. Atlis is not dissimilar to most other manufacturing companies where a large portion of the supply chain is based in China. Currently, approximately 75% of our raw material is supplied directly or indirectly from China. Therefore, we intend to explore opportunities in parallel for alternative suppliers in Europe and North America to strengthen our supplier diversity.

Growth Strategy

We plan to take a strategic approach to scale. First we plan to bring the AMV Battery to market to drive early revenue as we work towards the launch of the XP Platform and XT pickup truck.

Our near future strategy is to focus on execution. We are completing testing and design for manufacturing the AMV battery. From there, we plan to stand up production and begin ramping battery cell and pack manufacturing. We are also standing up battery pack manufacturing in parallel to battery cell manufacturing to meet current projected customer demand where customers have signed an LOI and MOU for battery pack requests for the calendar year 2022. We have received LOIs and MOUs from 7 customers for over 9500 battery packs at various sizes from 30kwh to 150kwh. We are continuing the design work to deliver our production prototype of the XP Platform and intend to deliver hand-built XT pickup trucks to follow.

We plan to leverage our active social media presence, influencer marketing and customer word of mouth to generate additional interest in our products.

We intend to develop a dedicated sales team to pursue large fleet customers. We intend for fleet purchases and fleet management to be completed through Atlis Cloud Services and connected vehicle systems.

Regulatory Approval of Principal Products or Services

We will be subject to extensive regulatory requirements that we plan to comply with to begin distribution of our AMV Battery, XP, and XT products. Our batteries, and the sale of electric vehicles and motor vehicles in general, are subject to regulation under international, federal, state, and local laws, including export and import control laws. Compliance with changing regulations could be time consuming, burdensome, and expensive. To the extent compliance with new and existing regulations is cost prohibitive, our business prospects, financial condition, and operating results would be adversely affected. We are also subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials. Obtaining necessary regulatory approvals is critical to Atlis successfully launching its AMV Cell, AMV Battery, AMV XP, and AMV XT products. See “Risk Factors” for more information.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the Environmental Protection Agency (the “EPA”) certifying that certain of our vehicles comply with all applicable emissions and related certification requirements. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards. A California Executive Order issued by the California Air Resources Board (“CARB”) is also required for vehicles sold in California and states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards, as approved by the EPA, also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are several other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

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Vehicle Safety and Testing

Our vehicles will be subject to, and will be required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. federal motor vehicle safety standards (“FMVSS”). We intend that the AMV XT pickup truck will fully comply with all applicable FMVSSs without the need for any exemptions, and expect future Atlis vehicles to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while we anticipate compliance, there is no assurance until final regulation changes are enacted.

As a manufacturer, Atlis will need to self-certify that its vehicles meet all applicable FMVSSs, as well as the NHTSA bumper standard, or otherwise are exempt, before the vehicles can be imported or sold in the U.S. Numerous FMVSSs will apply to Atlis’s vehicles, such as crash-worthiness requirements, crash avoidance requirements and electric vehicle requirements. We will also be required to comply with other federal laws administered by NHTSA, including Theft Prevention Act requirements, consumer information labeling requirements, Early Warning Reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of crash test ratings as determined by NHTSA if such tests are conducted.

Atlis’s vehicles that may be sold outside of the U.S. are subject to similar foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the U.S. and may require redesign and/or retesting.

Employees

As of September 30, 2022, Atlis had a total of 74 full time employees.

Liquidity & Capital Resources

As of September 30, 2022, Atlis had a balance of approximately $1.4 million in cash available. As of September 30, 2022, Atlis has $260,000 in revolving credit with Divvy.

Property

Atlis has occupied 1828 Higley Road, Mesa AZ, for all its operations. The 42,828 Sq. Ft. industrial facility is occupied solely by Atlis. The facility includes both office space and warehouse space.

Intellectual Property

As of January 5, 2023, we have one issued patent and 32 pending U.S. patent applications. Our issued patent is effective until April 9, 2039. For all other patents, the rights and duration are pending grant of the patent by the U.S. Patent and Trademark Office.

As of January 5, 2023, we have one registered and two pending U.S. trademarks. Our registered trademark is effective until 2037 with renewals. Our pending trademarks are subject to use in commerce and registration, with the first extension filed.

Legal Proceedings

No active legal proceedings are currently pending to which the Company or any of its property are subject.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our unaudited condensed consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this prospectus. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Company Overview

Atlis Motor Vehicles Inc. is a vertically integrated electric vehicle technology ecosystem company committed to electrifying vehicles and equipment for Work. We define “Work” as industries that contribute to the building, digging, growing, maintaining, moving, hauling and towing of the goods and services that keep our communities moving forward. We believe Atlis technology will be used to power last mile delivery vehicles, garbage trucks, cement trucks, vans, RVs, box trucks, and more. At the core of our hardware ecosystem and platform, proprietary battery technology makes the charging of a full-size pickup truck possible in 15-minutes or less. We intend for the system architecture of our modular platform chassis to be scalable to meet the specific vehicle or equipment application needs of those in construction, mining, and agribusiness fields, as well as those with other similar use cases.

The Company was incorporated in the State of Delaware on November 9, 2016, and maintains its headquarters in Mesa, Arizona. Atlis is a pre-revenue development stage company with a goal to design, develop and produce electric vehicles and components. We have incurred losses from operations and have had negative cash flows from operating activities since our inception. The Company’s current operating plan indicates that it will continue to incur losses from operations and generate negative cash flows from operating activities given expenses related to the completion of its ongoing research and development activities. In 2021, the company achieved important milestones and built the foundation on which we plan to grow our company. We produced the first AMV battery cell which charges in under ten minutes and successfully launched our truck prototype. We plan to continue development in these areas and we believe our continued development will lead to revenue generation in 2023.

Company and Industry Outlook

We are focused on capturing the Work market, a portion of the electric vehicle opportunity that we believe is not fully serviced by current electric vehicle manufacturers. Individuals and companies that make up the Work segment require work vehicles and equipment that are comparable in performance to their existing diesel-powered vehicles and equipment. In the case of vehicles, our target customers are seeking pickup trucks with a range of up to 500 miles, ability to haul 20,000 to 35,000 pounds and the ability to charge their electric vehicle in less than 15 minutes. The broader needs of our target customers are presented below. The Company plans to address these needs by developing products across three verticals, our proprietary AMV battery cell and pack technology, a modular and scalable electric powered platform and an electric pickup truck. Each phased business vertical, starting with the energy vertical, will employ both single use point of sale models as well as a longer-term strategic subscription ownership schedule.

•	AMV Ecosystem – This opportunity represents the combined ecosystem opportunity and yearly recurring revenue opportunity for Atlis. We believe this recurring revenue opportunity for Energy, Mobility, Equipment, and Services represents the full-circle solution for commercial and individual consumer or individual commercial customers. This opportunity represents, across the targeted Energy and XP/XT mobility markets, a significant and growing yearly recurring revenue opportunity for the foreseeable future.

•	AMV Vehicle Batteries – According to Fairfield Market Research, the global vehicle battery market includes a total opportunity of over 2 TWH of battery capacity needed in the year 2030 for light to heavy duty vehicles. This segment has historically been dominated by the commercial vehicle segments, which typically carry significantly more stored energy than consumer vehicles. The global vehicle battery market is expected to exhibit steady growth and reach revenue of more than $43.4 billion by 2030.

•	AMV Energy –AMV energy storage is built on our proprietary battery technology. We will market our AMV energy storage solutions within the energy market, which encompasses an approximate $360 billion market opportunity in energy storage, infrastructure, and charging solutions according to Wood Mackenzie. The Atlis energy vertical represents a foundational pillar in the mobility, equipment, and energy production or storage sectors.

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•	AMV XP and AMV XT - The second and third tier of our market leverages energy and vehicle technology solutions for mass- and niche-mobility markets focused on coach build construction methods. This market opportunity includes commercial, vocational, and recreational vehicles in the Class 2 to Class 6 markets and represents approximately 1.4 million vehicles to be sold by 2030. The light duty electric truck market for Class 2 and 3 vehicle segments is currently dominated by large truck manufacturers who produce heavy duty pickup trucks with internal combustion and diesel engines. Current automakers are foregoing electric vehicle offerings in this segment until 2030, but with an internally estimated 0.4 million yearly vehicle demand by 2030, we believe this segment represents an untouched opportunity to leverage our AMV energy cell and 30 pack technology to make electrification of these vehicle segments possible.

We plan to take a strategic approach to scale. First we plan to bring the AMV Battery to market to drive early revenue as we work toward the launch of the XP Platform and XT pickup truck.

Our near future strategy is to focus on execution. We are completing testing and design for manufacturing the AMV battery cell. From there, we plan to stand up production and begin ramping battery cell and pack manufacturing. We are also standing up battery pack manufacturing in parallel to battery cell manufacturing to meet current projected customer demand where customers have signed a letters of intent and memoranda of understanding for battery pack requests. We then plan to commercialize our AMV XP Platform in through fiscal year 2025 and finally, begin production of our production intent AMV XT Pickup trucks and related AMV Ecosystem in fiscal year 2026 and beyond.

During the three months ended September 30, 2022, we believe we have made meaningful progress in meeting our operating plans, including:

•	Registered our Regulation A Class A shares with the SEC and listed on Nasdaq under the ticker symbol “AMV”
•	Continued testing and validation of our battery cell technology and further documented our design and process for future production
•	Continued to receive interest and generate potential orders for our AMV Vehicle Batteries and other products
•	Upgraded certain manufacturing equipment to prepare for battery cell production
•	Developed/enhanced people resources, benefits and processes to help ensure that we attract and retain the appropriate skill sets to meet our planned objectives

As mentioned above, we are currently a pre-revenue company. During the third quarter of fiscal year 2022, we received additional deposits for production of XP Platform prototypes for planned delivery at a later date. We expect to incur a loss on this project. Additionally, until we obtain sufficient capital to efficiently scale our production capabilities and increase production volume, we expect to incur losses on each product we sell. We are seeking additional sources of capital in order to achieve our production goals including registering our Regulation A Class A shares with the SEC and listing on Nasdaq on September 27, 2022. Our direct offering and listing on Nasdaq did not result in any capital infusion into the Company. Rather, the registration of Regulation A Class A shares allowed for already issued shares to be traded on the open market. The Company continues to work toward obtaining additional capital through the public markets and other means. There can be no assurance that we will obtain a sufficient level of capital through public markets or through other means in the time frames needed to sustain or grow the business or on terms agreeable to us.

The ongoing conflict in Russia and Ukraine has resulted in economic disruption globally. In response to the conflict, governments have imposed sanctions and other restrictive actions against Russia. This conflict has also resulted in increased costs of materials and other supply chain challenges. While some of our suppliers source materials from this region, as well as other countries globally, we have not been materially impacted by these events. We plan to continue to source raw materials from suppliers outside of the United States and we expect the volume of these activities to increase as we begin production. Our management team works closely with our vendors to ensure they have adequate supply of the materials and equipment we will need for production and to find alternative solutions in areas where there are supply chain constraints. While we are working to minimize the potential future impact related to these events, we cannot be certain that all inventory or equipment we need for production will be able to be delivered in time for production plans. The extent of the adverse impacts of the ongoing conflict on the broader global economy cannot be predicted and could negatively impact our business and results of operations in the future. Limited supply availability could lead to unforeseen cost and delivery challenges in relation to our operational and production plans for 2023.

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Results of Operations

Three Months Ended September 30, 2022 Compared to the Three Months Ended September 30, 2021

The following table sets forth certain statement of operations data for the three-month periods ended September 30, 2022 and September 30, 2021 (certain amounts may not calculate due to rounding):

	2022	% of Total Expenses		2021		% of Total Expenses	Change
	(Dollar amounts in thousands)
Revenue	$-	-		$		-	$

Operating expenses:
Stock based compensation	10,163	63			81,595	96		(71,432)
General and administrative	3,879	24			1,658	2		2,221
Advertising	1,494	9			1,028	1		465
Research and development	670	4			447	1		223
Total operating expenses	16,206	100			84,728	100		(68,522)

Operating loss	(16,206)				(84,728)			(68,522)

Other income:
Other income	58				87	-		(29)
Total other income	58				87			(29)

Net loss	$(16,148)		%		$(84,641)	-%		$(68,493)

Stock based compensation.  Stock based compensation decreased $71.4 million from $81.6 million during the third quarter of 2021 to $10.1 million in the third quarter of 2022 as a result of the vesting of stock options for employees and executives including $7.8 million of expense in the three month period ended September 30, 2022 and $76.8 million in the three months of the prior year period related to stock options for the Company’s President and its Chief Executive Officer.

General and administrative. General and administrative expenses increased from $1.7 million in the prior year’s third quarter to $3.9 million in the third quarter of 2022, or $2.2 million primarily as a result of increased salaries and benefits from increased headcount and higher expenses related to legal and professional services in preparation for the Company’s public offering.

Advertising. Advertising increased by $465 thousand from $1 million in the third quarter of 2021 to $1.5 million in the third quarter of 2022 as the Company worked to increase awareness of its products with consumers and to support the Company’s crowd funding campaigns through its various social media outlets.

Research and development. Research and development expenses increased $223 thousand in the third quarter of 2022 compared to the prior year period as the Company continued to ramp up development on its core products.

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Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

The following table sets forth certain statement of operations data for the nine-month periods ended September 30, 2022, and 2021 (certain amounts may not calculate due to rounding):

	2022	% of Total Expenses		2021	% of Total Expenses	Change
	(Dollar amounts in thousands)
Revenue	$-	-		$-	-	$-

Operating expenses:
Stock based compensation	34,370	64		88,271	92	(53,901)
General and administrative	11,494	2		4,244	4	7,250
Advertising	5,131	10%		2,182	2	2,949
Research and development	2,536	5		1,193	2	1,343
Total operating expenses	53,531	100		95,890	100	(42,359)

Operating loss	(53,531)			(95,890)		(42,359)

Other income (expense):
Paycheck protection program forgiveness	397			-		397
Loss on disposal of property and equipment	(152)			-		(152)
Interest expense	(5)			-		(5)
Other income	165			48		117
Total other income	405			48		357

Net loss	$(53,126)		%	$(95,842)	-	$(42,716)

Stock based compensation.  Stock based compensation decreased $54 million from $88 million during the nine months ended September 30, 2021 to $34 million in the nine months ended September 30, 2022 as a result of the vesting of stock options for employees and executives, including $30 million of expense in the current nine month period and $77.8 million in first nine months of the prior year period related to the Company’s President and its Chief Executive Officer.

General and administrative. General and administrative expenses increased from $4.2 million during the first nine months of the prior year compared to $11.5 million in the first nine months of 2022, or $7.3 million, primarily as a result of increased salaries and benefits from increased headcount and higher expenses related to legal and professional services in preparation for the Company’s public offering.

Advertising. Advertising increased by $3 million from $2.1 million during the first nine months of 2021 to $5.1 million in the first nine months of 2022 as the Company worked to increase awareness of its products with consumers and to support the Company’s crowd funding campaigns through its various social media outlets.

Research and development. Research and development expenses increased $1.3 million during the first nine months of 2022 compared to the prior year period as the Company continued to ramp up development on its core products.

Other income. The Company recorded $397 thousand in other income during the first nine months of fiscal 2022 primarily from the forgiveness of the Company’s Paycheck Protection Program (“PPP”) loan.

Year ended December 31, 2021 Compared to Year ended December 31, 2020

The Company generated no revenues in 2021 and 2020.

Operating expenses consist primarily of stock-based compensation, salaries, legal & professional fees, general and administrative expenses, research and development costs and advertising.

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Our stock-based compensation expense resulting from grants of employee stock options is recognized in the consolidated financial statements based on the respective grant date fair values of the awards. We use the Black-Scholes option-pricing method for valuing stock options and shares granted under the employee stock purchase plan and recognize the expense over a requisite service (vesting) period using the straight-line method. On August 24, 2021, the Company changed its share-based employee compensation to options-based compensation. In order to ensure consistency across all current and former employees, the Company offered all current and former employees with existing stock grants the option to relinquish their Atlis shares for Atlis options at an average ratio of 6.64 options for every share relinquished. Of the approximately 6,550,000 share grants outstanding, approximately 5,200,000 were relinquished in return for approximately 34,569,000 options that would vest between 2021 and 2024. Additionally, Atlis CEO Mark Hanchett relinquished 10,0000,000 of his Class A common stock. In return Mr. Hanchett received options for 10,000,000 Class A common stock. The Company granted Mr. Hanchett 10,000,000 shares of Class D common stock with ten voting rights each. Finally, approximately 578,400 Atlis options were granted to new employees, non-employees and Board of Directors. The Company elected to recognize employee stock-option compensation expense related to the options grants as they were incurred. This expense was determined by applying the Black-Scholes model on the third-party appraisal value of the underlying share price for each stock as of August 24, 2021. As a result, the company recorded approximately $114,579,500 of incremental compensation expense as of December 31, 2021.

Salaries expense increased to $3,792,812 in 2021 from $2,396,903 in 2020 due to an increase in team size to facilitate continued progress on the product development and business growth. Advertising expense increased significantly to $2,677,641 in 2021 from $397,181 in 2020 to support the Company’s crowdfunding campaigns. Research and Development expense of $1,655,365 in 2021 increased from $574,483 in 2020 to support the development of the XT pickup truck prototype and our proprietary battery technology. Legal and professional fees increased to $767,276 in 2021 from $347,802 as a result of increasing our use of contractors to support accounting, audit, legal, and broker-dealer functions.

General and administrative expenses totaled $576,753 in 2021 and $150,025 in 2020. The increase was primarily driven by rent expense, increased staff, equipment purchase and technology to support general operations.

As a result of the foregoing, our Net Loss from Operations was approximately $133,736,000 and $11,664,000 as of December 31, 2021, and December 31, 2020 respectively.

Liquidity and Capital Resources

For the Nine Months Ended September 30, 2022 Compared to September 30, 2021

The table below sets forth a summary of our cash flows for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30,
	2022	2021

Net cash used in operating activities	$(15,841)	$(8,296)
Net cash used in investing activities	(1,164)	(778)
Net cash provided by financing activities	15,273	13,774

As disclosed in Note 1 of the Notes to the unaudited condensed consolidated financial statements included elsewhere in this prospectus, the accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.

During the nine month period ended September 30, 2022, the Company incurred a net loss of $53 million and had net cash used in operating activities of $16 million. On September 30, 2022 the Company had $1.4 million in cash and an accumulated deficit of $201 million.

During the quarter, the Company continued to raise capital through stock sales and crowdfunded investment campaigns. In the nine months ended September 30, 2022, the Company raised $15.3 million from the sale of common stock through its Regulation A+ offering. The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis.

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These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date these financial statements are issued. We believe that the Company currently has sufficient cash resources to fund its plan of operations for up to the next two quarters. Company management is addressing this risk by pursuing all available options for funding including accessing the public markets through public listing. On September 27, 2022, the Company registered its Regulation A Class A shares with the SEC and listed on Nasdaq under the ticker symbol “AMV.” Additionally, as disclosed in Note 12 of the Notes to the unaudited condensed consolidated financial statements included elsewhere in this prospectus, on November 3, 2022 the Company entered into the Securities Purchase Agreement with the Investors for gross proceeds of up to $27 million, the Notes in the aggregate principal amount of up to $30 million and the Warrants equal to 30% of the face value of the Notes divided by the volume weighted average price, in three tranches. Under the first tranche of funding, which closed upon signing of the Purchase Agreement, for gross proceeds of $9,000,000, we issued First Tranche Notes to the Investors in the aggregate principal amount of $10,000,000 and First Tranche Warrants to purchase up to an aggregate of 231,312 shares of our Class A common stock. On January 5, 2023, we entered into the Amendment, pursuant to which we and each Investor agreed, among other things, to amend the terms and conditions of the second tranche of funding and terminate the third tranche of funding contemplated under the Purchase Agreement. The Amendment provides that, with respect to the second tranche of funding, at any time prior to the earlier to occur of (x) April 30, 2024 and (y) the twentieth (20th) trading day following the effectiveness of the resale registration statement covering the resale of all of the shares of the Company’s Class A common stock issuable under the first tranche of funding, each Investor shall have the right, severally and not jointly, to purchase a base allocation of $5.0 million in convertible notes and warrants to purchase a number of shares of the Company’s Class A common stock equal to 30% of the face value of the convertible notes divided by the volume weighted average price at one or more closings (with a total base allocation of $10.0 million, in the aggregate, for all Investors) and, solely with respect to the initial closing, up to an additional $5.0 million in additional convertible notes and related warrants pursuant to oversubscription rights, to the extent then available. In connection with the Amendment, we also issued Top-Up Warrants to the Investors to purchase up to an aggregate of 537,960 shares of our Class A common stock. On January 27, 2023, the Investors elected to purchase convertible notes and warrants pursuant to the second tranche of funding. Under the second tranche of funding, which closed on January 31, 2023, for gross proceeds of $9,000,000, we issued Second Tranche Notes to the Investors in the aggregate principal amount of $10,000,000 and Second Tranche Warrants to purchase up to an aggregate of 942,034 shares of our Class A common stock. A registration statement registering the resale of the shares of Class A common stock issuable upon the conversion of the First Tranche Notes and exercise of the First Tranche Warrants went effective on January 20, 2023. A registration statement registering the resale of the shares of Class A common stock issuable upon the conversion of the Second Tranche Notes and exercise of the Second Tranche Warrants and the Top-Up Warrants went effective on February 9, 2023.  As of February 9, 2023, there was an aggregate of $21,250,000 of convertible notes outstanding and 2,111,932 warrants outstanding.

The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including acquiring capital through public markets.

Net cash used in operating activities.  Net cash used in operating activities during the nine months ended September 30, 2022 was $15.8 million. The use of cash resulted primarily from a net loss of $53 million, offset by employee and non-employee stock based compensation expense of $34.4 million and $0.6 million, respectively, loss on the sale of Property and equipment, changes in working capital, and forgiveness of the PPP loan.

Net cash used in operating activities during the nine months ended September 30, 2021 of $8.3 million resulted primarily from a net loss of $95.8 million, offset by employee and non employee stock compensation of $88.3 million, and net changes in working capital.

Net cash used in investing activities.  Net cash used in investing activities during the nine months ended September 30, 2022 and 2021, of $1.2 million and $0.8 million, respectively, was related to purchases of property and equipment during each period. Cash used in investing activities during the nine month period ended September 30, 2021 also included $26 thousand for payments toward the development of patents.

Net cash provided by financing activities.  Net cash provided by financing activities of $15.3 million during the nine months ended September 30, 2022 primarily consisted of proceeds from stock issuance from our Regulation A+ offering and crowd funding campaigns.

Net cash provided by financing activities of $13.8 million during the nine months ended September 30, 2021 primarily consisted of proceeds from stock issuance of $13.4 million and receipt of $397 thousand in proceeds from the PPP loan. This loan was forgiven in April of 2022.

For the Year ended December 31, 2021 Compared to December 31, 2020

Our financial statements appearing elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Atlis’s ability to continue as a going concern is contingent upon its ability to raise additional capital as required.

As of December 31, 2021, our cash balance was approximately $3,146,000. As mentioned above, no significant revenues have been generated since inception and no revenues were expected in the 2021 fiscal year. Unless we receive significant additional financing in the near future, we will not be able to execute on our operational deliverables or conduct our planned operations. Development of battery and electric vehicle technology on a large scale is a very cash and time intensive proposition. Accordingly, our business plan is dependent on our ability to raise sufficient investments.

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Current Plan of Operations

Our plan of operations is currently focused on the development and production of our battery cells and packs, XP platform, and XT pickup truck. We expect to incur substantial expenditures in the foreseeable future for the extended development and testing of our technology and the commercialization of the products. At this time, we cannot reliably estimate the nature, timing or aggregate amount of such costs. Our products will require extensive technical evaluation, potential regulatory review and approval, significant marketing efforts and substantial investment before it or any successors could provide us with any revenue. Further, we intend to continue to build our corporate and operational infrastructure and to build interest in our products with the goal of becoming the market leader in electric trucks.

As noted above, the continuation of our current plan of operations requires us to raise significant additional capital immediately. If we are successful in raising capital through the sale of shares offered for sale in this prospectus, we believe that the Company will have sufficient cash resources to fund its plan of operations for the next twelve months. If we are unable to do so, our ability to continue as a going concern will be in jeopardy, likely causing us to curtail and possibly cease operations.

We continually evaluate our plan of operations discussed above to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we will not have sufficient funds to pay any amounts to our stockholders. If in the future we are not able to demonstrate adequate progress in the development of our product, we will not be able to raise the capital we need to continue our then current business operations and business activities, and we will likely not have sufficient liquidity or cash resources to continue operating.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

Basis of Presentation and Critical Accounting Policies

See Note 2 of the unaudited consolidated financial statements included elsewhere in this prospectus.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and our actual results, our financial condition or results of operations may be affected. There have been no changes to our critical accounting policies since we filed our 2021 Form 1-K.

Critical Accounting Policies

Stock Based Compensation

As disclosed in Note 11 of the unaudited condensed consolidated financial statements included elsewhere in this prospectus, the Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation. Under the fair value recognition provisions of this topic, stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period.

We have granted stock-based awards consisting primarily of incentive and non-qualified stock options to employees, members of our board of directors and non-employees. Stock options generally vest over three years at a rate of 33.33% each year beginning one year after the grant date, with the exception of stock options granted to our Chief Executive Officer and our President which vest on the first of each month through December 1, 2024. Stock options generally expire 10 years from the grant date and are exercisable when the options vest. Stock-based compensation expense for stock options is generally recognized on a straight-line basis over the requisite service period based on the estimated fair value of the awards on the grant date. We estimate fair value of stock options granted using the Black-Scholes option-pricing model. Calculating the fair value of stock option awards using the Black-Scholes option pricing model requires the input of certain subjective assumptions, including the fair value of the underlying common stock, expected common stock price volatility, expected dividend yield of our common stock, risk-free interest rates, and the expected option term. The assumptions used in the Black-Scholes option-pricing model are estimated as described below. Other reasonable assumptions could have a material impact on our stock based compensation expense and therefore, our operational results.

Fair value of common stock – Historically, the fair value of our common stock was estimated using a 409a valuation performed by a third party because our common stock had not yet been publicly traded. The 409a valuation included certain inputs and assumptions related to the Company’s projections of future earnings and growth.

Expected Volatility – The volatility rate was determined by using an average of historical volatilities of selected peers deemed to be comparable to our business corresponding to the expected option term as we did not have sufficient history of trading on our common stock prior to our public offering.

Dividend Yield – The expected dividend yield was zero as we have never declared or paid cash dividends and have no plans to do so in the foreseeable future.

Risk Free Interest Rate – The risk-free interest rate was based on the U.S. Treasury yield curve in effect at that time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected option term.

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Expected Option Term – The expected option term represented the period that the Company’s options were expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

We continue to use judgement in evaluating the expected volatility over the expected option term and the expected option term utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of the expected volatility over the expected option term, which could materially impact our future stock-based compensation expense.

Emerging Growth Company Status

As a public reporting company under the Exchange Act, we are required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act”) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.0 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our common stock that is held by non-affiliates exceeds $700 million, we would cease to be an “emerging growth company.”

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MANAGEMENT

The directors and executive officers of Atlis Motor Vehicles as of February 10, 2023 include:

Name	Age	Position
Mark Hanchett	42	Chief Executive Officer and Chairman of the Board
Annie Pratt	30	President and Director
Apoorv Dwivedi	42	Chief Financial Officer
Benoit Le Bourgeois	45	Vice President of User Experience
Kate Sieker	43	Vice President of People
David Apps	51	Vice President of Operations
Britt Ide	51	Director
Caryn Nightengale	48	Director

Mark Hanchett, Chief Executive Officer - Mark Hanchett has over ten years of product development experience with 16 successful electromechanical and software product launches that have already created significant change in the world. Mark Hanchett brings a passion for solving hard problems in product strategy, design, manufacturing, and business operations, while continuously driving a focus on the best possible customer experience. Mark has served as Founder, Director, and CEO of Atlis since inception in 2016. Before starting Atlis, Mark was a director at Axon Enterprise Inc from 2012 to 2017, leading teams in the development of innovative hardware and software products for law enforcement. From 2007 to 2012 he served as a senior mechanical engineer and project manager leading cross-functional teams through design and development of innovative conductive electrical weapons at Axon Enterprise Inc.

Annie Pratt, President - Annie is a creative problem solver with a background in product management, design, and business. After studying Product Design at Stanford’s design school, she kicked off her career as a Product Manager at Axon Enterprise from 2014-2016, launching in-car video solutions for law enforcement. From 2016-2019 she served as the Director of Consumer Products at Axon, where she built an independent business unit on its own P&L with dedicated sales, customer service, marketing, product development, manufacturing, and quality functions. That Consumer business unit doubled both revenue and profit in three years. Annie joined Atlis as Chief of Staff in 2019 and has served as the company’s President since April 2020, where she has run marketing, sales, finance, people operations, and legal functions.

Apoorv Dwivedi, Chief Financial Officer – Apoorv leads our finance function and ensures that Atlis continues to optimize capital and resources as we grow. He brings extensive finance and corporate strategy experience from Fortune 100 companies across multiple industries that include automotive, technology, financial services, retail, and industrial. Prior to Atlis, from 2019 to 2022, Apoorv was the Director of Finance for Cox Automotive where he successfully ran the Manheim Logistics business. From 2018 to 2019, Apoorv was Director of Presales within the finance solutions group at Workiva. From 2010 to 2017, he held corporate finance roles at the General Electric Company across both the GE Capital and GE Industrial businesses. Apoorv began his career at ABN-AMRO, N.A. and was instrumental in building one of the first data analytics teams at Sears Holdings Company. Apoorv earned his Bachelors in Finance from Loyola University – Chicago and his MBA from Yale School of Management.

Benoit Le Bourgeois, Vice President of User Experience – Ben has over 20 years of experience in automotive infotainment, connectivity, and user experience development. Since joining Atlis in 2020, Ben has run all hardware, software, and user experience engineering efforts. Prior to Atlis, Ben was Head of Connectivity at Byton from 2016-2020.

Kate Sieker, Vice President of People – Kate is passionate about people, building companies & communities, and inspiring others to harness their unique strengths and potential, both in and out of the office. She has been working with startups since 2005 and has served as the Head of Talent and People for companies based in Silicon Valley, Boston, Austin, Denver, New York and Phoenix. She has earned a Bachelors in Psychology from Rogers Williams University and a Masters from Northeastern University in Corporate and Organizational Communication with a dual focus on Human Resource Management. Additionally, Kate lends her time and talent to support the entrepreneurial community in Arizona. She runs the umbrella organization for Phoenix Startup Week, #yesPHX, ThrivePHX, StartupTogetherAZ and April is for Entrepreneurs in Arizona.

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David Apps, Vice President of Operations – David joined Atlis with 23 years of OEM automotive industry experience in operations and manufacturing engineering. He has served a key role with the launch of 3 greenfield factory projects as well as numerous vehicle launches. Passionate with the electrification of transportation, David has spent the last 9 years of his career in the electric vehicle industry. David joined Tesla in Operations at Fremont in 2013 helping to improve production throughput on the Model S in stamping and body. David later supported the launch and ramp up of both the Model X and the 3. After leaving Tesla, David took on a leadership role in advanced manufacturing engineering at Byton, a Chinese based electric vehicle startup – coordinating vehicle design and manufacturability reviews while supporting the build of a greenfield factory in Nanjing, China. David joined Atlis after 2 years at Nikola Motors, where he led the team to develop manufacturing process and equipment in support of new factory construction in Coolidge, Arizona. Hailing from southwestern Ontario, David holds a Bachelor of Applied Science in Mechanical Engineering as well as a Bachelor of Arts from the University of Toronto.

Britt Ide, Director - As a Board Director for Atlis since 2021, Britt brings a deep background and many connections to help Atlis grow. She is an experienced private and public board director (e.g., Nasdaq: NorthWestern Energy 2017-Present and CleanTech Acquisition Corp 2021-Present) with deep expertise in the clean energy and cleantech sectors. Her degrees include BS Mechanical Engineering, MS Environmental Engineering, and a Juris Doctor. She has extensive experience in corporate governance, ESG (environmental, social, and governance), M&A, and executive development. Britt was appointed by the US Secretary of the Department of Energy to serve as an Ambassador for the Clean Energy, Education, and Empowerment program. Ms. Ide’s significant familiarity with our industry and business and financial expertise make her an ideal candidate to serve on our board and serve as a member of our Audit Committee.

Caryn Nightengale, Director - Caryn Nightengale is seasoned executive with an extensive background in operations, fiscal management, corporate development, and investment banking. Most recently, from 2019-2022 Caryn was the Chief Financial Officer of Wisk Aero LLC, manufacturer of a self-flying air taxi. Prior to joining Wisk, Caryn served as the Chief Financial Officer of Liquid Robotics from 2017-2019, a sustainability-focused robotics company. Previously, she was an internal strategic advisor to senior leadership of The Boeing Company, and she was an investment banking advisor at BMO Capital Markets. In both roles, Caryn leveraged her financial and strategic expertise to accelerate growth through M&A, joint venture, equity, venture capital and debt transactions. Caryn earned an MBA from the Tuck School of Business at Dartmouth College and a BS in Economics from The Wharton School, University of Pennsylvania with a major in finance and a minor in Japanese Studies. Caryn serves on the Penn Athletics Board of Advisors, the Penn Basketball Board of Directors, and is Vice Chairperson of the MBA Council at the Tuck School of Business at Dartmouth. Ms. Nightengale brings extensive business and financial expertise to our board. For this reason, we believe she is an ideal candidate to serve on our board and serve as our Audit Committee Chairman.

Controlled Company

Mr. Hanchett holds more than 50% of the voting power of the Company’s voting securities for the election of directors. As a result, the Company is, and expects to continue to be, a controlled company within the meaning of the Nasdaq rules, and, as a result, we qualify for exemptions from certain corporate governance requirements.

Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•	the requirement that a listed company have a nominating and governance committee that is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must comply with the exchange’s other corporate governance standards. These include having and audit committee and the special meetings of independent or non-management directors.

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Independence of Directors

Under the listing rules of Nasdaq, the Company is not required to have a majority of independent directors serving on the Board, for so long as the Company is considered a controlled company within the meaning of the Nasdaq corporate governance standards. The Board has determined Mses. Ide and Nightengale are independent within the meaning of Nasdaq Marketplace Rule 5605(a)(2).

Committees of the Board

Audit Committee

Our Audit Committee consists of Mses. Ide and Nightengale with Ms. Nightengale serving as chairperson resulting in two independent directors as members of the audit committee. Our Board of Directors has determined that the chairperson of the audit committee can read and understand financial statements and will ensure that each member seated in the future will be able to, read and understand fundamental financial statements and qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq. As a controlled company, we remain subject to rules of Sarbanes-Oxley and Nasdaq that require us to have an audit committee composed entirely of independent directors, subject to certain “phase-in” provisions for newly public companies, which we plan to utilize. Under these rules, we must have at least one independent director on our audit committee by the date our Class A common stock is listed on Nasdaq, at least two independent directors on our audit committee within 90 days of the listing date, and at least three independent directors on our audit committee within one year of the listing date.

Our audit committee will assist our Board of Directors with its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; the design and implementation of our risk assessment and risk management. Among other things, our audit committee will be responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also will discuss with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, will initiate inquiries into certain aspects of our financial affairs. Our audit committee will be responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee will have direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. Our audit committee will have sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. Our audit committee will review and oversee all related person transactions in accordance with our policies and procedures.

Our written audit committee charter can be found on the Company website.

Compensation Committee

Because we are a “controlled company”, we will not be required to, and do not intend to have a fully independent compensation committee. If and when we are no longer a “controlled company” within the meaning of Nasdaq’s corporate governance standards, we will be required to establish a compensation committee. This committee would assist our Board of Directors with its oversight of the forms and amount of compensation for our executive officers (including officers reporting under Section 16 of the Exchange Act), the administration of our equity and non-equity incentive plans for employees and other service providers and certain other matters related to our compensation programs. Our compensation committee, among other responsibilities, will evaluate the performance of our Chief Executive Officer and, in consultation with him, will evaluate the performance of our other executive officers (including officers reporting under Section 16 of the Exchange Act).

Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the applicable Nasdaq or market corporate governance standards.

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Nominating and Corporate Governance Committee

Because we are a "controlled company", we will not be required to, and do not currently expect to, have a nominating and corporate governance committee. If and when we are no longer a "controlled company" within the meaning of Nasdaq’s corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be "independent" under the rules of the SEC. This committee would identify, evaluate and recommend qualified nominees to serve on our board of directors, develop and oversee our internal corporate governance processes and maintain a management succession plan.

Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards

Code of Business Ethics and Conduct Policy

Our Board has adopted a Code of Business Ethics and Conduct Policy applicable to the Company’s directors, officers and employees in accordance with applicable securities laws and the corporate governance rules of Nasdaq. Copies of our Code of Business Ethics and Conduct Policy are available on our Company website. The information on our website is not a part of this prospectus. Any amendments to or waivers of certain provisions of our Code of Conduct may be made only by our Board and will be disclosed on our corporate website promptly following the date of such amendment or waiver as required by applicable securities laws and the corporate governance rules of Nasdaq.

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EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section describes the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated executive officers whom we refer to as our “Named Executive Officers” or “NEOs”.

Introduction

For the year ended December 31, 2022, the Company’s Named Executive Officers were:

●	Mark Hanchett, Chief Executive Officer;

●	Annie Pratt, President; and

●	Apoorv Dwivedi, Chief Financial Officer.

The objective of the Company’s compensation program is to provide a total compensation package to each Named Executive Officer that will enable the Company to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short and long-term business strategies, and reward our Named Executive Officers for favorable performance.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to the Company by our Named Executive Officers for the year ended December 31, 2022. Additional information on our Named Executive Officers’ annual compensation for the year ended December 31, 2022 is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)

Mark Hanchett, Chief Executive Officer	2022	200,000	-	-	200,000
	2021	167,692	4,380,061	121,891,436	126,439,189
Annie Pratt, President	2022	200,000	-	-	200,000
	2021	167,692	4,986,133	41,420,328	46,574,153
Apoorv Dwivedi, Chief Financial Officer(4)	2022	200,000	770,000	1,651,190	2,621,190

(1)	The amounts reported in the “Salary” column for Mr. Hanchett and Ms. Pratt represent the portion of each NEO’s base salary paid in cash.

(2)	The amounts reported in the “Stock Awards” and “Option Awards” columns for 2022 represent the aggregate grant date fair value of restricted share units and stock options awarded pursuant to Mr. Dwivedi’s offer letter (described under the “Agreements with our Named Executive Officers”), plus the aggregate incremental fair value associated with the modifications thereto (described under “Equity Incentive Compensation”), calculated in accordance with FASB ASC Topic 718. As of December 31, 2022, the achievement of the performance vesting condition with respect to 180,000 of the performance-based options was not considered probable, and therefore no associated expenses were recognized and such performance-based options are not reflected in this column. Since the performance vesting condition with respect to 100,000 of the performance-based options became probable when the condition was obtained in September 2022, compensation expense was recognized for this tranche of options and such performance-based options are reflected in this column. Assuming achievement of all performance-based vesting conditions with respect to the performance-based options granted in 2022 to Mr. Dwivedi, the aggregate grant date fair value of such performance-based options would be $1,807,400. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of Mr. Dwivedi’s restricted share units and stock options, please see the summary of our significant accounting policies under the “Management Discussion and Analysis” section, filed herewith.

(3)	Because Mr. Dwivedi was not an NEO before 2021, only his 2022 compensation is reported in the table.

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Narrative Disclosure to Summary Compensation Table

Agreements with our Named Executive Officers

All of our Named Executive Officers are employees-at-will and we have not entered into any employment, severance, change in control or similar agreements with any of them, nor are we otherwise currently responsible for any payment upon the termination of their employment. Ms. Pratt and Mr. Dwivedi have entered into the Company’s standard confidentiality agreement that generally applies to all salaried employees. Treatment of option awards upon the termination of a Named Executive Officer’s employment or a change in control is described in more detail below under the section titled “Potential Payments Upon Termination or Change in Control.”

In 2021, Mr. Hanchett and Ms. Pratt each received a letter that superseded any prior offer letter or compensation arrangement with the Company. The letters provided that each executive would receive 70% of their base salary in cash and 30% of their base salary as a stock award (“Salary Stock Award”), granted each bi-weekly payroll period (“Hybrid Base Salary”), plus an additional stock award equal to 15% of the Named Executive Officer’s base salary paid on the same schedule as the Salary Stock Award (“Additional Stock Award”). The Hybrid Base Salary and Additional Stock Award were paid from January 1, 2021 until July 11, 2021, after which point both Mr. Hanchett and Ms. Pratt's base salaries were paid in cash for the remainder of 2021. With respect to their Salary Stock Awards and Additional Stock Awards, both Mr. Hanchett and Ms. Pratt received 420.09 shares of Class A common stock for each bi-weekly pay period the Hybrid Base Salary was in effect.

On June 8, 2022, Mr. Dwivedi received an offer letter that superseded a prior offer letter dated as of November 24, 2021 (the “Amended Dwivedi Letter”). The superseding letter provides for: (i) Mr. Dwivedi’s employment as Chief Financial Officer beginning January 17, 2022 (the “Dwivedi Start Date”); (ii) an initial base salary of $200,000 per year; (iii) a restatement the Company’s promise to award 110,000 restricted share units and 490,000 stock options of Class A common stock, subject to the vesting conditions and certain modifications set forth below under the section titled “Equity Incentive Compensation”; and (iv) Mr, Dwivedi’s eligibility to participate in the standard benefits plans made available to the Company’s executive employees.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The annual base salary rate for each of the Named Executive Officers was established at levels commensurate with historical compensation with any adjustments deemed necessary to attract and retain individuals with superior talent appropriate and relative to their expertise and experience. For 2022, our Named Executive Officers’ base salary rates were $200,000, $200,000 and $200,000 for Mr. Hanchett, Ms. Pratt and Mr. Dwivedi, respectively. For a description of the Hybrid Base Salary paid in 2021, see “Agreements with our Named Executive Officers.”

Annual Bonus

Annual cash incentive awards are used to motivate and reward our employees. We do not maintain a formal annual cash incentive award plan. Instead, such awards are determined on a discretionary basis and are generally based on individual and Company performance. We intend to adopt a formal bonus plan in which certain of our employees, including the Named Executive Officers, will be eligible to participate going forward but have not done so as of the date of this prospectus. For 2022, no Named Executive Officer was determined to have earned a discretionary cash bonus.

Equity Incentive Compensation

Equity incentive compensation is used to promote performance-based pay that aligns the interests of our executive officers with the long-term interests of our equity-owners and to enhance executive retention. Historically, the Company has made stock awards to each of the Named Executive Officers on a fully vested basis or subject to monthly or annual ratable vesting.

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In August 2021, the Board approved the Employee Stock Option Plan (the “Equity Compensation Plan”), which was shortly thereafter implemented by the Company. The Equity Compensation Plan authorizes a committee of the Board to issue grants of stock options to employees, non-employee directors and consultants as a component of overall compensation. On August 23, 2021, the Board determined it was in the best interests of the Company and its stockholders to modify employees prior stock awards. Under the Equity Compensation Plan, employees could elect to convert their stock awards into nonqualified stock options at a weighted average conversion ratio for every one stock award (for Mr. Hanchett – 1:1 option to share ratio for the first 10 million shares, 6.64 option to share ratio thereafter; and Ms. Pratt – 6.64 option to share ratio). A condition of the conversion was the relinquishment of all stock awards previously awarded through the August 24, 2021 conversion date. Mr. Pratt and Ms. Hanchett elected to convert their prior stock awards into options, including the Hybrid Stock Award, Additional Stock Award and certain stock award grants of Class A common stock made to Mr. Hanchett (869,537 shares) and Ms. Pratt (991,483 shares) in the first half of 2021 for services provided to the Company. The option awards were generally subject to time-vesting conditions, as set forth in the footnotes to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

In addition, pursuant to certain Assignment of Stock agreements entered into by Mr. Hanchett and Ms. Pratt, the Company assigned 17,803,675 fully vested shares and 5,671,695 fully vested shares, respectively, of Class D common stock, and 12,300,000 restricted share units and 6,150,000 restricted share units, respectively, of Class D common stock, on August 27, 2021. The restricted share units are subject to the vesting conditions set forth in the footnotes to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table. For a description of our Class D common stock, see Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2021, filed herewith.

With respect to Mr. Dwivedi’s equity incentive compensation, the Amended Dwivedi Letter provides for a promise to award 490,000 stock options to purchase shares of Class A common stock, subject to the following vesting schedule: (i) 210,000 options shall vest as follows, subject to Mr. Dwivedi’s continued service through each of the following vesting dates: (a) 20,000 vested options on the 6-month anniversary of the Dwivedi Start Date, (b) 30,000 vested options on the 12-month anniversary of the Dwivedi Start Date and (c) 40,000 vested options on each successive 6-month anniversary thereafter, ending on the 36-month anniversary of the Dwivedi Start Date and (ii) 280,000 options shall vest as follows, subject to the Company meeting the following milestones after the Dwivedi Start Date: (a) 40,000 vested options upon raising $150 million, (b) 40,000 vested options upon recognizing $50 million in revenue, (c) 100,000 vested options upon recognizing $500 million in revenue and (d) 100,000 vested options upon becoming a publicly-traded Company. In connection with entering into the Amended Dwivedi Letter, the Company modified Mr. Dwivedi’s stock option awards’ strike price from $12.74 to $7.00 to align with the Company’s then-current Code Section 409A third-party common stock valuation.

The Dwivedi Letter also provides for a promise to award 110,000 restricted share units of Class A common stock (the “Dwivedi RSUs”). The Dwivedi Letter provides that for the Dwivedi RSUs to vest, both of the following vesting conditions must be met: (i) the Company’s completion of a “liquidation event” (which was achieved when the Company became publicly traded in September 2022) and (ii) Mr. Dwivedi’s continued service through each of the following vesting dates: (a) 20,000 shares on the 6-month anniversary of the Dwivedi Start Date, (b) 30,000 shares on the 12-month anniversary of the Dwivedi Start Date, (c) 30,000 shares on the 24-month anniversary of the Dwivedi Start Date and (d) 30,000 shares on the 36-month anniversary of the Dwivedi Start Date. In connection with entering into the Amended Dwivedi Letter, the Company modified the Dwivedi RSUs to allow for vesting in connection with a “liquidation event.”

Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code whereby employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We currently do not provide matching contributions under the plan. In addition, we do not provide perquisites to our Named Executive Officers.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2022.

		Option Awards(1)					Stock Awards
Name		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested (#)(3)

Mark Hanchett		22,903,675	7,200,000	-	7.00	8/24/2031	7,200,000	0
Annie Pratt		8,221,695	4,600,000	-	7.00	8/24/2031	3,600,000	0
Apoorv Dwivedi	(4)	20,000	190,000	-	7.00	1/17/2032	-	-
	(5)	100,000	-	180,000	7.00	6/8/2032	90,000	292,500

(1)	All option awards reflected in this table for Mr. Hanchett and Ms. Pratt were granted under the Company’s Equity Compensation Plan on August 24, 2021. For Mr. Hanchett and Ms. Pratt, their option awards vest or vested as follows: (i) 17,803,676 options and 5,671,696 options, respectively, on August 24, 2021; (ii) 375,000 options and 187,500 options, respectively, vesting monthly on the first of the month from September 1, 2021 through December 1, 2021; and (iii) 300,000 options and 150,000 options, respectively, vesting monthly on the first of the month starting January 1, 2022 through December 1, 2024.

(2)	All outstanding restricted share units of Class D common stock were granted on August 27, 2021. Mr. Hanchett and Ms. Pratt’s restricted share units of Class D common stock vest or vested as follows: (i) 375,000 units and 187,500 units, respectively, vesting monthly on the first of the month from September 1, 2021 through December 1, 2021; and (ii) 300,000 units and 150,000 units, respectively, vesting monthly on the first of the month starting January 1, 2022 through December 1, 2024.

(3)	The amount listed for Mr. Hanchett and Ms. Pratt reflects the market value per share of our Class D common stock determined by our Board as of December 31, 2022, multiplied by the amount shown in the column for the number of shares underlying unvested awards. For a description of some of the factors the Board used in determining the market value of our Class D common stock, the summary of our significant accounting policies under the “Management Discussion and Analysis” section, filed herewith. The amount listed for Mr. Dwivedi reflects the market value per share the Company’s common stock on the NASDAQ Global Market of $3.25 per share on the last trading day of the year (December 30, 2022.

(4)	The options in this row have a grant date of January 17, 2022. Of the 190,000 stock options that remain unexercisable as of December 31, 2022, 30,000 stock options vest on January 17, 2023 and the remainder vest in installments of 40,000 every six months thereafter.

(5)	The equity awards in this row have a grant date of January 1, 2022. The options vested on the date the Company became publicly-traded in September 2022. Of the 180,000 stock options that remain unexercisable as of December 31, 2022, 40,000 stock options vest upon the Company raising $150 million, 40,000 stock options vest upon the Company recognizing $50 million in revenue and 100,000 stock options vest upon the Company recognizing $500 million in revenue. Of the 90,000 restricted share units that remain unvested, 30,000 shares vest on the 12-month anniversary of the Dwivedi Start Date, 30,000 shares vest on the 24-month anniversary of the Dwivedi Start Date and 30,000 shares vest on the 36-month anniversary of the Dwivedi Start Date.

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Potential Payments Upon Termination or Change in Control

As described above under the section titled “Narrative Disclosure to Summary Compensation Table—Employment Agreements,” we have not entered into any employment, severance, change in control or similar agreements with any of our Named Executive Officers, nor are we otherwise currently responsible for any payment upon the termination of any of our Named Executive Officers for any reason.

A Named Executive Officer’s outstanding, unvested option awards will be forfeited and immediately terminate in the event of a Named Executive Officer’s termination of employment for any reason. A Named Executives Officer’s outstanding, unvested option awards will become 100% vested upon the consummation of a “change in control” (as defined under the Equity Compensation Plan). Options which are vested as of a Named Executive Officer’s cessation of service as an employee will generally remain exercisable through their expiration date, unless the Named Executive Officer’s cessation of service as an employee is due to death or disability, in which case the vested options only remain exercisable through the earlier of (i) the 12-month anniversary of the Named Executive Officer’s death or disability or (ii) the expiration date of the options.

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DIRECTOR COMPENSATION

Director Compensation Table

The following table provides information concerning the compensation of the Company’s sole non-employee director who served on the Company’s Board during fiscal year ending December 31, 2022. Mark Hanchett and Annie Pratt also served as directors of the Company during fiscal year ending December 31, 2022, but did not receive any additional compensation with respect to such Board service.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Caryn Nightengale	20,000	232,560	252,560
Britt Ide	22,000	-	22,000
Mark Nelson	1,000	1,287,188	1,288,188

(1)	Ms. Ide joined the Company’s Board on February 19, 2021. Ms. Nightengale and Mr. Nelson joined the Company’s Board on July 1, 2022 and February 1, 2022, respectively. Mr. Nelson resigned from his Board service to pursue another opportunity on May 9, 2022.

(2)	The amounts reported in the “Option Awards” column represent the aggregate grant date fair value associated with the 2022 grant of 36,000 nonqualified stock options to Ms. Nightengale and the 2022 grant of 300,000 and 18,750 nonqualified stock options to Mr. Nelson, respectively, and have been calculated in accordance with FASB ASC Topic 718. Mr. Nelson forfeited his 300,000 stock option award in connection with his Board resignation, which had a grant date fair value of $1,188,000. Ms. Nightengale, Ms. Ide and Mr. Nelson held 36,000, 54,000 and 18,750 outstanding options, respectively, as of December 31, 2022.

Director Compensation Program

Prior to his resignation, the Company entered into a Non-Employee Director Agreement with Mr. Nelson, effective February 1, 2022 (the “Nelson Agreement”), which is substantially similar to the Ide Agreement and the Nightengale Agreement described below, and which terminated following his resignation. Mr. Nelson served just over three months with the Board, during which he attended one Board meeting and was paid $1,000. Under the terms of the Nelson Agreement and in connection with his resignation, Mr. Nelson forfeited his original incentive equity award of 300,000 nonqualified stock options, and received 18,750 fully vested nonqualified stock options, representing his receipt of 6,250 options for each full month of completed Board service. Mr. Nelson is not owed any additional compensation from the Company in connection with his Board service in 2022.

The Company initially entered into a Non-Employee Director Agreement with Ms. Ide, effective February 19, 2021, that was later superseded by a Non-Employee Director Agreement dated August 30, 2021 (the “Ide Agreement”), a Board of Directors Agreement, effective as of July 1, 2022, with Caryn Nightengale who joined the Company’s Board in 2022 (the “Nightengale Agreement”), and a Board of Directors Agreement, effective as of February 1, 2022, with Mark Nelson who joined the Company’s Board in 2022 (the “Nelson Agreement”).

The Ide Agreement and the Nightengale Agreement were each later superseded when the Company entered into a Board of Directors Agreement with Mses. Ide and Nightengale, respectively, effective as of September 27, 2022 (the “A&R Director Agreements”). The A&R Director Agreements will have an initial term lasting from the effective date until the earlier of the 12-month anniversary thereof or the date of the Company’s annual shareholder meeting, subject to each director’s election by the Company’s shareholders. If a director is re-elected, the agreement will continue to renew at each annual shareholder meeting, until the director is not re-elected, resigns, or is otherwise removed from the Board. The A&R Director Agreements also provide for the following material terms (the descriptions of which are qualified in their entirety by reference to the respective A&R Director Agreements): (i) cash fees in the amount of a $10,000 quarterly stipend, payable until the Company’s 2023 annual shareholders; (ii) a quarterly award of restricted share units having a grant date fair value of $40,000, for each quarter from the effective date until the Company’s 2023 annual shareholder meeting (“Quarterly RSUs”); (iii) a one-time special award of restricted share units having a grant date fair value of $25,000, in recognition of the director’s efforts related to the Company’s public listing (“Special RSUs”); (iv) an indemnification provision, which includes the obligation of the Company to maintain directors and officers insurance; and (v) a provision providing for attorneys’ fees if ever any proceeding commences between the parties relating to the terms of the agreement. The A&R Director Agreements also provide for certain confidentiality and non-disclosure covenants in favor of the Company and a mutual non-disparagement provision.

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The amounts reflected in the above “Director Compensation Table” were made under the Ide Agreement and Nightengale Agreement, as well as the A&R Director Agreements, which in relevant part provided for cash fees of $1,000 per Board meeting attended by each director and the option award grants reflected above, each of which were fully vested on the date of grant.

In order for the Quarterly RSUs and Special RSUs described herein (the “RSU Awards”) to be granted, the director must provide continuous service through each of the following events: (i) successful completion of a reorganization transaction (the resulting entity, “Pubco”), (ii) approval of an equity incentive plan by the Pubco’s stockholders; and (iii) approval of the terms and conditions of the RSU Awards by the Pubco’s board of directors. Provided the terms of the awards are approved by the Pubco’s board of directors, generally, it is intended for the RSU Awards to be granted on the final trading day of the first week after the Pubco’s equity plan is approved, and shall be fully vested on such date.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of Atlis Motor Vehicles’ common stock is not intended to be a complete summary of the rights and preferences of such securities. Atlis Motor Vehicles’ common stock is governed by Atlis Motor Vehicles’ A&R Bylaws and the DGCL. We urge you to read the A&R Bylaws in its entirety for a complete description of the rights and preferences of Atlis Motor Vehicles’ common stock.

Authorized and Outstanding Common Stock

Our Amended and Restated Charter authorizes the issuance of 96,248,541 shares of capital stock, consisting of (1) 54,307,968 authorized shares of Class A common stock, (2) 1 authorized share of Class B common stock, (3) 15,000 authorized shares of Class C common stock, and (4) 41,925,572 authorized shares of Class D common stock, par value $0.0001 per share. As of September 30, 2022, there were 9,538,691 shares of Class A common stock outstanding; 45,742,081 Class A options outstanding; (b) 29,775,370 shares of Class D common stock outstanding; and (c) no shares of Class B common stock or Class C common stock outstanding.

We have two classes of common stock outstanding, Class A common stock and Class D common stock. The rights of the holders of Class A common stock and Class D common stock are identical, except with respect to voting and dividends.

Dividend Rights

The holders of our Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class D common stock are not entitled to share in any such dividends or other distributions. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The Board of Directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, in the event that we enter into any debt agreements, our ability to declare dividends will be restricted.

Voting Rights

Holders of our Class A common stock and Class C common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of our Class D common stock are entitled to 10 votes for each share held on all matters submitted to a vote of stockholders. Unless otherwise required by law, holders of our Class B common stock are not entitled to vote on any matter submitted to a vote of stockholders. The holders of our Class A common stock, Class C common stock and Class D common stock vote together as a single class, unless otherwise required by law. Delaware law could require either holders of our Class A common stock, our Class C common stock or our Class D common stock to vote separately as a single class in the following circumstances:

•	if we were to seek to amend our Amended and Restated Charter to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•	if we were to seek to amend our Amended and Restated Charter in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of Class A common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of any then-outstanding preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company. In such event, the holders of Class A common stock will be entitled to receive, ratably, on a per share basis, before any payment or distribution is made with respect to the Class A common stock, or Class B common stock, an amount per share in cash equal to $8.24. Holders of Class D common stock are not entitled to receive any portion of any such assets in respect of their shares of Class D common stock.

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Preemptive or Other Rights

The Company’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our common stock.

At any time when any shares of Class C common stock are outstanding, stockholders, exclusively and as a separate class, are entitled to elect one director to the Board of Directors.

Automatic Conversion

Each share of Class C common stock will be automatically converted into one share of Class A common stock upon any sale or transfer of such share of Class C common stock, and such conversion will occur automatically without the need for any further action by the stockholders of such shares and whether or not the certificates representing such shares, if any, are surrendered to the Company or its transfer agent.

Warrants and Pre-Funded Warrants

The following summary of certain terms and provisions of the Warrants and Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and American Stock Transfer & Trust Company, LLC, as warrant agent, and the form of Warrant and Pre-Funded Warrant, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and the form of Warrant and Pre-Funded Warrant.

Warrants

Form

Pursuant to the warrant agency agreement between us and American Stock Transfer & Trust Company, LLC, as warrant agent, the Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability

The Series A Warrants are exercisable at any time after their original issuance up to the date that is five (5) years after their original issuance. The Series B Warrants are not be exercisable until after the date we effect the Corporate Reorganization or until after the date Stockholder Approval is obtained, and will expire five (5) years after the date of the Corporate Reorganization or Stockholder Approval, as applicable. Each of the Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of Class A common stock subscribed for upon such exercise. In addition, a holder may also effect an “alternative cashless exercise” on or after the earlier of (i) thirty (30) day anniversary of the date of the effective date of the registration statement of which this prospectus forms a part and (ii) the date on which the aggregate composite trading volume of the Class A common stock as reported by Bloomberg LP beginning on the first trading day after the effective date of the registration statement of which this prospectus forms a part exceeds 15,000,000 shares. In such event, the aggregate number of shares of common stock issuable in such alternative cashless exercise shall equal the product of (x) the aggregate number of shares of common stock that would be issuable upon exercise of the Series A Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.00. No fractional shares of Class A common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price. With respect to any alternative cashless exercise, fractional shares will be rounded down to the nearest whole share.

Exercise Limitation.

A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of Class A common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price.

The exercise price per whole share of Class A common stock issuable upon exercise of Warrants is $3.10 per share (100% of the offering price per Unit). The exercise price and number of shares of Class A common stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, dilutive issuances or similar events.

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Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not intend to apply for the listing of the Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our shares of Class A common stock, the holder of a Warrant does not have the rights or privileges of a holder of shares of our Class A common stock, including any voting rights, until the holder exercises the Warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Class A common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Class A common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of Class A common stock, the holders of the Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Warrant, in the event of certain fundamental transactions, the holders of the Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the remaining unexercised portion of the Warrants on the date of consummation of such fundamental transaction.

Governing Law

The Warrants are governed by New York law.

Pre-Funded Warrants

Form

Pursuant to the warrant agency agreement between us and American Stock Transfer & Trust Company, LLC, as warrant agent, the Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Duration and Exercise Price

Each Pre-Funded Warrant will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Warrants included in the Units and may be transferred separately immediately thereafter.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after the holder give notice to us of such increase. Purchasers of Pre-Funded Warrants in this offering may also elect, prior to the issuance of the Pre-Funded Warrants, to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Cashless Exercise

The Pre-Funded Warrants may be exercised on a cashless basis at any time.

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Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Anti-Takeover Provisions of Delaware Law

The DGCL contains provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board of Directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of the Board of Directors or taking other corporate actions, including effecting changes in our management.

The Company’s authorized but unissued common stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

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Exclusive Forum Provisions

Our A&R Bylaws require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our business, (ii) any action asserting a claim of breach of a duty owed by any director, officer, employee, agent or stockholder of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our A&R Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

Special Meeting of Stockholders

Atlis Motor Vehicles’ A&R Bylaws provides that special meetings of its stockholders may be called only by the Secretary only at the request of the Chairman of the Board, the Executive Chairman of the Board, by a resolution duly adopted by the affirmative vote of a majority of the Board, or by the affirmative vote of the stockholders owning note less than 25% of the issued and outstanding stock of the Company; provided that the Board approves such stockholder request for a special meeting.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Atlis Motor Vehicles’ voting common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Atlis Motor Vehicles’ affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Atlis Motor Vehicles is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Atlis Motor Vehicles was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Atlis Motor Vehicles’ voting common stock for at least six months but who are Atlis Motor Vehicles’ affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Atlis Motor Vehicles’ affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Listing of Securities

Atlis Motor Vehicles’ Class A common stock is listed for trading on Nasdaq under the symbol “AMV.”

Transfer Agent and Warrant Agent

The transfer agent for our Class A common stock and the warrant agent for the Warrants and the Pre-Funded Warrants is American Stock Transfer & Trust Company, LLC. We have agreed to indemnify American Stock Transfer & Trust Company, LLC in its role as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of shares of our common stock as of February 6, 2023 by:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company’s common stock;

•	each of the Company’s current named executive officers and directors; and

•	all current executive officers and directors of the Company, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date, including but not limited to the right to acquire through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that may be acquired by that person within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common stock shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of voting securities of the Company is based on 12,790,205 and 32,025,372 shares of Atlis Motor Vehicles’ Class A common stock and Class D common stock, respectively, issued and outstanding as of February 6, 2023.

	Class A Shares		% of Class	Class D Shares		% of Class	Combined Voting Power(1)
5% Stockholders(2)
Mark Hanchett	24,103,706	(3)	66.0%	24,103,676	(4)	73.2%	70.5%
Annie Pratt	8,821,696	(5)	41.6%	8,821,696	(6)	26.8%	25.8%
Glenn Reese	745,274	(7)	6.0%	-		-	*
Named Executive Officers and Directors(2)
Mark Hanchett	24,103,706	(3)	66.0%	24,103,676	(4)	73.2%	70.5%
Annie Pratt	8,821,696	(5)	41.6%	8,821,696	(6)	26.8%	25.8%
Apoorv Dwivedi	200,000	(8)	1.6%	-		-	*
Britt Ide	54,030	(9)	*	-		-	*
Caryn Nightengale	36,000	(10)	*	-		-	*
All directors and executive officers as a group (8 individuals)	33,374,439	(11)	72.9%	32,925,372		100.0%	96.4%

* Represents beneficial ownership of less than 1%.

(1)	Represents the percentage of voting power with respect to all shares of the Company’s outstanding capital stock voting together as a single class. Does not include shares underlying stock options that are currently exercisable or exercisable within 60 days of February 6, 2023. The holders of our Class D common stock are entitled to 10 votes per share and the holders of our Class A common stock are entitled to one vote per share.

(2)	The business address of each of the individuals is c/o Atlis Motor Vehicles Inc., 1828 N Higley Rd., Suite 116 Mesa, Arizona 85205.

(3)	Includes 23,503,676 shares of Class A common stock underlying options that are currently exercisable and 600,000 shares of Class A common stock underlying options that are exercisable within 60 days.

(4)	Includes 600,000 restricted stock units that vest within 60 days.

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(5)	Represents 8,521,696 shares of Class A common stock underlying options that are currently exercisable and 300,000 shares of Class A common stock underlying options that are exercisable within 60 days.

(6)	Includes 300,000 restricted stock units that vest within 60 days.

(7)	Solely represents shares of Class A common stock held by a former employee.

(8)	Includes 120,000 shares of Class A common stock underlying options that are currently exercisable and 30,000 shares of Class A common stock underlying options that are exercisable within 60 days.

(9)	Includes 54,000 shares of Class A common stock underlying options that are currently exercisable.

(10)	Represents 27,000 shares of Class A common stock underlying options that are currently exercisable and 9,000 shares of Class A common stock underlying options that are exercisable within 60 days.

(11)	Includes 32,577,377 shares of Class A common stock underlying options that are currently exercisable, 900,000 shares of Class A common stock underlying options that are exercisable within 60 days and 30,000 restricted stock units that vest within 60 days.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation arrangements with our Named Executive Officers and directors are described elsewhere in this prospectus. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the ownership of our securities by our control persons.

Related Party Transactions

Since the beginning of the fiscal year preceding our last fiscal year, there are no transactions, or any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and (ii) any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described above in the section titled “Executive Compensation.”

Indemnification Agreements

The Company has entered into indemnity agreements (the “Indemnity Agreements”) with each director and executive officer of the Company. Each Indemnity Agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Review, Approval or Ratification of Transactions with Related Parties

Our Board reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. The material facts as to the related party’s relationship or interest in the transaction are disclosed to our Board prior to their consideration of such transaction, and the transaction is not considered approved by our Board unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Additionally, we adopted a written related party transactions policy that such transactions must be approved by our audit committee.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations, assumptions and qualifications described herein, the following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Units and the shares of Class A common stock issued pursuant to this offering (the “Shares”), the purchase, exercise, disposition and lapse of the Warrants and the Pre-Funded Warrants to purchase shares of Class A common stock issued pursuant to this offering, and the purchase, ownership and disposition of shares of Class A common stock issuable upon exercise of the Warrants and the Pre-Funded Warrants (the “Warrant Shares”). Because the components of a Unit are separable at the option of the holder, the holder of a Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Shares or Pre-Funded Warrants, as the case may be, and the Warrants. As a result, the discussion below with respect to actual holders of Shares, Warrants and Pre-Funded Warrants should also apply to holders of Units (as the deemed owners of the underlying Shares or Pre-Funded Warrants, as the case may be, and the Warrants that comprise the Units). The Shares, Warrants, Pre-Funded Warrants and Warrant Shares are collectively referred to herein as the “Offered Securities.” All prospective holders of the Offered Securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Offered Securities.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of the Offered Securities.

This discussion addresses only Offered Securities that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances, nor does it address any alternative minimum tax, Medicare tax on certain investment income, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. It does not address holders that are subject to special rules, such as:

•	banks, insurance companies or other financial institutions;
•	tax-exempt organizations or governmental organizations;
•	brokers or dealers in securities;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons who hold any of the Offered Securities as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;
•	persons deemed to sell any of the Offered Securities under the constructive sale provisions of the Code;
•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as subchapter S corporations (or investors in such entities or arrangements);
•	regulated investment companies or real estate investment trusts;
•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•	U.S. expatriates and former citizens or former long-term residents of the United States; or
•	holders that acquire the Offered Securities through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

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If a holder is a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner or beneficial owner will generally depend on the status of such partner or beneficial owner and the entity’s activities. Partnerships, partners and beneficial owners in partnerships or other pass-through entities that own the Offered Securities should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of the Offered Securities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Offered Securities, that, for U.S. federal income tax purposes, is:

•	an individual that is a citizen or resident of the United States;
•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

As used herein, the term “Non-U.S. Holder” means a beneficial owner, other than an entity treated as a partnership for U.S. federal income tax purposes, of the Offered Securities that is for U.S. federal income tax purposes not a U.S. Holder.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE OFFERED SECURITIES.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our Class A common stock (or one Pre-Funded Warrant), 0.65 Series A Warrants and 0.65 Series B Warrants. For U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such unit between the one share of Class A common stock (or one Pre-Funded Warrant), one Series A Warrant and one Series B Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each share of Class A common stock (or Pre-Funded Warrant), 0.65 Series A Warrants, and 0.75 Series B Warrants should be the stockholder’s tax basis in such share or warrant, as the case may be. Any disposition of a Unit should be treated for U.S. federal income tax purposes as a disposition of the share of Class A common stock (or Pre-Funded Warrant), 0.65 Series A Warrants and 0.75 Series B Warrants comprising the Unit, and the amount realized on the disposition should be allocated between the Class A common stock (or Pre-Funded Warrant), 0.65 Series A Warrants and 0.75 Series B Warrants based on their respective relative fair market values (as determined by each such unit holder on all the relevant facts and circumstances) at the time of disposition. The separation of shares of Class A common stock (or Pre-Funded Warrant) and Warrants comprising Units should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the shares of Class A common stock (or Pre-Funded Warrant) and Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

General Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of Class A common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Class A common stock as described below. Accordingly, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the Warrant Share received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the Warrant Share received upon exercise increased by the exercise price of $0.01. Holders should consult their tax advisors regarding the risks associated with the acquisition of a Unit comprised of a Pre-Funded Warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

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Tax Considerations Applicable to U.S. Holders

Distributions on Shares, Warrant Shares and Pre-Funded Warrants

We do not anticipate declaring or paying any cash dividends to holders of Class A common stock in the foreseeable future. If we make distributions of cash or other property on the Shares, Warrant Shares or Pre-Funded Warrants (other than certain distributions of stock), such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its Shares, Warrant Shares or Pre-Funded Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition of the Shares, Warrant Shares and Pre-Funded Warrants.”

Sale or Other Taxable Disposition of the Shares, Warrant Shares and Pre-Funded Warrants

Upon the sale, exchange or other taxable disposition of the Shares, Warrant Shares or Pre-Funded Warrants, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in the Shares, Warrant Shares or Pre-Funded Warrants. This capital gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period in such Shares, Warrant Shares or Pre-Funded Warrants is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Sale or Other Disposition or Exercise of Warrants

Upon the sale, exchange or other disposition of a Warrant (other than by exercise), a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s tax basis in the Warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such Warrant is more than one year at the time of the sale, exchange or other disposition. The deductibility of capital losses is subject to certain limitations.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon exercise of a Warrant for its exercise price. A U.S. Holder’s tax basis in Warrant Shares received upon exercise of Warrants will be equal to the sum of (i) the U.S. Holder’s tax basis in the Warrants exchanged therefor and (ii) the exercise price of such Warrants. A U.S. Holder’s holding period in the Warrant Shares received upon exercise will commence on the day after such U.S. Holder exercises the Warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of Warrant Shares received upon exercise of Warrants should commence on the day after the Warrants are exercised. In the latter case, the holding period of the Warrant Shares received upon exercise of Warrants would include the holding period of the exercised Warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a warrant as a taxable exchange. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Warrant Shares received.

Lapse of Warrants

If a Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Certain Adjustments to and Distributions on Pre-Funded Warrants and Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Pre-Funded Warrants and Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants and Warrants (or in certain circumstances, there is a failure to make adjustments), may be treated as a constructive distribution to a U.S. Holder of the Pre-Funded Warrants and Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our earnings and profits as determined under U.S. federal income tax principles or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Such distributions will constitute dividends to the extent deemed paid out of our current or accumulated earnings and profits, as discussed above under “Distributions on Shares, Warrant Shares and Pre-Funded Warrants.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the number of Warrant Shares that will be issued on the exercise of the Pre-Funded Warrants or Warrants or the exercise price of the Pre-Funded Warrants or Warrants.

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In addition, if we were to make a distribution in cash or other property with respect to our Class A common stock after the issuance of the Warrants, then we may, in certain circumstances, make a corresponding distribution to holders of Warrants. The taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. U.S. Holders should consult their tax advisors regarding the proper treatment of distributions received with respect to Warrants.

Backup Withholding and Information Reporting

In general, backup withholding and information reporting requirements may apply to payments on the Offered Securities and to the receipt of proceeds on the sale, exchange or other taxable disposition of the Offered Securities. Backup withholding (currently at a rate of 24 percent) may apply if a U.S. Holder fails to furnish its taxpayer identification number, a U.S. Holder fails to certify under penalties of perjury that such taxpayer identification number is correct and that such U.S. Holder is not subject to backup withholding (generally on a properly completed and duly executed IRS Form W-9), the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends, or such U.S. Holder otherwise fails to comply with the applicable requirements of the backup withholding rules.

Certain U.S. Holders generally are not subject to backup withholding and information reporting requirements, provided that their exemptions from backup withholding and information reporting are properly established. Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Tax Considerations Applicable to Non-U.S. Holders

Distributions on Shares, Warrant Shares and Pre-Funded Warrants

As mentioned above, we does not anticipate declaring or paying any cash dividends to holders of our Class A common stock in the foreseeable future. However, distributions of cash or other property (other than certain distributions of stock) on the Shares, Warrant Shares or Pre-Funded Warrants will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be subject to the treatment as described below under “— Gain on Sale or Other Taxable Disposition of the Offered Securities”.

Dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to withholding tax at a 30-percent rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, the Non-U.S. Holder will be required to provide us or our paying agent with a properly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, certifying under penalties of perjury that the Non-U.S. Holder is not a United States person and is eligible for the benefits under the applicable tax treaty. These forms may need to be periodically updated. If a Non-U.S. Holder holds the Offered Securities through a financial institution or other intermediary, the Non-U.S. Holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty who fails to timely provide an IRS Form W-8BEN or W-8BEN-E, as applicable, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends in the same manner as a U.S. Holder. In this case, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or appropriate successor form) in order to claim an exemption from withholding. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to Non-U.S. Holders. Dividends received by a corporate Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) may be subject to an additional branch profits tax at a 30-percent rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the acquisition, ownership and disposition of the Offered Securities, including the possible imposition of the branch profits tax.

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Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and the related receipt of Warrant Shares. However, if a cashless exercise of Warrants results in a taxable exchange, as described above under “—Tax Considerations Applicable to U.S. Holders— Sale or Other Disposition or Exercise of Warrants,” the rules described below under “Gain on Sale or Other Taxable Disposition of the Offered Securities” would apply.

Gain on Sale or Other Taxable Disposition of the Offered Securities

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, exchange or other taxable disposition of the Offered Securities unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States),
•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	We are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and the Non-U.S. Holder is not eligible for an exemption under an applicable income tax treaty.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are or have been a United States real property holding corporation during the specified testing period, as long as our common stock is regularly traded on an established securities market (such as Nasdaq) at any time during the calendar year in which the disposition occurs, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of Shares or Warrant Shares if the Non-U.S. Holder does not own or has not owned (actually or constructively) more than 5 percent of our common stock at any time during the shorter of the two periods mentioned above. Special rules may apply to the determination of the 5-percent threshold in the case of a Non-U.S. Holder of a Pre-Funded Warrants and/or Warrants. Non-U.S. Holders are urged to consult their tax advisors regarding the effect of holding Pre-Funded Warrants or Warrants on the calculation of such 5-percent threshold. Non-U.S. Holders should consult their tax advisors regarding the application of this regularly traded exception.

In addition, although a 15% withholding tax generally applies to gross proceeds from the sale or other taxable disposition of the stock of or certain other interests in a United States real property holding company, such 15% withholding tax generally will not apply to the disposition of Shares or Warrant Shares so long as our Class A common stock is regularly traded on an established securities market. However, the exception described in the previous sentence may not apply to certain dispositions of Pre-Funded Warrants or the Warrants if the Non-U.S. Holder exceeds the 5-percent threshold mentioned above.

If a Non-U.S. Holder recognizes gain on a sale, exchange or other disposition of the Offered Securities that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. If the Non-U.S. Holder is a corporation, the Non-U.S. Holder may also be subject to the branch profits tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the acquisition, ownership and disposition of the Offered Securities, including the possible imposition of the branch profits tax.

Certain Adjustments to and Distributions on Pre-Funded Warrants and Warrants

As discussed above under “—Tax Considerations Applicable to U.S. Holders—Certain Adjustments to and Distributions on Pre-Funded Warrants and Warrants,” certain adjustments to the number of Warrant Shares on the exercise of the Pre-Funded Warrants or Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants or Warrants (or certain failures to make adjustments), may be deemed to be the payment of a distribution with respect to the Pre-Funded Warrants or Warrants. Such a deemed distribution could be deemed to be the payment of a dividend to a Non-U.S. Holder to the extent of our earnings and profits, notwithstanding the fact that such Holder will not receive a cash payment. In the event of such a deemed dividend, we may be required to withhold tax from subsequent distributions of cash or property to Non-U.S. Holders. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants and Warrants.

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In addition, as discussed above under “—Tax Considerations Applicable to U.S. Holders— Certain Adjustments to and Distributions on Pre-Funded Warrants and Warrants,” the taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. Non-U.S. Holders should consult their tax advisors regarding the U.S. withholding tax and other U.S. tax consequences of distributions received with respect to Warrants.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on the Offered Securities. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Unless a Non-U.S. Holder complies with certification procedures to establish that the Non-U.S. Holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale, exchange or other disposition of the Offered Securities to or through the U.S. office (and, in certain cases, the foreign office) of a broker.

A Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24 percent) on payments on the Offered Securities or on the proceeds from a sale, exchange or other disposition of the Offered Securities unless the Non-U.S. Holder complies with certification procedures to establish that the Non-U.S. Holder is not a United States person or otherwise establishes an exemption. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty (including properly certifying non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 (or appropriate successor form)) generally will satisfy the certification requirements necessary to avoid backup withholding as well. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that a holder is a United States person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. Non-U.S. Holders are urged to consult their tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code and the U.S. Treasury regulations promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution or meets other exceptions. Under FATCA and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a “non-financial foreign entity” (as specifically defined under these rules) unless such entity provides the withholding agent with a certification identifying its direct and indirect U.S. owners or meets other exceptions. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing these withholding and reporting requirements may be subject to different rules.

These withholding taxes would be imposed on dividends with respect to our Class A common stock to foreign financial institutions or non-financial foreign entities (including in their capacity as agents or custodians for beneficial owners of our common stock) that fail to satisfy the above requirements. Prior to the issuance of proposed U.S. Treasury regulations, withholding taxes under FATCA also would have applied to gross proceeds from the disposition of our Class A common stock. However, the proposed U.S. Treasury regulations provide that such gross proceeds are generally not subject to withholding taxes under FATCA. Taxpayers (including withholding agents) may currently rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Prospective Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock. We will not pay any additional amounts to Non-U.S. Holders with respect to any amounts withheld, including pursuant to FATCA.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE OFFERED SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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PLAN OF DISTRIBUTION

We are offering up to 6,451,613 Units, based on an assumed public offering price of $3.10 per Unit, which represents the closing price of our Class A common stock on Nasdaq on February 6, 2023, for gross proceeds of up to approximately $20.0 million before deduction of placement agent commissions and offering expenses, in a best-efforts offering. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

Pursuant to a placement agency agreement, dated as of , 2023, we have engaged Maxim Group LLC to act as our exclusive placement agent (the “Placement Agent”) to solicit offers to purchase the securities offered by this prospectus. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about      , 2023.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to 7.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the Placement Agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the Placement Agent, up to $100,000.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us.

	Per Unit (including Class A common stock)	Per Unit (including Pre- Funded Warrants)	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	Does not include additional compensation the Placement Agent will receive, including the warrants we agreed to issue to the Placement Agent as described below and reimbursement for out-of-pocket expenses incurred in connection with this offering as described above.
(2)	The amount of offering proceeds to us presented in this table assumes no Pre-Funded Warrants are issued in lieu of shares of Class A common stock and does not give effect to any exercise of the Warrants.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Placement Agent fees, will be approximately $0.6 million, all of which are payable by us. This figure includes the Placement Agent’s accountable expenses that we have agreed to pay at the closing of the offering.

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Offering Lock-Up Agreements

We and each of our officers and directors as of the date of this prospectus have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our Class A common stock or other securities convertible into or exercisable or exchangeable for our Class A common stock for a period of 30 days after this offering is completed without the prior written consent of the Placement Agent.

The Placement Agent may in its sole discretion, and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the offering lock-up agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Determination of Offering Price and Exercise Price

The actual public offering price of the securities we are offering, and the exercise price of the Warrants included in the Units and the Pre-Funded Warrants that we are offering, will be negotiated between us and the investors in the offering based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Warrants included in the Units and the Pre-Funded Warrants that we are offering, will include the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as are deemed relevant.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

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Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions. In November 2022, the Placement Agent also served as the sole placement agent for us in connection with a private placement offering of senior secured convertible notes and warrants. We entered into a placement agency agreement with the Placement Agent in connection with such offering, pursuant to which we paid the Placement Agent a customary cash fee.

Selling Restrictions

Other than in the United States, no action has been taken by us or the Placement Agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

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For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom. Each underwriter has represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

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The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Listing

Our Class A common stock is listed on Nasdaq under the symbol “AMV.”

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LEGAL MATTERS

Certain legal matters relating to the validity of Atlis Motor Vehicles’ common stock covered by this registration statement will be passed upon for Atlis Motor Vehicles by Winston & Strawn LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Atlis Motor Vehicles Inc. appearing elsewhere in this prospectus have been audited by Prager Metis CPAs LLP, an independent registered public accounting firm, as stated in their report appearing therein (which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.atlismotorvehicles.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ATLIS MOTOR VEHICLES INC.

Unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2022 and 2021
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2022, and December 31, 2021	F-17
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2022, and 2021	F-18
Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the Three and Nine Months Ended September 30, 2022, and 2021	F-19
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2022, and 2021	F-21
Notes to Unaudited Condensed Consolidated Financial Statements	F-22

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Atlis Motor Vehicles Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Atlis Motor Vehicles Inc. (the Company) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two-year period ended December, 2021, in conformity with accounting principles generally accepted in the United States.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company elected to change its method of accounting for stock awards to its employees.

Going Concern

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2021, the Company had recurring losses from operations and an accumulated deficit. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLP

We have served as the Company’s auditor since 2020.

El Segundo, California

May 13, 2022

F-2

Atlis Motor Vehicles Inc.

Balance Sheet

December 31, 2021 and 2020

	2021	2020 [As Adjusted]
ASSETS
Current Assets
Cash	$3,146,134	$42,994
Prepaid Expenses	290,265	1,843
Other Receivables	342	3,280
TOTAL CURRENT ASSETS	3,436,741	48,117

Fixed Assets, Net	980,028	49,810

Intangibles , Net	11,074	-

Other Assets
Security Deposits	90,222	87,678
Vendor Deposits	96,164	58,312
TOTAL OTHER ASSETS	186,386	145,990

TOTAL ASSETS	$4,614,229	$243,917

The accompanying notes are an integral part of these financial statements

F-3

	2021	2020 [As Adjusted]

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$65,902	$122,787
Accrued Expenses	166,684	96,558
Payroll Tax Liabilities	56,728	613,326
Paycheck Protection Program Loan	397,309	92,931
Deferred Rent – Current Portion	22,412	12,006

TOTAL CURRENT LIABILITIES	709,035	937,608

Other Liabilities
Deferred Rent	103,633	126,045

TOTAL LIABILITIES	812,668	1,063,653

Stockholders’ Equity (Deficit)
Class B stock, par value $0.0001; 1 authorized; 0 issued and outstanding as of December 31, 2021	-	-
Class C stock, par value $0.0001; 15,000 authorized; 5,000 issued and outstanding as of December 31, 2021	1	-
Class D stock, par value $0.0001; 41,925,572 authorized; 25,725,370 issued and outstanding as of December 31, 2021	2,573	-
Class A Common Stock, par value $0.0001; 54,307,968 authorized; 6,854,576 issued and outstanding as of December 31, 2021:	684	1,485
14,845,067 shares issued and outstanding as of December 31, 2020
Additional Paid-in Capital	151,733,673	13,378,066
Accumulated Deficit	(147,935,370)	(14,199,288)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	$3,801,561	$(819,737)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4,614,229	$243,916

The accompanying notes are an integral part of these financial statements

F-4

Atlis Motor Vehicles Inc.

Statement of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020 [As Adjusted]
Revenue	$-	$-

Operating Expense
Employee Stock Based Compensation	123,245,040	7,304,600
Salaries and Employee Benefits	3,792,812	2,396,903
Legal and Professional	767,276	347,802
General and Administrative	576,753	150,025
Research and Development	1,655,365	574,483
Advertising	2,677,641	397,181
Payroll Taxes	420,439	147,511
Depreciation and Amortization	89,053	6,317
Rent	457,245	325,907
Total Operating Expenses	133,681,624	11,650,729

Loss from Operations	(133,681,624)	(11,650,729)

Other Expenses
Interest Expense	-	291
Other Income (Expense)	54,458	13,192
Total Other Expenses	54,458	13,483

Net Loss	$(133,736,082)	$(11,664,212)

The accompanying notes are an integral part of these financial statements

F-5

Atlis Motor Vehicles Inc.

Statement of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020 [As Adjusted]
Cash Flows From Operating Activities
Net Loss	$(133,736,082)	$(11,664,212)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization Expense	89,053	6,317
Stock based compensation	123,245,040	7,304,600
Shares issued for services	186,375	80,394
Forgiveness of Paycheck Protection Program Loan	(92,931)	-
Change in accounting policy impact	-	(195,638)
Write-off of Shareholder Receivable for services	-	(1,000)
Changes in operating assets and liabilities
Change in Prepaid Expenses	(288,422)	(1,843)
Change in Other Receivables	2,938	(2,280)
Change in Accounts Payable	(56,885)	122,788
Change in Accrued Expenses	70,126	94,552
Change in Payroll Liabilities	(554,830)	779,485
Change in Deferred Rent	(12,007)	138,051
Net Cash Flows Used In Operating Activities	(11,147,625)	(3,338,786)
Cash From Investing Activities
Purchase of Fixed Assets	(1,018,788)	(43,739)
Intangibles - Patent	(11,555)	-
Purchase of Security Deposits	(2,544)	(87,677)
Purchase of Vendor Deposits	(37,852)	(58,314)
Net Cash Flows Used In Investing Activities	(1,070,739)	(189,730)
Cash From Financing Activities
Proceeds from Paycheck Protection Program Loan	397,309	92,931
Proceeds from Stock Issuance	14,924,196	3,491,734
Repayment of Loans Payable	-	(18,220)
Net Cash Flows From Financing Activities	15,321,505	3,566,445

Net Increase in Cash	3,103,141	37,931
Cash at Beginning of the Period	42,993	5,064
Cash at the End of Period	$3,146,134	$42,993

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$-	$291
Income Taxes	$800	$12,633

The accompanying notes are an integral part of these financial statements

F-6

Atlis Motor Vehicles Inc.

Statement of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2021 and 2020

	Common Stock						Additional
	Class A		Class C		Class D		Paid-in	Accumulated
	Number	Amount	Number	Amount	Number	Amount	Capital	Deficit	Total
Balance December 31, 2019 (as previously reported)	14,183,208	$1,418					$7,155,345	$(7,384,714)	$(227,951)
Change in Accounting Policy (Note 1)							(4,654,000)	4,849,638	195,638
Balance December 31, 2019 (as adjusted)	14,183,208	$1,418	-	$-	-	$-	$2,501,345	$(2,535,076)	$(32,313)
Net Loss -2020								(11,664,212)	(11,664,212)
Shares issued for services	70,100	7					80,387		80,394
Common Stock issued	591,759	59	-	-	-	-	3,491,735		3,491,794
Stock based compensation							7,304,600		7,304,600
Balance - December 31, 2020	14,845,067	$1,484	-	$-	-	$-	$13,378,066	$(14,199,288)	$(819,738)
Net Loss 2021								(133,736,082)	(133,736,082)
Common Stock issued	1,977,009	197					14,924,196		14,924,393
Series D Stock issued					25,725,370	2,573	-		2,573
Shares issued for services and rent guarantees	32,500	3	5,000	1			186,371		186,375
Founder Class A shares relinquished	(10,000,000)	(1,000)							(1,000)
Stock based compensation expense: employees							122,676,612		122,676,612
Stock based compensation expense: non-employees							568,428		568,428
Balance - December 31, 2021	6,854,576	$684	5,000	$1	25,725,370	$2,573	$151,733,673	$(147,935,370)	$3,801,561

The accompanying notes are an integral part of these financial statements

F-7

Note 1 – Organization and Basis of Presentation

Organization

Atlis Motor Vehicles Inc. (“the Company” or Atlis), based in Arizona, was incorporated in 2016. Atlis is a mobility technology company developing products that will power work. Atlis is developing an electric vehicle technology platform for heavy and light duty work trucks used in the agriculture, service, utility, and construction industries. To meet the towing and payload capabilities of legacy diesel-powered vehicles, Atlis is developing proprietary battery technology and a modular system architecture capable of scaling to meet the specific needs of the all-electric vehicle.

Going Concern

The accompanying financial statements have been prepared on a going concern basis which implies the Company will continue to meet its obligations for the next 12 months as of the date these financial statements are issued.

The Company had an accumulated deficit of $147,935,370 as of December 31, 2021. The Company also had a net loss of $133,736,082 for the year ended December 31, 2021.

On February 11, 2021, the Company received $397,309 in the form of a loan from the Paycheck Protection Program, (see Note 7). The Company also raised an additional $14,924,196 and $3,491,734 from the sale of common stock in 2021 and 2020, respectively. The Company continues to raise capital through stock sales and investment campaigns. The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis.

These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company’s management is addressing this risk by pursuing all available options for funding which includes seeking private investments as well as potentially going public. Our success depends on achieving our strategic and financial objectives. Atlis has spent the past few years developing technology that will electrify work. In 2021, we delivered on our commitment to build and prove out our superior battery technology and to successfully deliver the XT pickup truck prototype. In 2022, we plan to become revenue generating and to secure sufficient funding to execute on our operational milestones. The company will continue to leverage Regulation A+ crowdfunding campaigns to fund operations until significant capitalization occurs.

Change in Accounting Policy

The Company previously valued stock awards  to employees based on a fair market value that was derived from recent arm’s length transactions involving the sale of stock at the time shares were awarded. The Company changed its accounting policy during 2021 to value stock awards based on appraisal of fair market value that considered all available information material to the value of the Company, including the present value of anticipated future cash flows and other relevant factors such as a discount for lack of marketability (“appraisal method”). The same method was used to value awards in prior years. As a result, the company revised the previously recorded share-based compensation expenses based on the use of the appraisal method. Adjustments for previously issued financial statements for the year 2020 have been revised to present the new accounting policy of applying the appraisal method. The impact for the year 2019 was recorded as a prior period adjustment in the year of 2020.

	December 31, 2020
Balance Sheet	As previously reported	Impact of change	As Adjusted

Payroll tax liabilities	$1,376,371	$(763,045)	$613,326
Additional Paid-in Capital	29,769,072	(16,391,006)	13,378,066
Accumulated Deficit	(31,353,337)	17,154,049	(14,199,288)

	December 31, 2020
Statement of Operations	As previously reported	Impact of change	As Adjusted
Employee Stock Based Compensation	18,706,075	$(11,401,475)	$7,304,600
Payroll Taxes	714,917	(567,406)	147,511
Legal and professional	683,332	(335,530)	347,802
Net Loss	(23,968,623)	12,304,411	(11,664,212)

F-8

COVID-19

We have experienced challenges to our business arising from the COVID-19 pandemic and related governmental directives, and we expect to continue facing these challenges for the foreseeable future. COVID-19 crisis has caused and may continue to cause disruptions to our supply chain, including our access to critical raw materials and components, many of which require substantial lead time, or cause a substantial increase in the price of those items. The impact of the COVID-19 pandemic continues to evolve and its ultimate duration, severity and disruption to our business, customers and supply chain, and the related financial impact to us, cannot be accurately forecasted at this time. Should such disruption continue for an extended period, the adverse effect on our business, results of operations, financial condition and/or cash flows could be more severe than previously anticipated.

Basis of Presentation

The Company’s financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP), which requires us to make estimates based on assumptions about current, and for some estimates, future economic and market conditions which affect reported amounts and related disclosures in our financial statements. Although our estimates contemplate current and expected future conditions, it is reasonably possible that actual conditions could differ from our expectations, which could materially affect our results of operations, our financial position and cash flows.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company’s most significant estimates and judgments involve valuation of the Company’s stock-based compensation, including the fair value of common stock. Management bases its estimates on historical experience and on other assumptions believed to be reasonable. Actual results may differ from those estimates.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents.

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents. During the year ended December 31, 2021 and 2020, the Company did not have any cash equivalent balances.

The Company’s cash accounts are held at a high-credit-quality financial institution and are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. From time-to-time, the Company’s bank balances exceed the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institution in which it holds deposits.

 Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification, or ASC 606, the core principle of which is that an entity should recognize revenue to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. The Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

F-9

The Company’s is not currently in production and therefore does not have any revenue as of December 31, 2021 and 2020.

Fair Value of Financial Instruments

The Company accounts for assets and liabilities measured at fair value on a recurring basis in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Additional Disclosures Regarding Fair Value Measurements

The carrying value of cash, accounts payable, and accrued expenses approximate their fair value due to the short-term maturity of these items.

Advertising

The Company uses media networks, including, but not limited to online and social media platforms to build excitement and awareness for the product and brand. In addition, advertising is a primary driver for our Regulation A funding campaigns. Advertising costs for years ended December 31, 2021 and 2020 were $2,677,641 and $397,181 respectively.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC Topic 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Property and Equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. The Company has a capitalization policy of $2,500. All individual asset purchases over $2,500 are capitalized.

Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

F-10

Research and Development Expenses

Research and development costs are charged to operations when incurred and are included in the operating expenses. The amounts for the years ending December 31, 2021 and 2020 are $1,655,365 and $574,483 respectively.

Common Stock

The total number of shares of stock which the Company shall have authority to issue is 96,248,541 shares of Common Stock at $0.0001 par value per share.

The Company is authorized to issue: 54,307,968 shares of Class A Common Stock, one share of Class B Common Stock, 15,000 shares of Class C Common Stock and 41,925,572 shares of Class D Stock.

The Class A Common Stock entitles its holders to one vote per share on matters submitted for stockholder action. As of the date of this Notice, there are 6,854,576 shares of Class A Common Stock outstanding and 46,123,737 options for shares of Class A Common Stock.

The Class B Common Stock is nonvoting stock. The share of Class B Common Stock authorized for issuance is not issued and outstanding.

The Class C Common Stock entitles its holder to one vote per share on matters submitted for stockholder action. The holder of a majority of the Class C Common Stock is entitled to elect a director to the Board. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Class C Common Stock are entitled to receive a per share cash amount equal to $8.24 before any payment is made to the holders of other classes of capital stock. Upon a sale or transfer of Class C Common Stock, the sold or transferred shares shall be converted into an identical number of shares of Class A Common Stock.

In 2021, the Company issued Class D shares of Common Stock. The Class D Stock entitles its holders to 10 votes per share on matters submitted for stockholder action. The shares of Class D Stock are not entitled to receive any dividends or any distribution on a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Class D shares are not convertible, are deemed to have no economic value, and upon a holder’s cessation of service to the Company, such holder shall, on the one-year anniversary of such cessation, surrender to the Company for no consideration all shares of Class D Stock owned by such holder.

The breakdown of common stock outstanding by class is as follows:

		Shares outstanding as of December 31,
	Voting rights	2021	2020
Class A	1 vote per share	6,854,576	14,845,067
Class C	No vote	5,000	-
Class D	10 votes per share	25,725,370	-
		32,584,946	14,845,067

Share-Based Compensation – Stock Options

The Company accounts for stock-based compensation in accordance with ASC Topic 718 (ASC 718), Compensation-Stock Compensation. Under the fair value recognition provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is considered to be the vesting period if service period is not defined.

F-11

On Aug 24, 2021, the Company modified its share-based employee compensation to options-based compensation. In order to ensure consistency across all current and former employees, the Company offered all current and former employees with existing stock grants the option to relinquish their Atlis shares for Atlis options at an average ratio of 6.64 options for every share relinquished. This expense was determined by applying the Black-Scholes model on the third-party appraisal value of the underlying share price for each stock as of August 24, 2021.

Common Stock Awards – Non Employees

The Company granted common stock awards to non-employees in exchange for services provided. We determine the fair value of the stock-based compensation awards granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (i) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (ii) the date at which the counterparty’s performance is complete. The share-based payments related to common stock awards for the settlement of services provided by non-employees is recorded on the statement of operations in the same manner and charged to the same account as if such settlements had been made in cash. The Company granted non-employees 32,500 shares of common stock at an appraisal value of $186,370 during 2021 and 70,100 shares of common stock at an appraisal value of $80,387 during 2020.

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update, or ASU, 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes, or ASC 740. This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021.  The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This guidance will be effective for fiscal years beginning after December 15, 2021 including the interim periods within those fiscal years. Under these provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. All other leases will fall into one of two categories: (i) Financing leases, similar to capital leases, which will require the recognition of an asset and liability, measured at the present value of the lease payments and (ii) Operating leases which will require the recognition of an asset and liability measured at the present value of the lease payments. The Company will adopt this standard on January 1, 2022 and recognize assets and liabilities arising from any leases that meet the requirements under this standard on the adoption date and included qualitative and quantitative disclosures in the Company’s notes to the consolidated financial statements.

Note 3 – Property and Equipment

Assets
	December 31, 2021	December 31, 2020

Office Equipment	$28,414	$28,414
Furniture and Fixtures	35,553	-
Leasehold Improvements	129,860	-
Tools and Plant Equipment	829,899	35,972
Vehicles	59,449	-
	$1,083,175	$64,386

Accumulated Depreciation	103,147	14,576

Net Fixed Assets	$980,028	$49,810

Atlis recorded depreciation and amortization expense related to property and equipment in the amount of $89,053 in 2021 and $6,317 in 2020.

F-12

In accordance with ASC 360-10, the Company evaluated its long-lived assets for potential impairment. We determined that a potential triggering event occurred due to ongoing losses. The company also determined the asset group has not experienced an impairment given that the assets were recently purchased and the estimated useful life of these assets was not impacted.

Note 4 – Intangible Assets

Assets
	December 31, 2021	December 31, 2020

Patents	$11,555	$-

Accumulated Amortization	$481	$-

Net Intangible Assets	$11,074	$-

Atlis recorded amortization expense related to the issuance of a patent number 11.069.945 on July 20, 2021. Amortization of patents is over ten-year period. The amortization amount for 2021 was $481. Patent expense for patents in process are recorded to Prepaid Assets.

Note 5 – Related Party Transactions

Atlis follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. We evaluated our transactions and did not identify any significant related party transactions as of December 31, 2021 and 2020. The note payable to Mark Hanchett at December 31, 2019 was repaid in full on January 15, 2020.

Note 6 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards.

The deferred income tax assets are comprised of the following as of December 31, 2021 and 2020:

	2021	2020
Deferred income tax assets:	$34,912,200	$5,638,610
Valuation allowance	(34,912,200)	(5,638,610)
Net total	$-	$-

At December 31, 2021, the Company had net operating loss carryforwards of approximately $148,000,000 and net operating loss carryforwards through 2037. The current year’s net operating loss will carryforward indefinitely.

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Act”) was enacted into law which significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including a flat corporate tax rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss (“NOL”) carrybacks, future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits beginning in 2018.

The current income tax benefit of approximately $34,912,200 was generated for the year ended December 31, 2021 was offset by an equal increase in the valuation allowance. The valuation allowance was increased due to uncertainties as to the Company’s ability to generate sufficient taxable income to utilize the net operating loss carryforwards which is the only significant component of deferred taxes.

F-13

Reconciliation between the statutory rate and the effective tax rate is as follows as of December 31, 2021 and 2020:

	2021	2020
Effective Tax Rate Reconciliation:

Federal statutory tax rate	21%	21%
State taxes, net of federal benefit	0%	0%
Change in valuation allowance	(21%)	(21%)
Effective Tax Rate	0%	0%

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2021 and 2020 the Company has no unrecognized uncertain tax positions, including interest and penalties.

The Company’s federal income tax returns for tax years ended December 31, 2018 and beyond remain subject to examination by the Internal Revenue Service. The returns for Arizona, the Company’s most significant state tax jurisdiction, remain subject to examination by the Arizona Department of Revenue for tax years ended December 31, 2017 and beyond.

Note 7 – Paycheck Protection Program Loan

On February 11, 2021, Atlis was granted a loan from Washington Federal Bank, in the aggregate amount of $397,309, pursuant to the Paycheck Protection Program (“PPP”). The was granted under the provisions of the second offering of PPP loans by the Small Business Association. The loan, which was in the form of a Note dated February 11, 2021, issued to Atlis, matures February 11, 2026 and bears interest at a rate of 1.0% annually. The Note may be prepaid by the Borrower at any time prior to the maturity with no prepayment penalties. Funds from the loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities and interest on other debit obligations incurred before February 15, 2020. Atlis has used the entire loan amount for qualifying expenses. Subsequently, this PPP note was fully forgiven on April 13, 2022.

On April 30, 2020, Atlis was granted a loan from Washington Federal Bank, in the aggregate amount of $92,931, pursuant to the Paycheck Protection Program (“PPP”) under Division A, Title 1 of the CARES Act, which was enacted March 27, 2020. This PPP note was fully forgiven on July 12, 2021.

Note 8 – Commitments and Contingencies

Lease Obligations and Deferred Rent

Atlis entered into a lease agreement on February 12, 2020 with Majestic Mesa Partners to lease the building located at 1828 North Higley Road in Mesa, Arizona. The Lease term is five years and three months, commencing on April 1, 2020. The lease has graduated payments resulting in Deferred Rent being recorded in the financial statements. The lease terms are as follows:

Lease Term	Base Rent per Month

Lease Months 1 through 7	$14,133.24

Lease Months 8 through 12	$28,266.48

Lease Months 13 through 24	$29,114.47

Lease Months 25 through 36	$29,987.91

Lease Months 37 through 48	$30,887.55

Lease Months 49 through 60	$31,814.17

Lease Months 61 through 63	$32,768.60

F-14

The Company paid $84,799 to Majestic Mesa as a security deposit on the lease of the property.

Legal Proceedings

We are not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceeding threatened against us. From time to time, we may be a party to certain legal or regulatory proceedings in the ordinary course of business. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, we do not expect that any such future proceedings will have a material effect upon our financial condition or results of operations.

Vendor Deposits

Atlis paid $58,312 to Salt River Project (SRP), the Arizona utility company, as a refundable deposit for engineering services for implementation of additional electricity capacity to facilitate the development of Atlis 1.5MW AMV charging capabilities. The Company expects this construction project to begin in 2022.

In 2021, Atlis paid deposits to vendors for new equipment purchases in the amount of $37,853 which was received in 2022.

Payroll Taxes Payable

The Company has payroll tax obligations of $56,729 and $613,326 as of December 31, 2021 and 2020. The Company has recorded a payroll tax liability and expense for the Employee Stock Awards granted in 2021 and 2020 in the amount of $49,860 and $567,406. Atlis is current on its 2021 payroll tax liability obligations and has a credit for overpayment of state income tax withholding to Arizona in the amount of $5,765.

	2021	2020

Federal Payroll Taxes – Excluding Employee Stock Awards	$12,489	$510,063
Federal Payroll Taxes – Employee Stock Awards	48,905	-
State Payroll Taxes	(4,665)	103,263
Total Payroll Taxes Payable	$56,729	$613,326

Contingencies

There are no contingencies recorded on the Company’s balance sheet as of December 31, 2021 and as of December 31, 2020.

Note 9 – Stockholders’ Equity (Deficit)

The Company accounts for stock-based compensation in accordance with ASC Topic 718 (ASC 718), Compensation-Stock Compensation. Under the fair value recognition provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is considered to be the vesting period if service period is not defined.

Prior to and up until 3Q 2021, the Company awarded employees grants in common stock as part of employee compensation, which typically vested over 4 years. Upon vesting, the company recorded employee stock compensation to additional paid-in-capital as the shares were vested but not issued. The share value was calculated based on the most recent funding event. Subsequently, the Company changed its accounting policy to value company shares based on appraisal of fair market value that considered all available information material to the value of the Company, including the present value of anticipated future cash flows and other relevant factors such as a discount for lack of marketability. The same method was applied retrospectively to value stock grant awards in prior years. As a result, the company revised the previously recorded share-based compensation expenses based on the use of the appraisal method.

F-15

On August 24, 2021, the Company offered employees the option to convert their vested stock grants into stock options at weighted average conversion ratio of approximately 6.64 options for every share grant. A condition of the conversion was the relinquishment of all prior awarded stock through the August 24, 2021 conversion date. Although not all, a majority of former and current employees at the time elected to convert their shares to options. The Company accounted for this transaction as a modification as per ASC 718, which resulted in the Company recording $114,579,500 of incremental compensation expense during Fiscal year 2021. The originally vested stock grants were unissued as of the modification date with the exception of 10,000,000 Class A shares held by Mark Hanchett, who subsequently relinquished these on August 24, 2021.

On August 24,2021, the Company issued 25,725,370 Class D stock to the CEO and the President.

Between August 24, 2021 and December 31, 2021, Atlis awarded 578,400 options to new employees, non-employees and to our Director of Board.

We use the Black-Scholes option-pricing method for valuing stock option awards. Calculating the fair value of stock option awards requires the input of subjective assumptions. Other reasonable assumptions could provide differing results. The fair value of stock options at the grant date was determined using the following assumptions as of December 31, 2021.

Fiscal Year Ended
Black-Scholes Valuation Assumptions	December 31, 2021
Expected average life (in years)	7.0
Expected volatility	73.56%
Risk-free interest rates	0.06%
Expected dividend yield	0%

Compensation expense was determined by applying the Black-Scholes model on the appraised value of the underlying share price for each stock on the grant date.

STOCK-BASED COMPENSATION ACTIVITY
	Options Shares	Weighted average exercise price	Weighted average contractual term (in years)		RSUs* Shares	Weighted average grant date fair value
Outstanding at January 1, 2021	-	$-			3,723,841	$2.79
Granted	45,614,206	7.00	7		2,365,388	3.25
Exercised	-	-			-	-
Modified to Options					5,209,672	7.00
Forfeited	467,137	7.00			-	-
Expired	-	-			-	-
Outstanding at December 31, 2021	45,417,069	$7.00	7		1,344,657	-
Exercisable at December 31, 2021	27,375,248	$7.00	6.33	**	-	-

* Class D stock are not included as they have no economic value

** Weighted average contractual term for exercisable stock is the remaining life of the contract term

Note 10 – Subsequent Events

The Company received cash inflows from the stock sales via campaigns and private investors. The current stock campaign via crowd funding is through Fund America. The Company has raised $6,657,066 from January 1, 2022 through May 12,2022 and has issued 492,386 shares of common stock during this period.

Management has evaluated events subsequent to the balance sheet date through May 13, 2022, the date in which the financial statements were available to be issued. It has concluded that there are no additional effects that provide additional evidence about conditions that existed at the balance sheet date that would require recognition in the financial statements or related note disclosures in accordance with FASB ASC 855 Subsequent Events.

F-16

ATLIS MOTOR VEHICLES INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash	$1,414	$3,146
Prepaid expenses and other assets	216	290
Other receivables	32	-
Total current assets	1,662	3,436

Property and equipment, net	1,724	980
Construction in progress	70	-
Intangible assets, net	10	11

Right-of-use assets	874	-
Security deposits	101	90
Vendor deposits	290	96

TOTAL ASSETS	$4,731	$4,613

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,368	$66
Accrued expenses	595	167
Payroll tax liabilities	124	57
Advanced customer deposits	522	-
Paycheck protection program loan	-	397
Current portion of deferred rent	-	22
Current portion of lease liability	485	-
Total current liabilities	3,094	709

Deferred rent	-	104
Lease liability, net of current portion	692	-

Total liabilities	3,786	813
Commitments and contingencies (Note 9)

Stockholders’ equity
Class C Stock, par value $0.0001; 15,000 shares authorized; no shares issued and outstanding at September 30, 2022; 5,000 shares issued and outstanding at December 31, 2021.	-	-
Class D Stock, par value $0.0001; 41,925,572 authorized; 29,775,370 issued and outstanding at September 30, 2022; 25,725,370 issued and outstanding at December 31, 2021.	3	2
Class A Common stock, par value $0.0001; 54,307,968 shares authorized; 9,538,691 issued and outstanding as of September 30, 2022; 6,854,576 issued and outstanding as of December 31, 2021.	1	1
Additional paid-in capital	202,002	151,733
Accumulated deficit	(201,061)	(147,936)

Total stockholders’ equity	945	3,800

Total liabilities and stockholders’ equity	$4,731	$4,613

See accompanying notes to unaudited condensed consolidated financial statements.

F-17

ATLIS MOTOR VEHICLES INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021

Revenue	$		$		$		$

Operating expenses:
Stock based compensation		10,163		81,595		34,370		88,271
General and administrative		3,879		1,658		11,494		4,244
Advertising		1,494		1,028		5,131		2,182
Research and development		670		447		2,536		1,193
Total operating expenses		16,206		84,728		53,531		95,890

Operating loss		(16,206)		(84,728)		(53,531)		(95,890)

Other income (expense):
Paycheck protection program forgiveness		-		-		397
Loss on disposal of property and equipment		-		-		(152)
Interest expense		(5)		-		(5)		-
Other income		63		87		165		48
Total other income		58		87		405		48

Net Loss		$(16,148)		$(84,641)		$(53,126)		$(95,842)

Loss per share, basic		$(2.06)		$(6.59)		$(7.22)		$(6.69)

Weighted average number of common shares outstanding used in computing loss per share:		7,848,640		12,853,502		7,363,248		14,332,128

See accompanying notes to unaudited condensed consolidated financial statements.

F-18

ATLIS MOTOR VEHICLES INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands, except share data)

Three Months Ended September 30, 2022
	Common Stock
	Class A		Class C		Class D
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Securities Receivable	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at June 30, 2022	7,657,322	$1	-	-	28,425,370	$3	$-	$185,449	$(184,913)	$540
Common Stock issued for cash	446,815	-	-	-				6,390		6,390
Shares issued for services and rent guarantees	-	-	-	-				-		-
Series D Stock Issued					1,350,000
Exchange of Class C to Class A
Stock based compensation	1,434,554	-	-	-				10,163		10,163
Net Loss				-			-		(16,148)	(16,148)
Balance at September 30, 2022	9,538,691	$1	-	$-	29,775,370	$3	$-	$202,002	$(201,061)	$945

Three Months Ended September 30, 2021
	Common Stock
	Class A		Class C		Class D
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Securities Receivable	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at June 30, 2021	15,676,631	$2	5,000	$-	-	$-	$-	$25,263	$(25,400)	$(135)
Common Stock issued for cash	2,085,028	-						7,981		7,981
Shares issued for services and rent guarantees	32,500	-						186		186
Stock based compensation	-	-						81,595		81,595
Founder class A shares relinquished	(10,000,000)	(1)								(1)
Series D Stock Issued					24,040,000	2				2
Net Loss				-			-		(84,641)	(84,641)
Balance at September 30, 2021	7,794,159	$1	5,000	$-	24,040,000	$2	$-	$115,025	$(110,041)	$4,987

F-19

ATLIS MOTOR VEHICLES INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands, except share data)

Nine Months Ended September 30, 2022
	Common Stock
	Class A		Class C		Class D
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Securities Receivable	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at December 31, 2021	6,854,576	$1	5,000	$-	25,725,370	$2	$-	$151,734	$(147,935)	$3,802
Common Stock issued for cash	1,172,561	-						15,272		15,272
Shares issued for services and rent guarantees	2,000	-	5,000					10		10

Series D Stock Issued					4,050,000	1				1
Exchange of Class C to Class A	75,000	-	(10,000)					572		572
Stock based compensation	1,434,554	-						34,414		34,414
Net Loss							-		(53,126)	(53,126)
Balance at September 30, 2022	9,538,691	$1	-	$-	29,775,370	$3	$-	$202,002	$(201,061)	$945

Nine Months Ended September 30, 2021
	Common Stock
	Class A		Class C			Class D
	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount	Securities Receivable	Additional Paid-in Capital	Accumulated (Deficit)	Total

Balance at December 31, 2020	14,845,067	$1	-	$		-	$-	$-	$13,378	$(14,199)	$(820)
Common Stock issued for cash	2,916,592	1							13,190		13,190
Shares issued for services and rent guarantees	32,500		5,000		-				186		186
Series D Stock issued						24,040,000	2				2
Founder Class A shares relinquished	(10,000,000)	(1)									(1)
Stock based compensation									88,271		88,271
Net Loss								-		(95,842)	(95,842)
Balance at September 30, 2021	7,794,159	$1	5,000		$-	24,040,000	$2	$-	$115,025	$(110,041)	$4,987

See accompanying notes to unaudited condensed consolidated financial statements.

F-20

ATLIS MOTOR VEHICLES INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(53,126)	$(95,842)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	193	13
Employee stock based compensation	34,370	88,271
Non-employee stock compensation	627	-
Forgiveness of Paycheck Protection Loan	(397)	(93)
Loss on the sale of property and equipment	152	-
Interest expense	5

Changes in assets and liabilities:
Prepaid expenses and other current assets	74	(187)
Other receivables	(32)	3
Accounts payable	1,161	16
Accrued expenses	569	96
Payroll tax liabilities	68	(562)
Capital lease liability	193
Net change in operating lease assets and liabilities	110
Advanced customer deposits	523	-
Deferred rent	(126)	(8)
Security deposits	(11)	(3)
Vendor deposits	(194)	-

Net cash used in operating activities	(15,841)	(8,296)

Cash flows from investing activities:
Purchases of property and equipment	(1,394)	(752)
Addition of intangible assets	-	(26)
Proceeds from sale of property and equipment	230	-

Net cash used in investing activities	(1,164)	(778)

Cash flows from financing activities
Proceeds from stock issuance	15,273	13,377
Proceeds from paycheck protection loan	-	397

Net cash provided by financing activities	15,273	13,774

Net (decrease) increase in cash	(1,732)	4,700
Cash, beginning of period	3,146	43
Cash, end of period	$1,414	$4,743
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$5	$5
Supplemental disclosures of non-cash activity:
Purchases on account related to property and equipment	$193	$-
Incremental expense on Class C to Class A stock exchange	$572	$186

See accompanying notes to unaudited condensed consolidated financial statements.

F-21

ATLIS MOTOR VEHICLES INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

Organization

ATLIS Motor Vehicles Inc. (the “Company” or “ATLIS”), a Delaware corporation based in Mesa, Arizona, was incorporated in 2016. ATLIS is a vertically integrated, electric vehicle technology ecosystem company committed to electrifying vehicles and equipment for Work. The Company is developing three products to meet the needs of our target customer, proprietary AMV battery cell and pack technology, a modular and scalable electric powered platform and an electric pickup truck. The AMV battery technology is the core of the Company’s hardware platform and is designed to be capable of charging a full-size pickup in less than 15 minutes.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements are presented on the same basis as the Company’s Annual Report on Form 1-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC") on May 16, 2022 (“2021 Form 1-K") pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Company has made its disclosures in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation with respect to interim financial statements, have been included. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto in the 2021 Form 1-K.

References to amounts in the consolidated financial statement sections are in thousands, except share and per share data, unless otherwise specified.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the nine month period ended September 30, 2022, the Company incurred a net loss of $53 million and had net cash flows used in operating activities of $16 million. On September 30, 2022, the Company had $1.4 million in cash and an accumulated deficit of $201 million.

During the quarter, the Company continued to raise capital through stock sales and investment campaigns. In the nine months ended September 30, 2022, the Company raised $15.3 million from the sale of common stock through its Regulation A+ offering and other crowd funding campaigns. The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date these financial statements are issued. Company management is addressing this risk by pursuing all available options for funding including accessing the public markets through public listing. On September 27, 2022, the Company registered its regulation A shares with the SEC and listed on the NASDAQ Stock Market LLC under the ticker symbol “AMV”. Additionally, as disclosed in Note 12, on November 3, 2022 the Company entered into a Securities Purchase Agreement with certain institutional investors for gross proceeds of up to $27 million, Senior Secured Original Issue 10% Discount Convertible Promissory Notes in the aggregate principal amount of up to $30 million and warrants to purchase a number of shares of the Company’s Class A common stock equal to 30% of the face value of the Notes divided by the volume weighted average price, in three tranches. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including acquiring capital through public markets.

F-22

Change in Accounting Policy

The Company has opted for an effective adoption date of January 1, 2022 for the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. As a result of implementation, the Company recorded a right of use asset, current portion of lease liability and lease liability, net of current portion in the amounts of $874 thousand, $338 thousand and $646 thousand, in the unaudited condensed consolidated balance sheets at September 30, 2022. See Note 8 for more information.

2.	Recent Accounting Pronouncements and Summary of Significant Accounting Policies

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (“ASC 740”). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021.  The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted.  The Company does not expect this update to have a material impact on its consolidated financial statements.

The Company has reviewed all recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a material impact on its consolidated financial statements.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or results of operations may be affected.

Segment Reporting

The Company evaluated segment reporting in accordance with Accounting Standards Codification 280 – Segment Reporting (“ASC 280”) and concluded that ATLIS is comprised of one operating segment. The Company reports segment information based on the operating results regularly reviewed by the chief operating decision maker to make decisions about resource allocation and the performance of the business.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents.

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

The Company’s cash and cash equivalents accounts are held at a financial institution and are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 thousand. From time-to-time, the Company’s bank balances exceed the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institution in which it holds deposits.

Advertising

The Company began utilizing media networks, including, but not limited to online and social media presence to build awareness for the product and brand. Advertising costs for the three and nine months ended September 30, 2022 were $1.5 million and $5.1 million, respectively. Advertising costs for the three and nine months ended September 30, 2021 were $1.0 million and $2.2 million, respectively.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC 740. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, but no less than quarterly, to reduce deferred tax assets to the amounts expected to be realized.

F-23

Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such facts and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. There were no impairment charges for the three or nine months ended September 30, 2022.

Research and Development Expenses

Research and development costs are charged to operations when incurred and are included in Operating expenses on the unaudited condensed consolidated statements of operations. The Company recorded $670 thousand and $2.5 million in Research and development expenses for the three and nine month periods ending September 30, 2022, respectively. The Company recorded research and development expenses of $477 thousand and $1.2 million for the three and nine month periods ending September 30, 2021, respectively.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation. Under the fair value recognition provisions of this topic, stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period.

The Company uses the Black-Scholes option-pricing method for valuing stock option awards. Calculating the fair value of stock option awards requires the input of subjective assumptions. Other reasonable assumptions could have a material impact on the Company’s stock based compensation expense and therefore, its operational results.

3.	Property and Equipment

Property and equipment consist of the following (in thousands):

	September 30, 2022	December 31, 2021

Leasehold improvements	$130	$130
Office equipment	98	64
Tools and plant equipment	1,629	830
Vehicles	70	59

Less—Accumulated depreciation	(203)	(103)
Property and equipment, net	$1,724	$980

Depreciation expense for the three months ended September 30, 2022 and September 30, 2021 was $77 thousand and $5 thousand, respectively. Depreciation expense for the nine months ended September 30, 2022 and September 30, 2021 was $251 thousand $12 thousand, respectively. Property and equipment includes tools and plant equipment obtained under capital lease in the amount of $240 thousand. The equipment is being depreciated over 5 years. The capital lease was entered into on July 1, 2022 and is payable over 18 months at 7% interest with monthly installments of $14 thousand. The company had an outstanding balance of $193 thousand on the capital lease at September 30, 2022

F-24

4.	Intangible Assets

Intangible assets consist of the following (in thousands):

	September 30, 2022	December 31, 2021
Patents	$12	$12
Less—Accumulated amortization	(2)	(1)
Intangible assets, net	$10	$11

The Company recorded amortization expense related to patent number 11.069.945 on July 20, 2021. The Company amortizes patents using the straight-line method over the estimated useful life of the patent, which is ten 10 years. The Company recorded amortization expense of $ and $1 thousand during the three and nine months ended September 30, 2022, respectively. The Company recorded amortization expense of $1 thousand for the three and nine months ended September 30, 2021. Patent expense for patents in process are recorded to Prepaid and other assets.

5.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

At December 31, 2021, the Company had net operating loss carryforwards of approximately $31.4 million which will carryforward through 2037. The Company’s current year net operating loss will carryforward indefinitely.

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 ("Tax Act") was enacted into law which significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including a flat corporate tax rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss ("NOL") carrybacks, future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits beginning in 2018.

The Company generated an income tax benefit of $14.6 million for the nine months ended September 30, 2022. The Company has increased its valuation allowance accordingly as the Company's ability to generate sufficient taxable income to utilize its net operating loss carryforwards is uncertain. The Company’s deferred tax balances primarily consist of its operating loss carryforwards.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. At September 30, 2022 and 2021 the Company did not have any unrecognized uncertain tax positions or any associated interest and penalties.

6.	Paycheck Protection Program Loan

On February 11, 2021, The Company was granted a loan from Washington Federal Bank, in the aggregate amount of $397 thousand, pursuant to the Paycheck Protection Program (“PPP”). The loan was granted under the provisions of the second offering of PPP loans by the Small Business Association. The loan, which was in the form of a Note dated February 11, 2021, issued to the Company, was to mature February 11, 2026 and bore an interest at a rate of 1.0% annually. The Note was allowed to be prepaid by the Borrower at any time prior to the maturity with no prepayment penalties. Funds from the loan were to only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities and interest on other debit obligations incurred before February 15, 2020. On April 13, 2022, the Company received notice that the note was fully forgiven. As a result, the Company recorded Other income in the amount of $397 thousand in its unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2022.

On April 30, 2020, The Company was granted a loan from Washington Federal Bank, in the aggregate amount of $93 thousand, pursuant to the PPP under Division A, Title 1 of the CARES Act, which was enacted March 27, 2020. This PPP note was fully forgiven on July 12, 2021.

F-25

7.	Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding shares Class D common stock as these shares do not participate in the earnings of the Company. For the three and nine months ended September 30, 2022, and 2021, respectively, the Company’s basic and diluted net loss per share were the same because the Company generated a net loss for each period and potentially dilutive securities are excluded from diluted net loss per share as a result of their anti-dilutive impact. The Company’s basic net loss per share was $2.06 and $7.22 for the three and nine months ended September 30, 2022, respectively. The Company’s basic net loss per share for the three and nine months ended September 30, 2021 was $6.59 and $6.69, respectively.

8.	Leases

The Company adopted ASC 842, Leases (“ASC 842”), on January 1, 2022. Consequently, financial information has not been updated for dates and periods before this date. Additionally, the Company chose to elect certain relief options offered in ASC 842 including the package of practical expedients, the option to account for separate lease and non-lease components as a single unit, and the option to exclude right-of-use assets and lease liabilities that arise from short term leases (i.e. leases with terms of twelve months or less). Under ASC 842, the Company determines if an arrangement is a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date of the lease based on the present value of lease payments over the lease term. The Company’s lease consists of mixed-use office and warehouse space in Mesa, Arizona. The Company’s lease evaluation may include options to terminate the lease when it is reasonably certain that the Company will exercise such options. When readily determinable, the Company uses the implicit rate in determining the present value of lease payments. The ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for amortization of the ROU asset is recognized on a straight-line basis over the lease term. The Company’s lease agreements do not contain any material residual value guarantees, material restrictions or covenants. The Company had a weighted average remaining lease term of 5 years and a weighted average discount rate of 3.25%, which was determined based on the United States Prime borrowing rate at the lease commencement date, as the rate implicit in the lease was not readily determinable.

The Company’s aggregate lease maturities as of September 30, 2022, are as follows (in thousands):

Year
2022 (remaining 3 months)	$90
2023	368
2024	379
2025	194
Total minimum lease payments	1,031
Less imputed interest	(47)
Total operating lease liabilities	$984

The Company entered into a capital lease agreement on July 1, 2022, with a vendor to purchase equipment to be used in research and development. The terms of the note are 18 months at 7% interest payable in monthly installments of $14 thousand. The Company recorded a total of $193 thousand in the Lease liabilities line items in the condensed consolidated balance sheets at September 30, 2022 in relation to this agreement.

9.	Commitments and Contingencies

Legal Proceedings

The Company is not currently subject to any material legal proceedings, nor, to the Company’s knowledge, are any material legal proceedings threatened against the Company. From time to time, the Company may be a party to certain legal or regulatory proceedings in the ordinary course of business. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, management does not expect that any such future proceedings will have a material effect on the Company’s financial condition or results of operations.

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10.	Select Balance Sheet Accounts

Vendor Deposits

During 2021, the Company paid $60 thousand to Salt River Project, an Arizona utility company, as a refundable deposit for engineering services for implementation of additional electricity capacity to facilitate the development of the Company’s 1.5MW charging capabilities. Additionally, the Company recorded a total of $30 thousand in 2021 for deposits on equipment purchases to be delivered at future dates. At September 30, 2022 the company had total Vendor deposits of $290 thousand. The company had $100 thousand in Vendor deposits at December 31, 2021. Vendor deposits made during the period ended September 30, 2022 consisted of $200 thousand in deposits on battery testing equipment and miscellaneous other machinery and equipment.

Advanced Customer Deposits

The Company defers the recognition of revenue when cash payments are received or due in advance of satisfying the Company’s performance obligations, including amounts which are refundable. As of September 30, 2022 the Advanced customer deposit balance of $522 thousand relates entirely to a customer order for Platform prototypes to be produced and delivered at a later date.

11.	Stock Based Compensation and Common Stock

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, (“ASC 718”). Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period.

Prior to and up until the quarter ended September 30, 2021, the Company awarded employees grants in common stock as part of employee compensation, which typically vested over four years. Upon vesting, the company recorded employee stock compensation to additional paid-in-capital as the shares were vested but not issued. The share value was calculated based on the most recent funding event. Subsequently, the Company changed its accounting policy to value company shares based on appraisal of fair market value that considered all available information material to the value of the Company, including the present value of anticipated future cash flows and other relevant factors such as a discount for lack of marketability. The same method was applied retrospectively to value stock grant awards in prior years. As a result, the company revised the previously recorded share-based compensation expenses based on the use of the appraisal method.

On August 24, 2021, the Company offered employees the option to convert their vested stock grants into stock options at weighted average conversion ratio of approximately 6.64 options for every share grant. A condition of the conversion was the relinquishment of all prior awarded stock through the August 24, 2021 conversion date. Although not all, a majority of former and current employees at the time elected to convert their shares to options. The Company accounted for this transaction as a modification as per ASC 718. As a result, the company recorded approximately $115 million of incremental compensation expense as of December 31, 2021. The originally vested stock grants were unissued as of the modification date with the exception of 10,000,000 Class A shares held by the Company’s Chief Executive Officer, who subsequently relinquished these on August 24, 2021.

On August 24,2021, the Company issued 25,725,370 Class D stock to the Company’s Chief Executive Officer and the President.

Between August 24, 2021 and December 31, 2021, the Company awarded 578,400 stock options to new employees, non-employees and to our Board of Directors.

On June 17, 2022, the Company agreed with a third party who provided a rent guarantee to the Company’s landlord on the Company’s building in Mesa, Arizona to exchange 75,000 shares of Class A common stock for 10,000 shares of Class C common stock. The Company recorded General and Administrative expenses of $572 thousand on the Company’s Unaudited Condensed Consolidated Statements of operations for the three months ended June 30, 2022 resulting from consideration provided for the loss of perquisites afforded to the Class C shareholder.

In the nine months ended September 30, 2022, the Company granted 714,043 stock options to new employees, non-employees and to our Board of Directors. 4,687,518 stock options vested during the nine months ended September 30, 2022.

The Company recorded $10.2 million and $34.4 million in stock based compensation expense for the three and nine month periods ended September 30, 2022, respectively. The Company recorded stock based compensation expense of $81.6 million and $88.3 million for the three and nine month periods ended September 30, 2021, respectively.

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The Company uses the Black-Scholes option-pricing method for valuing stock option awards. Calculating the fair value of stock option awards requires the input of subjective assumptions. Other reasonable assumptions could provide differing results. The fair value of stock options at the grant date was determined using the following assumptions for the three and nine months ended September 30, 2022 and 2021, respectively.

	Three and Nine months ended September 30,
	2022	2021

Expected average life (years)	7.0	7.0
Expected volatility	75.33%	73.56%
Risk-free interest rate	1.65%	0.06%
Expected dividend yield	0%	0%

Compensation expense was determined by applying the Black-Scholes model on the appraised value of the underlying share price for each stock on the grant date.

A summary of the Company’s outstanding stock options and restricted stock units (“RSU”) as of September 30, 2022, and changes during the nine months then ended is presented below:

	Options			RSUs
	Shares	Weighted average exercise price	Weighted average contractual term (in years)	Shares	Weighted average grant date fair value
Outstanding, December 31, 2021	45,466,295	$7.00	7	1,344,657	$-
Granted	782,605		7	110,000	7.00
Exercised	-	-		-	-
Forfeited	(585,162)	7.00		(7,456)	-
Shares issued	-			(1,278,858)
Unissued shares converted to options	78,343			(78,343)
Expired	-	-		-	-
Outstanding, September 30, 2022	45,742,081	$7.00	7	90,000	7.00
Exercisable, September 30, 2022	31,961,690	$7.00	7	-	-

Common Stock

The total number of shares of common stock the Company has authority to issue is 96,248,541 at $0.0001 par value per share.

In 2021 and 2022, the Company issued Class D shares of Common Stock. These shares are not traded openly or available for sale to the public. Class D shares are offered only to the President and the Chief Executive Officer of the Company. Each class D share of common stock is granted ten votes compared to Class A shares of common stock which are granted one vote per share. The shares of Class D Stock are not entitled to receive any dividends or any distribution on a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Class D shares are not convertible, are deemed to have no economic value, and upon a holder’s cessation of service to the Company, such holder shall, on the one-year anniversary of such cessation, surrender to the Company for no consideration all shares of Class D Stock owned by such holder. Class D stock were issued to the Chief Executive Officer and President in the amount of 29,775,370 shares as of September 30, 2022.

The breakdown of common stock by class at September 30, 2022 and December 31, 2021 were as follows:

	September 30, 2022	December 31, 2021

Class A	9,538,691	6,854,576
Class C	-	5,000
Class D	29,775,370	25,725,370
Total Shares Outstanding	39,314,061	32,584,946

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12.	Subsequent Events

As previously disclosed in a Current Report on Form 8-K filed with the SEC on November 4, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors the “Investors”), pursuant to which the Company agreed to issue to the Investors, for gross proceeds of up to $27 million Senior Secured Original Issue 10% Discount Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of up to $30 million and warrants (the “Warrants”) to purchase a number of shares of the Company’s Class A common stock (the “Warrant Shares”) equal to 30% of the face value of the Notes divided by the volume weighted average price, in three tranches. The Purchase Agreement contains customary representations and warranties by the Company and customary conditions to closing.

Under the first tranche of funding, which closed upon signing of the Purchase Agreement, for gross proceeds of $9 million the Company issued Notes to the Investors in the aggregate principal amount of $10 million and Warrants to purchase up to an aggregate of 231,312 Warrant Shares.  Upon the third trading day following the effectiveness of the Registration Statement, and subject to the satisfaction of certain conditions, a second tranche of funding will be provided by the Investors in the aggregate principal amount of $10 million for gross proceeds to the Company of $9 million. Upon the thirtieth trading day following the closing of the second tranche of funding, and subject to the satisfaction of certain conditions, a third tranche of funding will be provided by the Investors in the aggregate principal amount of $10 million for gross proceeds to the Company of $9 million. Such additional principal amounts, if funded, will be added to the principal amount of the Notes, and the Investors will be entitled to receive additional Warrants to purchase Warrant Shares equal to 30% of the face value of the Notes divided by the volume weighted average price.

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Up to 6,451,613 Units

(each Unit consists of One Share of Class A Common Stock or

One Pre-Funded Warrant to Purchase One Share of Class A Common Stock,

0.65 Series A Warrant to Purchase 0.65 Shares of Class A Common Stock and

0.65 Series B Warrant to Purchase 0.75 Shares of Class A Common Stock)

Atlis Motor Vehicles Inc.

Maxim Group LLC

, 2023.

Until            , 2023 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as Placement Agent and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses payable by us in connection with the registration of the securities of Atlis Motor Vehicles being registered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$5,290
FINRA filing fee	650
Accounting fees and expenses	30,000
Legal fees and expenses	500,000
Printing and engraving expenses	5,000
Transfer agent and registrar fees	40,000
Miscellaneous	5,000
Total	$585,940

Item 14.         Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Atlis Motor Vehicles’ A&R Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Atlis Motor Vehicles’ A&R Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. Further, Atlis Motor Vehicles’ A&R Bylaws permit Atlis Motor Vehicles to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions regardless of whether Delaware law would permit indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgement in some circumstances and insures the Company against the Company’s obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In addition, Atlis Motor Vehicles has entered into indemnification agreements with each of its directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.         Recent Sales of Unregistered Securities.

Regulation D Offering

During the past three years, Atlis Motor Vehicles issued an aggregate of 280,195 shares of Class A common stock to various investors at a weighted average share price of $9.04 per share for aggregate proceeds of $2,532,761, under the Company’s Regulation D funding campaign.

Regulation A Offering

During the past three years, Atlis Motor Vehicles issued an aggregate of 1,665,996 shares of Class A common stock to various investors at a weighted average share price of $7.63, 871,938 shares of Class A common stock at a weighted average share price of $16.64 and 143,864 bonus shares of Class A common stock issued at a weighted average share price of $0, for aggregate gross proceeds of $14,506,595, under the terms of the Regulation A offering which became qualified on September 23, 2022.

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Private Placement

On November 3, 2022, the Company entered into the Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (collectively, the “Investors”), pursuant to which it agreed to issue to the Investors, for gross proceeds of up to $27,000,000, Senior Secured Original Issue 10% Discount Convertible Promissory Notes (the “notes”) in the aggregate principal amount of up to $30,000,000 and warrants to purchase a number of shares of the Company’s Class A common stock equal to 30% of the face value of the notes divided by the volume weighted average price, in three tranches.

Under the first tranche of funding, which closed upon signing of the Purchase Agreement, for gross proceeds of $9,000,000, the Company issued notes to the Investors in the aggregate principal amount of $10,000,000 (the “First Tranche Notes”) and warrants to purchase up to an aggregate of 231,312 shares of the Company’s Class A common stock (the “First Tranche Warrants”).

On January 5, 2023, the Company entered into an amendment (the “Amendment”) to the Purchase Agreement with each Investor, pursuant to which the Company and each Investor agreed, among other things, to amend the terms and conditions of the second tranche of funding and terminate the third tranche of funding contemplated under the Purchase Agreement.

The Amendment provides that, with respect to the second tranche of funding, at any time prior to the earlier to occur of (x) April 30, 2024 and (y) the twentieth (20th) trading day following the effectiveness of the resale registration statement covering the resale of all of the shares of the Company’s Class A common stock issuable under the first tranche of funding, each Investor shall have the right, severally and not jointly, to purchase a base allocation of $5.0 million in notes and warrants to purchase a number of shares of the Company’s Class A common stock equal to 30% of the face value of the notes divided by the volume weighted average price at one or more closings (with a total base allocation of $10.0 million, in the aggregate, for all Investors) and, solely with respect to the initial closing, up to an additional $5.0 million in additional notes and related warrants pursuant to oversubscription rights, to the extent then available. In connection with the Amendment, the Company also issued top-up warrants to the Investors to purchase up to an aggregate of 537,960 shares of the Company’s Class A common stock (the “Top-Up Warrants”).

On January 27, 2023, the Investors elected to purchase notes and warrants pursuant to the second tranche of funding. Under the second tranche of funding, which closed on January 31, 2023, for gross proceeds of $9,000,000, we issued notes to the Investors in the aggregate principal amount of $10,000,000 (the “Second Tranche Notes”) and warrants to purchase up to an aggregate of 942,034 shares of our Class A common stock (the “Second Tranche Warrants”).

A registration statement registering the resale of the shares of Class A common stock issuable upon the conversion of the First Tranche Notes and exercise of the First Tranche Warrants went effective on January 20, 2023. A registration statement registering the resale of the shares of Class A common stock issuable upon the conversion of the Second Tranche Notes and exercise of the Second Tranche Warrants and the Top-Up Warrants went effective on February 9, 2023.  As of February 9, 2023, there was an aggregate of $21,250,000 of notes outstanding and 2,111,932 warrants outstanding.

The notes mature 24 months after issuance, do not initially bear any interest and are convertible into shares of the Company’s Class A common stock at an initial conversion price equal to the lesser of $15.00 per share of Class A common stock or 92.5% of the average of the three lowest daily volume weighted average prices of the Class A common stock during the ten trading days immediately preceding the notice of voluntary conversion of the notes, subject to adjustment as further specified in the notes. The notes will be fully repayable in cash upon maturity. In addition, the Investors have the option of prepaying up to 20% of the issuance amount of a subsequent financing.

The warrants are exercisable at an initial exercise price equal to the lesser of $15.00 per share or 92.5% of the average of the three lowest daily volume weighted average prices of the Class A common stock during the ten trading days immediately preceding the notice of exercise, subject to adjustment. The warrants carry a 5-year term and, if not exercised, will terminate.

The securities were issued and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder since, among other things, the issuance was made without any public solicitation to a limited number of accredited investors and/or qualified institutional buyers and were acquired for investment purposes only.

Item 16.         Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which is hereby incorporated by reference.

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Item 17.         Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-4

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Placement Agency Agreement.

3.1	Certificate of Incorporation of Atlis Motor Vehicles Inc., dated November 9, 2016 (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.2	Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated December 29, 2017 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.3	Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated October 1, 2019 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.4	Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated January 22, 2020 (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.5	Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated January 24, 2022 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.6	Certificate of Validation of Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated April 14, 2022 (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.7	Certificate of Validation of Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated April 14, 2022 (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.8	Certificate of Validation of Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated April 14, 2022 (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.9	Certificate of Validation of Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated April 14, 2022 (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.10	Certificate of Validation of Certificate of Amendment of Certificate of Incorporation of Atlis Motor Vehicles Inc., dated April 14, 2022 (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022).

3.11	Amended and Restated Bylaws of Atlis Motor Vehicles Inc. (incorporated by reference to Exhibit 4.11 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 9, 2022)

4.1	Form of Senior Secured Original Issue 10% Discount Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

4.3*	Form of Warrant Agency Agreement.

4.4*	Form of Series A and Series B Class A Common Stock Purchase Warrant.

4.5*	Form of Pre-Funded Warrant.

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5.1*	Opinion of Winston & Strawn LLP as to the validity of the securities being registered.

10.1+	Board of Directors Agreement, dated November 11, 2022, between the Company and Britt Ide (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

10.2+	Board of Directors Agreement, dated November 11, 2022, between the Company and Caryn Nightengale (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

10.3+	2021 Compensation Letter of Mark Hanchett (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

10.4+	2021 Compensation Letter of Annie Pratt (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

10.5+	2022 Offer Letter of Apoorv Dwivedi (incorporated by reference to Exhibit 10.5 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on January 17, 2023).

10.6†	Amended Collaboration Agreement, dated July 28, 2022, between the Company and Australian Manufactured Vehicles (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

10.7	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

10.8	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

10.9	Form of Amendment No. 1 to Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2023).

10.10	Form of Securities Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

10.11	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

10.12	Form of Amendment No. 1 to Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2023).

10.13*	Form of Securities Purchase Agreement.

21.1	List of Subsidiaries of Atlis Motor Vehicles Inc (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

23.1*	Consent of Prager Metis CPAs LLP, independent registered public accounting firm for Atlis Motor Vehicles Inc.

23.2*	Consent of Winston & Strawn LLP (included as part of its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement on Form S-1).

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

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104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107*	Filing Fee Table

+ Management contract or compensatory plan or arrangement.

† Portions of the exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish a supplemental copy with any omitted information to the SEC upon request.

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mesa, State of Arizona, on February 10, 2023.

ATLIS MOTOR VEHICLES INC.

By:	/s/ Mark Hanchett
Mark Hanchett
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Hanchett and Annie Pratt and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 10, 2023.

Signatures	Title

/s Mark Hanchett	Chief Executive Officer and Chairman
Mark Hanchett	(Principal Executive Officer)

/s/ Apoorv Dwivedi	Chief Financial Officer
Apoorv Dwivedi	(Principal Financial and Accounting Officer)

/s/ Annie Pratt	President and Director
Annie Pratt

/s/ Britt Ide	Director
Britt Ide

/s/ Caryn Nightengale	Director
Caryn Nightengale

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